UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

EMRISE CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐          No fee required.

☒           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction: $22,000,000

(5)           Total fee paid: $4,400

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED APRIL 10, 2015

EMRISE CORPORATION
2530 Meridian Parkway
Durham, North Carolina 27713

[•], 2015

Dear Fellow Stockholders:

It is our pleasure to invite you to a special meeting of the stockholders of EMRISE Corporation (the “Company”) to be held on [•], 2015 at [•], local time, at [•].

At the special meeting, you will be asked to consider and vote upon (i) a proposal to approve the sale of all of the outstanding capital stock of EMRISE Electronics Ltd. (“EEL”), which constitutes our electronic devices business unit (the “Transaction”), pursuant to a stock purchase agreement with DDC (United Kingdom) Limited dated March 22, 2015 (the “Purchase Agreement”), (ii) a proposal to approve the voluntary dissolution and liquidation of the Company pursuant to a Plan of Dissolution (the “Plan of Dissolution”) and (iii) a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Transaction.

The sale of EEL, as contemplated by the Purchase Agreement, is conditioned upon receiving approval from our stockholders, and such approval may also be required under Delaware law as the sale of EEL, which accounted for 68% of our revenues in 2013 and 2014, may constitute a sale of substantially all of the assets of the Company.  The proposals to sell all of the outstanding capital stock of EEL pursuant to the Purchase Agreement and to approve the subsequent dissolution and liquidation of the Company pursuant to the Plan of Dissolution require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Therefore, it is very important that your shares be represented and voted at the meeting.

The Transaction contemplated by the Purchase Agreement is the result of a broad review of strategic alternatives by our Board of Directors (the “Board”). As part of its review, the Board retained Headwaters BD, LLC (“Headwaters”) to provide an opinion regarding the fairness of the consideration to be received by the Company, from a financial point of view, to the Company, pursuant to the Transaction. Headwaters has provided the Board with its opinion that as of February 26, 2015 and March 21, 2015, the consideration to be received by the Company pursuant to the Transaction is fair, from a financial point of view, to the Company.

The Transaction is not conditioned upon the stockholders approving the Plan of Dissolution. The effectiveness of the Plan of Dissolution, however, is conditioned on the consummation of the Transaction. Stockholders do not have dissenters’ rights of appraisal in connection with the Transaction or the Plan of Dissolution.

If the stockholders approve the Transaction and the Plan of Dissolution, the Company intends to file a Certificate of Dissolution with the Delaware Secretary of State as soon as practicable following the closing of the Transaction. Upon the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State, the winding up, liquidation and dissolution of the Company pursuant to the Plan of Dissolution will commence. From and after the end of trading on the date the Company files a Certificate of Dissolution with the Delaware Secretary of State, the Company will close its stock transfer books, after which it will not be possible for stockholders to trade our stock.

The Company plans to distribute, in an initial distribution (with potential subsequent distributions thereafter), cash from the Transaction, subject to a contingency reserve for remaining costs and liabilities, after the filing of a Certificate of Dissolution with the Delaware Secretary of State. The amount and timing of the distributions to stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution. On the bases described in the accompanying proxy statement, the Board anticipates that the amount of the initial distribution to stockholders from the Transaction will be approximately $[   ] to $[     ] per share of Company common stock.  Subsequent distributions from the sale of the Company’s remaining assets, including the sale of our communications equipment business unit, will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Dissolution.  However, there can be no assurance as to the timing and amount of distributions to our stockholders, even if all of our remaining assets are sold, because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions.

The enclosed proxy statement provides you with detailed information about the special meeting and the proposed transactions.  In particular, please review the matters referred to under “Risk Factors” starting on page [   ] for a discussion of the risks related to the Transaction and the liquidation and dissolution of the Company. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety.  You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission, which are available without charge through the Securities and Exchange Commission’s website at http://www.sec.gov.

Your vote is extremely important, regardless of the number of shares you own.  Whether or not you plan to attend the special meeting, we ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, or submit your proxy by telephone or over the internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card.  If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee.

The Company’s Board of Directors has unanimously approved the Transaction pursuant to the Purchase Agreement and the dissolution of the Company pursuant to the Plan of Dissolution, in each case as being in the best interests of the Company and its stockholders.  The Board recommends that you vote “FOR” each of these proposals and “FOR” the adjournment proposal, if any.

If you have any questions about the proposed transactions or about how to vote your shares, please contact our proxy solicitor, Georgeson Inc., toll-free at (888) 661-5651, or our investor relations firm, Allen & Caron Inc., at (949) 474-4300.

The Company’s Board of Directors appreciates your continuing support and urges you to vote “FOR” each of the proposals today.

Sincerely,

/s/ Carmine T. Oliva

Carmine T. Oliva
Chairman of the Board and Chief Executive Officer

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED APRIL 10, 2015

EMRISE CORPORATION
2530 Meridian Parkway
Durham, North Carolina 27713

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2015

To our Stockholders:

Notice is hereby given that a special meeting of the stockholders of EMRISE Corporation (the “Company”) will be held on [•], 2015 at [•], local time, at [•].  At the special meeting or any postponement, adjournment or delay thereof (the “Special Meeting”), you will be asked to consider and vote upon the following proposals:

1.
to approve the sale of all of the outstanding capital stock of EMRISE Electronics Ltd. (“EEL”), which constitutes our electronic devices business unit (the “Transaction”), pursuant to that certain Stock Purchase Agreement, dated March 22, 2015, by and among DDC (United Kingdom) Limited, EEL and the Company (the “Purchase Agreement”);

2.	to approve the voluntary dissolution and liquidation of the Company (the “Dissolution”) pursuant to a Plan of Dissolution (the “Plan of Dissolution”);

3.
to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies only in the event that there are not sufficient votes at the time of the Special Meeting to approve the Transaction; and

4.	to transact such other business as may properly come before the Special Meeting.

The Transaction is not conditioned upon the stockholders approving the Plan of Dissolution. The effectiveness of the Plan of Dissolution, however, is conditioned on the consummation of the Transaction.

THE BOARD OF DIRECTORS HAS APPROVED THE PURCHASE AGREEMENT AND THE PLAN OF DISSOLUTION AND RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE TRANSACTION PURSUANT TO THE PURCHASE AGREEMENT, “FOR” THE PROPOSAL TO APPROVE THE DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION AND “FOR” THE ADJOURNMENT PROPOSAL, IF ANY.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Transaction and the Dissolution.  Therefore, it is very important that your shares be represented and voted at the meeting.  Approval of the adjournment proposal requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposals to approve the Transaction pursuant to the Purchase Agreement and the Dissolution pursuant to the Plan of Dissolution, but will not have an effect on the adjournment proposal.  If you hold your shares through a bank, broker or other nominee (in “street name”), the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposals to approve the Transaction and the Dissolution, but will not have an effect on the adjournment proposal.

Only stockholders of record at the close of business on [•], 2015 are entitled to notice of and to vote at the Special Meeting.  The accompanying proxy statement and proxy card for the Special Meeting are first being mailed to stockholders on or about [•], 2015.

i

Your vote is extremely important, regardless of the number of shares you own.  Whether or not you plan to attend the Special Meeting, we ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, or submit your proxy by telephone or over the internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name or bring an account statement or letter from the nominee indicating your beneficial ownership as of the record date.

The proxy statement accompanying this notice provides a more complete description of the matters to be acted upon at the Special Meeting.  We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety.

If you have any questions about the proposed transactions or about how to vote your shares, please contact our proxy solicitor, Georgeson Inc., toll-free at (888) 661-5651, or our investor relations firm, Allen & Caron Inc., at (949) 474-4300.

By order of the Board of Directors,

/s/ Timothy J. Blades

Timothy J. Blades Chief Financial Officer, Treasurer and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held [             ], 2015

This Notice and accompanying Proxy Statement and Proxy Card are available at:
[                     ]

SUBMISSION OF STOCKHOLDERS PROPOSALS	75

OTHER MATTERS	75

HOUSEHOLDING OF PROXY MATERIALS	75

WHERE YOU CAN FIND ADDITIONAL INFORMATION	76

ANNEX A	Purchase Agreement, dated March 22, 2015, by and among DDC (United Kingdom) Limited, EMRISE Electronics Ltd. and EMRISE Corporation

ANNEX B	Plan of Dissolution of EMRISE Corporation

ANNEX C	Opinion of Headwaters BD, LLC, dated February 26, 2015 and reaffirmed on March 21, 2015

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED APRIL 10, 2015

EMRISE CORPORATION
2530 Meridian Parkway
Durham, North Carolina 27713

PROXY STATEMENT

The Board of Directors (the “Board”) of EMRISE Corporation, a Delaware corporation (which we refer to as “EMRISE Corp.”, “we”, “our”, “us” and “the Company”), is soliciting the enclosed proxy card for use at the special meeting of EMRISE Corp.’s stockholders scheduled to be held on [•], 2015 at [•], local time, at [•] or any adjournment or postponement thereof (the “Special Meeting”).

This proxy statement dated [•], 2015 and proxy card are first being mailed to EMRISE Corp.’s stockholders on or about [•], 2015.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all the information that may be important to you.  Accordingly, we encourage you to carefully read this proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety.  Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find Additional Information” beginning on page [__].

The Special Meeting (page [__])

Date, Time, Place and Purpose (page [__])

The Special Meeting will be held at [•], on [•], 2015 at [•], local time.

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1.
to approve the sale of all of the outstanding capital stock of EMRISE Electronics Ltd. (“EEL”), which constitutes our electronic devices business unit (the “Transaction”), pursuant to that certain Stock Purchase Agreement, dated March 22, 2015, by and among DDC (United Kingdom) Limited (“DDC”), EEL and the Company (the “Purchase Agreement”);

2.	to approve the voluntary dissolution and liquidation of the Company (the “Dissolution”) pursuant to a Plan of Dissolution (the “Plan of Dissolution”);

3.
to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Transaction; and

4.	to transact such other business as may properly come before the Special Meeting.

The Board is seeking stockholder approval of the Transaction because we are a Delaware corporation and the Transaction may constitute the sale of “substantially all” of our property and assets under Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”).  Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of “all or substantially all of its property and assets.”  Additionally, approval of the Transaction by holders of a majority of our issued and outstanding common stock is a closing condition under the Purchase Agreement.

The Transaction is not conditioned upon the stockholders approving the Plan of Dissolution. The effectiveness of the Plan of Dissolution, however, is conditioned on the consummation of the Transaction.

Record Date, Quorum, Voting (page [__])

Only holders of our common stock at the close of business on [•], 2015, the record date for the Special Meeting (the “Record Date”), are entitled to notice of and to vote at the Special Meeting.  As of the Record Date, there were [•] shares of our common stock outstanding and entitled to vote.

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting.  A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or [•] shares, are present at the Special Meeting, either in person or represented by proxy.

Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting.  The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Transaction pursuant to the Purchase Agreement.  The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Plan of Dissolution.  Approval of the adjournment proposal requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Revocation of Proxies (page [__])

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting.  If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	sending a written notice of revocation to our Corporate Secretary;

•	submitting a new, proper proxy dated later than the date of the revoked proxy;

•	voting over the internet at a later time (if that option is available to you); or

•	attending the Special Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee.  You may also vote in person at the Special Meeting if you obtain a legal proxy from your bank, broker or other nominee.  Attendance at the Special Meeting will not, by itself, revoke a proxy.

The Parties to the Transaction (page [__])

EMRISE Corporation

EMRISE Corp. designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE Corp.’s products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks.  The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the EMRISE Corp.’s communications equipment business units, including CXR Anderson-Jacobson (“CXR-AJ”).  The use of EMRISE Corp.’s power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity (IFE&C) systems is a primary growth driver for EMRISE Corp.’s electronic devices business units, which includes EMRISE Electronics Ltd. (“EEL”).  EMRISE Corp. serves the worldwide base of customers it has built in North America, Europe and Asia through operations in England and France.  EMRISE Corp.’s common stock is quoted on the OTCQB under the symbol “EMRI”.

EMRISE Electronics Ltd.

EEL is an indirect wholly-owned operating subsidiary of EMRISE Corp. EEL consists of its Pascall Electronics, Ltd. (“Pascall”) and XCEL Power Systems, Ltd. (“XCEL”) subsidiaries.  Pascall and XCEL design and manufacture an extensive range of custom, semi-custom and standard power supply products. Pascall also designs and manufactures a range of radio frequency and microwave components, devices and subsystems for defense and aerospace applications.

DDC (United Kingdom) Limited

DDC is a wholly-owned subsidiary of Data Device Corporation, a privately-held company headquartered in Bohemia, New York that is the world leader in the design and manufacture of high-reliability data bus, motion control, and solid-state power controller products for aerospace, defense, and industrial automation applications. For over 50 years, Data Device Corporation has continuously advanced the state of high-reliability data communications and control technology for MIL-STD-1553, ARINC 429, AFDX®, Synchro/Resolver interface, and Solid-State Power Controllers with innovations that have minimized component size and weight while increasing performance.

The Transaction (page [__])

General

On March 22, 2015, we entered into the Purchase Agreement, pursuant to which we agreed to sell to DDC all of the outstanding capital stock of EEL, subject to stockholder approval and the satisfaction or waiver of the other conditions to closing described therein.  A copy of the Purchase Agreement is attached as Annex A.  We encourage you to read the Purchase Agreement carefully and in its entirety.

Reasons for the Transaction (page [   ])

The Transaction is the result of a broad review of strategic alternatives by the Board. At a meeting of the Board held on March 16, 2015, the Board discussed and resolved to adopt and approve the Purchase Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Transaction, subject to Headwaters BD, LLC (“Headwaters”), a financial advisor to the Company, reaffirming, immediately prior to the date of execution of the Purchase Agreement, its opinion that the consideration to be received by the Company pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company.  In the course of reaching its determinations, the Board consulted with our management and our financial and legal advisors and considered a number of substantive factors, both positive and negative, as well as the potential benefits and detriments of the Transaction.  The Board believed that, taken as a whole, the following factors supported its decision to approve the Transaction and outweighed any potential risks:

•
Continuing a Growth Strategy.  The Board considered, among other things, the volatility of our earnings, our limited cash resources for new investment, the historic level of competition for our business in a market place dominated by companies with greater resources than our own and the high cost of being a U.S. public registrant, in whether to continue a growth strategy versus a sales process for the Company, in whole or in part.  The Board determined that if it could secure a high enough price for the Company, in whole or in part, through a sales process, a sale of the Company could result in a better return for stockholders.

•	Strategic Review Process. The Board undertook a robust strategic review process beginning in December 2012, through which we explored strategic alternatives for the Company as a whole or in part.

•
Consideration. The Board considered the value and the consideration to be received by us pursuant to the Purchase Agreement, including, that at a $22 million purchase price, net of debt, transaction and other related expenses and a holdback of $1.3 million in escrow to secure indemnification obligations and any shortfall in working capital, the Transaction represented a greater return for the Company and its stockholders than continuing to operate EEL under our existing corporate structure.

•
Likelihood of Consummation of the Transaction. The Board considered the likelihood that the Transaction will be completed, including the limited number and nature of the conditions to DDC’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied.

•
Ability to Return Net Proceeds from the Transaction to Stockholders. The Board considered the likelihood that the Transaction will result in positive net proceeds to us, which, subject to our satisfaction of and compliance with existing obligations, and appropriate reserves, would allow us to return a substantial portion of the net proceeds from the Transaction to our stockholders.

•
Lack of Liquidity in the Stock.  The Board determined that the Transaction could provide stockholders with an opportunity to potentially monetize their investment in the Company, given the Company’s historic lack of liquidity.

•
Opinion of Financial Advisors. The Board received a fairness opinion from Headwaters indicating that the consideration to be received by the Company pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company, which was reaffirmed the day prior to execution of the Purchase Agreement.

Recommendation of EMRISE Corp.’s Board (see page [__])

The Board has determined that the proposals are fair to and in the best interests of EMRISE Corp. and its stockholders, and recommends that you vote “FOR” the Transaction.

Opinion of Headwaters (page [__])

The Board retained Headwaters to provide the Board with a written opinion that the consideration to be received by EMRISE Corp. pursuant to the Transaction is fair, from a financial point of view, to EMRISE Corp. On February 26, 2015, Headwaters provided the Board with its written opinion, which was reaffirmed on March 21, 2015, that the consideration to be received by the Company pursuant to the Transaction is fair, from a financial point of view, to the Company.

The complete text of Headwaters’ opinion, as reaffirmed, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Headwaters, is attached to this proxy statement as Annex C.  You should read the Headwaters opinion carefully and in its entirety.  Headwaters provided its opinion for the information and assistance of the Board in connection with and for the purpose of the Board’s evaluation of the transaction contemplated by the Purchase Agreement.  The Headwaters opinion does not address any other aspect of the Transaction, or any related transaction, and does not constitute a recommendation to any EMRISE Corp. stockholder as to how that stockholder should vote or act on any matter relating to the Transaction.

Net Proceeds from the Transaction (page [__])

EMRISE Corp. expects to receive net proceeds of approximately $11,000,000 from the Transaction, excluding amounts held in escrow and after payment of debt, transaction and other related expenses, certain taxes and liquidation related expenses.  Assuming the Plan of Dissolution is approved by stockholders, we plan to distribute, in an initial distribution (with potential subsequent distributions thereafter), the net proceeds from the Transaction and the Company’s other cash, subject to a contingency reserve for remaining costs and liabilities, after the filing of a Certificate of Dissolution with the Delaware Secretary of State. The amount and timing of the distributions to stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution. On the bases described in this proxy statement, the Board anticipates that the amount of the initial distribution to stockholders from the Transaction will be approximately $[  ] to $[   ] per share of common stock.  Subsequent distributions from the sale of the Company’s remaining assets, including the sale of CXR-AJ, will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Dissolution.  However, there can be no assurance as to the timing and amount of distributions to our stockholders, even if all of our remaining assets are sold because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions.

In the event stockholders do not approve the Plan of Dissolution, we will still seek to complete the Transaction, if the Transaction is approved by the stockholders and the other conditions to closing set forth in the Purchase Agreement are satisfied or waived. In that event, EMRISE Corp. will have transferred substantially all of its operating assets to DDC and will have limited operations to generate revenue. With limited assets with which to generate revenues and no Plan of Dissolution approved, EMRISE Corp. anticipates that it would use its cash to pay ongoing operating expenses, and the Board would convene to determine whether to make any distributions to the stockholders. The Board would have to evaluate the alternatives available to EMRISE Corp., including, among other things, remaining a publicly traded shell company, the possibility of investing the cash received from the Transaction in another operating business and undertaking a going private transaction. In the event we make a distribution outside of the Plan of Dissolution, our stockholders could incur an increased stockholder-level tax liability in the event that property (including cash) distributed to stockholders is characterized as a dividend for tax purposes (see the section entitled “Material United States Federal Income Tax Consequences to EMRISE Corp. Stockholders – Certain U.S. Federal Income Tax Consequences of the Dissolution”).

Interests of Our Directors and Executive Officers in the Transaction (page [__])

In considering the recommendation of the Board with respect to the Transaction, EMRISE Corp. stockholders should be aware that certain executive officers and directors of EMRISE Corp. have interests in the Transaction that may be different from, or in addition to, the interests of EMRISE Corp. stockholders generally. These interests include the fact that (i) as a condition to the closing of the Transaction, certain employees of EMRISE Corp., including Graham Jefferies, our President and Chief Operating Officer, have entered into employment agreements with EEL, to become effective at the closing of the Transaction, and will receive employment retention awards from EEL under certain circumstances, including if they remain employed with DDC for at least two years after closing, (ii) upon the closing of the Transaction, it is anticipated that certain officers of EMRISE Corp. will receive, among other things, certain payments pursuant to their employment agreements with EMRISE Corp., including lump sum cash payments of approximately $624,000 to Mr. Jefferies and $887,200 to Carmine T. Oliva, our Chief Executive Officer and (iii) the vesting of 12,000 shares of restricted stock held by certain of our officers and directors may be accelerated at the discretion of the Compensation Committee of the Board.  In addition, as a condition of the Transaction, the positions held by Timothy J. Blades, our Chief Financial Officer, Treasurer and Secretary, will be made redundant upon consummation of the Transaction. Under Mr. Blades’ employment contract with EEL, he is entitled to three months notice prior to termination.  In lieu of such notice, the Company intends to pay Mr. Blades, upon consummation of the Transaction, his current salary at the rate pertaining at that time plus such other benefits that are provided under his employment contract for a three month-period in lump sum, which is currently estimated to equal approximately $50,000.  The Company will require administrative and financial assistance in the period between consummation of the Transaction and the Dissolution. The Company intends to enter into a consulting agreement with Mr. Blades to assist the Company with the operations of the Company post-Transaction, which will provide an effective and flexible resource to manage the winding up of the Company. EMRISE Corp.’s directors and executive officers will also retain the right to continued indemnification and insurance coverage for acts or omissions occurring prior to the Transaction and arising out of the fact that such person was a director or officer of the Company prior to the Transaction. In addition, on October 15, 2014, EMRISE Corp. granted Mr. Jefferies 42,000 shares of common stock of EMRISE Corp. and $31,500 and Mr. Blades 25,000 shares of common stock of EMRISE Corp. and $18,750 as retention awards in the event they remained with EMRISE Corp. until the earlier of March 31, 2015 or the consummation of a transaction to sell EMRISE Corp. in whole or in part.  As both Mr. Jefferies and Mr. Blades currently remain with EMRISE Corp., these retention awards have been fully earned.  The Board was aware of these interests and considered them, among other matters, in making its recommendation.

Appraisal Rights in Respect of the Transaction (page [__])

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Transaction.

The Purchase Agreement (page [__])

Consideration

Pursuant to the terms of the Purchase Agreement, EMRISE Corp. will sell to DDC our electronic devices business unit through the sale of all of the outstanding capital stock of EEL for the aggregate cash consideration of:

(a)	$22,000,000, of which $400,000 will be held in escrow to secure any shortfall in working capital and $900,000 will be held in escrow to secure indemnification claims, if any; plus

(b)
any unrestricted cash and cash equivalents up to a maximum of £200,000 held by EEL and its subsidiaries as of the close of business on the day immediately preceding the closing date, net of all outstanding checks and drafts; minus

(c)	the aggregate principal amount of, and accrued interest on, all indebtedness of EEL and its subsidiaries as of close of business on the day immediately preceding the closing date; minus

(d)	the transaction expenses of EEL and its subsidiaries, to the extent unpaid at the closing of the Transaction; plus

(e)	the amount by which the estimated closing working capital is greater than £2,300,000 (if at all); minus

(f)	the amount by which the estimated closing working capital is less than £2,300,000 (if at all).

If the amount of the closing working capital, as finally determined, is less than the estimated closing working capital, DDC will receive from the working capital escrow fund, the amount of such shortfall and any remainder of the working capital escrow fund will be returned to us.  If the shortfall exceeds the working capital escrow fund, DDC will receive the additional amount from the indemnification escrow fund. If the amount of the closing working capital, as finally determined, equals or exceeds the estimated closing working capital, the Company will receive the entire working capital escrow fund and DDC will pay us any excess.

Non-Solicitation; Other Offers

During the pendency of the Purchase Agreement, EMRISE Corp. has agreed not to solicit or accept any third party proposals, engage in discussions or negotiations with third parties, furnish any information to third parties that could reasonably be expected to lead to a third party proposal or submit any third party proposal to a stockholder vote, subject to certain limited exceptions as specified in the Purchase Agreement.

However, in the event of a material development or material change in circumstances (unrelated to another acquisition proposal), that was neither known to the Board nor reasonably foreseeable, or a “Superior Proposal” (as defined in the Purchase Agreement) that leads the Board to determine in good faith, after consultation with outside legal counsel, that changing its recommendation in favor of the Transaction is necessary in order to comply with the Board’s fiduciary duties to the stockholders under Delaware law, then the Board may, at any time prior to stockholder approval of the Transaction, withdraw its recommendation, if we provide prior written notice to DDC of the Board’s intention to make a recommendation change and, with respect to a Superior Proposal, provide DDC the opportunity to make certain adjustments to the Purchase Agreement to match the Superior Proposal.

Closing Conditions

Each party’s obligation to consummate the Transaction is subject to the satisfaction of certain closing conditions, including: (i) the affirmative vote of the holders of a majority of the outstanding shares of EMRISE Corp., (ii) making or obtaining all necessary government filings and consents relating to the Purchase Agreement or the Transaction, (iii) the absence of any injunctions, orders or applicable law that prevents consummation of the Transaction, (iv) the accuracy of the representations and warranties made by each party at closing, (v) all covenants and obligations of the parties have been complied with and performed, (vi) the receipt of certain required agreements, documents and instruments, (vii) the absence of any material adverse effect, (viii) the absence of any litigation or proceeding related to the Transaction, (ix) the termination of certain contracts and (x) the absence of certain key employees identified in the Purchase Agreement, evidencing their intent to terminate their employment following the closing of the Transaction.

Termination

The Purchase Agreement may be terminated at any time prior to closing (i) by mutual written agreement of EMRISE Corp. and DDC, (ii)  by either party if the closing has not occurred on or before December 31, 2015, (iii) by either party if a governmental authority has issued a final order or decree that prohibits the Transaction, (iv) by DDC if there shall have occurred a material adverse effect, (v) by DDC if we fail to hold a special meeting of the stockholders to approve the Transaction within specified time periods, (vi) by either party if we do not obtain stockholder approval of the Transaction at the Special Meeting, (vii) by a non-breaching party if the other party materially breached any of its representations, warranties and covenants under the Purchase Agreement and such breach is incurable within a 30-day period, (viii) by EMRISE Corp. if, prior to obtaining stockholder approval of the Transaction, our Board changes its recommendation in respect of a Superior Proposal and simultaneously enters into an alternative agreement with respect to such Superior Proposal and (ix) by DDC if certain triggering events occur.

Termination Fees

If the Purchase Agreement is terminated as a result of our failure to (i) hold the Special Meeting within specified time periods or (ii) obtain the requisite stockholder approval of the Transaction at the Special Meeting, then EMRISE Corp. is required to pay DDC a termination fee equal to DDC’s expenses relating to the Purchase Agreement, up to $300,000.

If the Purchase Agreement is terminated (i) as a result of the Board changing its recommendation in respect of a Superior Proposal, (ii) as a result of the occurrence of certain other triggering events, or (iii) as a result of our failure to obtain the requisite stockholder approval of the Transaction at the Special Meeting at a time when an alternative acquisition proposal has been publicly announced and we enter into a definitive agreement providing for the consummation of a third-party proposal or we consummate such a proposal within nine months following the date of termination, then EMRISE Corp. is required to pay DDC a termination fee equal to DDC’s expenses relating to the Purchase Agreement, up to $800,000.

Indemnification

After the closing, EMRISE Corp. will indemnify DDC and its affiliates, up to a maximum liability equal to  $900,000, against any losses and damages incurred by such party that arise from or are connected to certain specified circumstances, including, among other things, any inaccuracy in or breach of any representations, warranties or covenants made by EMRISE Corp., any closing indebtedness or Transaction related fees and expenses not paid at closing, and tax liabilities arising prior to the closing of the Transaction, and all liabilities of EMRISE Corp. or its subsidiaries (other than EEL), provided, that we shall not be required to make any indemnification payment with respect to an inaccuracy in or breach of any representations, warranties or covenants made by EMRISE Corp. until all damages exceed $100,000.

Taxes

The Transaction, if consummated, will be a taxable transaction to EMRISE Corp.  It is anticipated, however, that EMRISE Corp. will utilize its available tax attributes to substantially reduce the amount of U.S. federal income tax from the Transaction.  The Transaction will not be taxable to stockholders, although, any distributions made by EMRISE Corp. to its stockholders will be a taxable event to the stockholders.  See “Material United States Federal Income Tax Consequences to EMRISE Corp. Stockholders” below.

Agreements Related to the Purchase Agreement (page [__])

Support Agreements

Concurrently with the Company’s entry into the Purchase Agreement, each of Carmine T. Oliva, Graham Jefferies, Timothy J. Blades, Otis W. Baskin, Frank P. Russomanno, Julie A. Abraham and certain family members of Mr. Oliva entered into support agreements with DDC and the Company relating to an aggregate of approximately 11.0% of the Company’s common stock outstanding, pursuant to which they agreed, among other things, to vote their shares in favor of the Transaction and against any other acquisition proposal.

Employment Agreements and Consulting Agreements

Concurrently with our entry into the Purchase Agreement, and as a condition thereof, certain individuals specified in the Purchase Agreement, including Graham Jefferies, our President and Chief Operating Officer, have entered into employment and retention agreements with EEL (or its subsidiaries) to become effective at the closing of the Transaction.   Under the proposed employment agreement with Mr. Jefferies, after the closing of the Transaction, EEL will pay him substantially the same base salary and benefits that he currently receives from the Company plus up to £90,000 as a retention bonus in the event he remains employed by EEL for at least 24 months following the closing of the Transaction.

Concurrently with our entry into the Purchase Agreement, one individual specified in the Purchase Agreement entered into a consulting agreement with EEL to become effective at the closing of the Transaction.

Transition Services Agreement (page [__])

At closing, we will enter into a transition services agreement with DDC, pursuant to which DDC will provide us with certain specified transition services following the closing of the Transaction, for up to nine months post-closing.

Escrow Agreement

EMRISE Corp. and DDC have agreed to enter into an escrow agreement (the “Escrow Agreement”) with Wilmington Trust, N.A. (the “Escrow Agent”) where by the parties will deposit $900,000 of the purchase price into escrow at the closing of the Transaction to secure certain indemnification obligations of EMRISE Corp. under the Purchase Agreement.  This escrow amount will remain available for satisfaction of any indemnification claims until twelve months following the closing, at which time any remaining balance not subject to outstanding and unresolved claims will be distributed to EMRISE Corp.  Under the Purchase Agreement and Escrow Agreement, EMRISE Corp. and DDC have also agreed to deposit $400,000 of the purchase price into escrow at the closing the Transaction to secure any shortfall if the closing working capital, as finally determined, is less than the estimated closing working capital.  The final determination of working capital is expected to be determined within 120 and 140 days after the closing of the Transaction.

Reasons for Dissolution (page [__])

In considering whether the Company should liquidate and dissolve following the consummation of the Transaction, the Board considered the terms of the Plan of Dissolution and the dissolution process under the DGCL, as well as other available strategic options, which included, among other things, remaining a publicly traded shell company or undertaking a going private transaction.  As part of the Board’s evaluation process, the Board considered the risks and timing of each strategic option available to the Company, and consulted with its financial advisor, management and the Company’s legal counsel.  In approving the Plan of Dissolution, the Board considered a number of factors, including but not limited to, the factors described elsewhere in this proxy statement as well as the following factors:

•
The viability of the Company’s business model following the sale of EEL, which constitutes substantially all of the Company’s assets, and the costs and time that would be required to alter the Company’s current business structure following the Transaction;

•	The economic burden of continuing to comply with public company reporting requirements following the Transaction in light of limited assets with which to generate operating revenue;

•	Our stockholders could incur an increased stockholder-level tax liability in the event that property (including cash) distributed to stockholders is characterized as a dividend for tax purposes; and

•
The Plan of Dissolution permits the Board to abandon the plan prior to filing the Certificate of Dissolution if the Board determines that, in light of new proposals presented or changes in circumstances, the Plan of Dissolution is no longer advisable and in the best interests of the Company and its stockholders.

The Plan of Dissolution (page [__])

If the stockholders approve the Transaction and the Plan of Dissolution, the Company intends to file a Certificate of Dissolution with the Delaware Secretary of State as soon as practicable following the closing of the Transaction. Upon the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State, the winding up, liquidation and dissolution of the Company pursuant to the Plan of Dissolution will commence.  The Company will negotiate and consummate the sale of all of its assets and properties, including the sale of CXR-AJ, pay or make provisions for the payment of all its claims and obligations, reserve amounts for payment to its creditors (including amounts required to cover unknown or contingent liabilities), wind-up its affairs, and distribute its remaining assets to its stockholders. After we file our Certificate of Dissolution with the Secretary of State of Delaware, we will continue to operate CXR-AJ in the ordinary course until we are able to consummate a sale of CXR-AJ on terms most beneficial to the Company and its stockholders.

The Company plans to distribute, in an initial distribution (with potential subsequent distributions thereafter), cash from the Transaction and the Company’s other cash, subject to a contingency reserve for remaining costs and liabilities, after the filing of a Certificate of Dissolution with the Delaware Secretary of State. The amount and timing of the distributions to stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution. On the bases described in this proxy statement, the Board anticipates that the amount of the initial distribution to stockholders from the Transaction will be approximately $[  ] to $[   ] per share of common stock.  Subsequent distributions from the sale of the Company’s remaining assets, including the sale of CXR-AJ, will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Dissolution, provided that all liquidating distributions must be made before the tenth anniversary of the filing of the Certificate of Dissolution.  However, there can be no assurance as to the timing and amount of distributions to our stockholders, even if all of our remaining assets are sold, because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions.

If the stockholders do not approve the Plan of Dissolution, the Company will still seek to complete the Transaction, if the Transaction is approved by the stockholders and the other conditions to closing set forth in the Purchase Agreement are satisfied or waived. In that event, the Company will have transferred substantially all of its operating assets to DDC and will have limited operations to generate revenue. With limited assets with which to generate revenues and no Plan of Dissolution approved, the Company anticipates that it would use its cash to pay ongoing operating expenses, and the Board would convene to determine whether to make any distributions to the stockholders. The Board would have to evaluate the alternatives available to the Company, including, among other things, remaining a publicly traded shell company, the possibility of investing the cash received from the Transaction in another operating business and undertaking a going private transaction.

If EMRISE Corp. consummates the Dissolution and liquidates, it is anticipated that EMRISE Corp. will not incur any material U.S. tax liability from the Dissolution.  A stockholder will recognize gain or loss with respect to distributions made pursuant to the Plan of Dissolution equal to the difference between: (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such Stockholder; and (ii) such stockholder’s tax basis in the common stock. However, if the Plan of Dissolution is not approved by our stockholders (or if it is approved, but one or more distributions are not characterized as a distribution in complete liquidation of EMRISE Corp. for U.S. federal income tax purposes), our stockholders could incur an increased stockholder-level tax liability in the event that property (including cash) distributed to stockholders is characterized as a dividend for tax purposes. See “Material United States Federal Income Tax Consequences to EMRISE Corp. Stockholders” below.

WE URGE EACH STOCKHOLDER TO SEEK TAX ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE TRANSACTION AND THE PLAN OF LIQUIDATION

The following questions and answers are intended to address briefly some commonly asked questions regarding the Transaction, the Purchase Agreement, the Plan of Dissolution and the Special Meeting.  These questions and answers may not address all questions that may be important to you as a stockholder of EMRISE Corporation. Please refer to the “Summary Term Sheet” beginning on page [__] and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.  See “Where You Can Find Additional Information” beginning on page [__].

Q:	Why did I receive these materials?
A:
The Board is soliciting your proxy to vote at the Special Meeting for the purpose of, among other things, obtaining stockholder approval for the Transaction and the Plan of Dissolution. The Board is seeking stockholder approval of the Transaction because we are a Delaware corporation and the Transaction may constitute the sale of “substantially all” of our property and assets under Section 271 of the DGCL.  Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of “all or substantially all of its property and assets.”  Additionally, approval of the Transaction by holders of a majority of our issued and outstanding common stock is a closing condition under the Purchase Agreement.

Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held at [•], on [•], 2015 at [•], local time.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only stockholders at the close of business on [•], 2015, the Record Date, are entitled to notice of and to vote at the Special Meeting.  If you hold your shares through a bank, broker or other nominee (in “street name”), you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

At the close of business on the Record Date, there were [•] shares of our common stock outstanding and entitled to vote.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You will be asked to consider and vote upon the following proposals:

1.	to approve the sale of all of the outstanding capital stock of EEL, which constitutes our electronic devices business unit, pursuant to the Purchase Agreement;

2.	to approve the voluntary dissolution and liquidation of EMRISE Corp. pursuant to the Plan of Dissolution; and

3.
to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Transaction if there are insufficient votes to approve the Transaction.

Q:	How does the Board recommend that I vote?
A:
After careful consideration of a variety of factors described in this proxy statement, the Board unanimously recommends that you vote “FOR” the proposal to approve the Transaction, “FOR” the proposal to approve the Dissolution pursuant to the Plan of Dissolution and “FOR” the adjournment or postponement.  You should read “The Transaction (Proposal No. 1) — Reasons for the Transaction” beginning on page [__] for a discussion of the factors that the Board considered in deciding to recommend approval of the Transaction and “The Plan of Dissolution (Proposal No. 2) — Reasons for Dissolution” on page [__] for a discussion of the factors that the Board considered in deciding to recommend approval of the Plan of Dissolution.

Questions About the Transaction

Q:	Who is buying EEL and for what consideration?
A:
We are proposing to sell all of the outstanding capital stock of EEL to DDC.  DDC is a wholly-owned subsidiary of Data Device Corporation, a privately-held company headquartered in Bohemia, New York that designs and manufactures high-reliability data bus, motion control and solid-state power controller products for aerospace and defense vehicles and industrial applications.

Pursuant to the Purchase Agreement, the aggregate consideration for the Transaction will consist of the following: (a) $22,000,000, of which $400,000 will be held in escrow to secure any shortfall in working capital from estimated working capital (if any) and $900,000 will be held in escrow for 12 months following the closing of the Transaction to secure certain indemnification obligations of EMRISE Corp. under the Purchase Agreement, if any; plus (b) the amount of any unrestricted cash and cash equivalents held by EEL and its subsidiaries as of the close of business on the day immediately preceding the closing date up to a maximum of £200,000, net of all outstanding checks and drafts; minus (c) the amount of, and accrued interest on, all indebtedness of EEL and its subsidiaries as of the close of business on the day immediately preceding the closing date; minus (d) the amount of any transaction expenses not paid as of the closing date; plus (e) the amount by which the estimated closing working capital is greater than £2,300,000 (if at all); minus (f) the amount by which the estimated closing working capital is less than £2,300,000 (if at all).  The terms of the Purchase Agreement are more fully described below under “The Purchase Agreement” beginning on page [__].

If the amount of the closing working capital, as finally determined, is less than the estimated closing working capital, DDC will receive from the working capital escrow fund, the amount of such shortfall and any remainder of the working capital escrow fund will be returned to us.  If the shortfall exceeds the working capital escrow fund, DDC will receive the additional amount from the indemnification escrow fund. If the amount of the closing working capital, as finally determined, equals or exceeds the estimated closing working capital, the Company will receive the entire working capital escrow fund and DDC will pay us any excess.

Q:	How did the Board determine the fairness of the Transaction and the consideration to be received pursuant to the Purchase Agreement?
A:
The Transaction pursuant to the Purchase Agreement is the result of a broad review of strategic alternatives by the Board. In the course of reaching the determination that the Transaction is fair and in the best interests of the Company and its stockholders, the Board consulted with our management and financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Transaction, including the receipt from Headwaters of an opinion that as of February 26, 2015 and March 21, 2015 the consideration to be received by the Company pursuant to the Transaction is fair, from a financial point of view, to the Company.

Q:	What will the net proceeds from the Transaction be used for?
A:
EMRISE Corp. expects to receive net proceeds of approximately $11,000,000 from the Transaction, excluding amounts held in escrow and after payment of debt, transaction and other related expenses, certain taxes and liquidation related expenses.  Assuming the Plan of Dissolution is approved by stockholders, we plan to distribute, in an initial distribution (with potential subsequent distributions thereafter), the net proceeds from the Transaction and the Company’s other cash, subject to a contingency reserve for remaining costs and liabilities, after the filing of a Certificate of Dissolution with the Delaware Secretary of State. The amount and timing of the distributions to stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution. On the bases described in this proxy statement, the Board anticipates that the amount of the initial distribution to stockholders from the Transaction will be approximately $[   ] to $[   ] per share of common stock.  Subsequent distributions from the sale of the Company’s remaining assets, including the sale of CXR-AJ, will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Dissolution.  However, there can be no assurance as to the timing and amount of distributions to our stockholders, even if all of our remaining assets are sold, because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions.

In the event stockholders do not approve the Plan of Dissolution, we will still seek to complete the Transaction, if the Transaction is approved by the stockholders and the other conditions to closing set forth in the Purchase Agreement are satisfied or waived. In that event, EMRISE Corp. will have transferred substantially all of its operating assets to DDC and will have limited operations to generate revenue. With limited assets with which to generate revenues and no Plan of Dissolution approved, EMRISE Corp. anticipates that it would use its cash to pay ongoing operating expenses, and the Board would convene to determine whether to make any distributions to the stockholders. The Board would have to evaluate the alternatives available to EMRISE Corp., including, among other things, remaining a publicly traded shell company, the possibility of investing the cash received from the Transaction in another operating business and undertaking a going private transaction. In the event we make a distribution outside of the Plan of Dissolution, our stockholders could incur an increased stockholder-level tax liability in the event that property (including cash) distributed to stockholders is characterized as a dividend for tax purposes (see the section entitled “Material United States Federal Income Tax Consequences to EMRISE Corp. Stockholders – Certain U.S. Federal Income Tax Consequences of the Dissolution”).

Q:	What will happen if the Transaction is not approved by stockholders or is not completed for any other reason?
A:
If the Purchase Agreement is terminated because EMRISE Corp. fails to hold the Special Meeting to approve the Transaction within a specified time period or the Transaction is not approved by stockholders, we will be required to pay up to $300,000 of DDC’s expenses incurred in connection with the Transaction.  If the Transaction is not completed for any reason, (i) we may have difficulty recouping the significant transaction costs incurred in connection with negotiating the Transaction, (ii) our relationships with the customers, business partners and employees of EEL may be damaged and the business of EEL may be harmed, and (iii) the market price for our common stock may decline.  In addition, under certain circumstances, if the Purchase Agreement is terminated because (a) the Board determines that it is necessary to change its recommendation to stockholders to vote in favor of the Transaction, (b) certain other triggering events occur or (c) the Transaction is not approved by stockholders at a time when an alternative acquisition proposal has been publicly announced and we enter into a definitive agreement providing for the consummation of a third-party proposal or we consummate such a proposal within nine months following the date of termination, then we will be required to pay to DDC up to $800,000 of DDC’s expenses incurred in connection with the Transaction.

If the Transaction is not completed, we may explore other potential transactions involving EEL.  The terms of an alternative transaction may be less favorable to us than the terms of the Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Q:	When is the Transaction expected to be completed?
A:
If the Transaction is approved by stockholders at the Special Meeting, we expect to complete the Transaction no later than the fifth business day after the date all of the remaining closing conditions under the Purchase Agreement have been satisfied or waived, which we anticipate will occur promptly following the Special Meeting.  The exact timing of the completion of the Transaction cannot be predicted, although the Purchase Agreement may be terminated by EMRISE Corp. or DDC if the closing has not occurred on or before December 31, 2015.

Q:	How will the Transaction affect outstanding equity awards held by our directors, executive officers and other employees?
A:
A “change in control” as defined under our Amended and Restated 2000 Stock Option Plan and our 2007 Stock Incentive Plan (collectively, the “Incentive Plans”) may occur in the event that the Transaction is completed or the Plan of Dissolution is approved by our stockholders.  Under the Incentive Plans, a change in control will be deemed to have occurred in circumstances including, but not limited to, (1) the sale of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such sale and (2) stockholder approval of a complete liquidation or dissolution of EMRISE Corp.  If the Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee of the Board, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans.  The Compensation Committee has not determined whether to exercise such authority in connection with the completion of the Transaction or the approval of the Plan of Dissolution.  As of [_______], 2015, there were 12,000 shares of restricted stock held by certain of our officers and directors that remained unvested and no options issued and unvested.

Q:	Will the Transaction trigger any payments to our current or former executive officers or directors?
A:
Upon the closing of the Transaction, it is anticipated that certain officers of EMRISE Corp. will receive, among other things, certain payments pursuant to their employment agreements with EMRISE Corp., including lump sum cash payments of approximately $624,000 to Mr. Jefferies and $887,200 to Carmine T. Oliva, our Chief Executive Officer.  In addition, as a condition of the Transaction, the positions held by Timothy J. Blades, our Chief Financial Officer, Treasurer and Secretary will be made redundant upon consummation of the Transaction. Under Mr. Blades’ employment contract with EEL, he is entitled to three months notice prior to termination.  In lieu of such notice, EMRISE Corp. intends to pay Mr. Blades, upon consummation of the Transaction, his current salary at the rate pertaining at that time plus such other benefits that are provided under his employment contract for a three month-period in lump sum, which is currently estimated to equal approximately $50,000.

In addition, on October 15, 2014, EMRISE Corp. granted Mr. Jefferies 42,000 shares of common stock of EMRISE Corp. and $31,500 and Mr. Blades 25,000 shares of common stock of EMRISE Corp. and $18,750 as retention awards in the event they remained with the Company until the earlier of March 31, 2015 or the consummation of a transaction to sell EMRISE Corp. in whole or in part. As both Mr. Jefferies and Mr. Blades currently remain with EMRISE Corp., these retention awards have been fully earned.

For additional information regarding these matters, see “The Transaction (Proposal No. 1) — Interests of Our Directors and Executive Officers in the Transaction” beginning on page [__].

Questions about the Plan of Dissolution

Q:           What will happen under the Plan of Dissolution?
A:
Under the Plan of Dissolution, we will file a Certificate of Dissolution with the Secretary of State of the State of Delaware, our jurisdiction of incorporation, to dissolve EMRISE Corp. as a legal entity following the satisfaction of its outstanding liabilities. EMRISE Corp. will then cease its business activities (except as necessary, appropriate or desirable to effect a sale of CXR-AJ), negotiate and consummate the sale of all of its assets and properties, including CXR-AJ, pay or make provisions for the payment of all its claims and obligations, reserve amounts for payment to its creditors (including amounts required to cover unknown or contingent liabilities), wind-up its affairs, and distribute its remaining assets, if any, to EMRISE Corp. stockholders.

Q:	What will happen if the Plan of Dissolution is approved but the Transaction is not completed?
A:
The effectiveness of the Plan of Dissolution is conditioned on the consummation of the Transaction. If the Transaction does not occur, the Dissolution will not occur, unless the Board subsequently determines to proceed with the Dissolution of EMRISE Corp. pursuant to an alternative transaction or plan.

Q:	What will happen if stockholders approve the Transaction but do not approve the Plan of Dissolution?
A:
If stockholders do not approve the Plan of Dissolution, EMRISE Corp. will still seek to complete the Transaction, if the Transaction is approved by the stockholders and the other conditions to closing set forth in the Purchase Agreement are satisfied or waived. In that event, EMRISE Corp. will have transferred substantially all of its operating assets to DDC and will have limited operations to generate revenue. With limited assets with which to generate revenues and no Plan of Dissolution approved, EMRISE Corp. anticipates that it would use its cash to pay ongoing operating expenses, and the Board would convene to determine whether to make any distributions to the stockholders. The Board would have to evaluate the alternatives available to EMRISE Corp., including, among other things, remaining a publicly traded shell company, the possibility of investing the cash received from the Transaction in another operating business and undertaking a going private transaction. In the event we make a distribution outside of the Plan of Dissolution, our stockholders could incur an increased stockholder-level tax liability in the event that property (including cash) distributed to stockholders is characterized as a dividend for tax purposes (see the section entitled “Material United States Federal Income Tax Consequences to EMRISE Corp. Stockholders – Certain U.S. Federal Income Tax Consequences of the Dissolution”).

Q:           What are the tax consequences of the Dissolution to stockholders?
A:
If the Plan of Dissolution is approved and implemented, a stockholder who holds common stock as capital property will be subject to U.S. federal income tax and will realize a capital gain or loss equal to the difference between: (a) the sum of the cash plus the fair market value of any property distributed to such stockholder directly or to a liquidating trust on the stockholder’s behalf and (b) such stockholder’s adjusted tax basis in such common stock.  Such capital gain will either be long-term or short-term based upon the length of time a stockholder has held such common stock.  For stockholders who hold their common stock as capital assets, all such gains or losses on shares will be long-term capital gains or losses if such shares have been held by such stockholder for at least one year.  Currently, the maximum federal income tax rate for long-term capital gain for individuals is 20%.  Also, the Medicare tax of 3.8% applies to capital gain income for high income individuals, estates and most trusts.

Q.	What will happen to the Company’s communication equipment business unit once we file the Certificate of Dissolution with the Delaware Secretary of State?
A.
After we file our Certificate of Dissolution with the Delaware Secretary of State, we will continue to operate CXR-AJ in the ordinary course until we are able to consummate a sale of CXR-AJ on terms most beneficial to the Company and its stockholders.

Q:	If the Plan of Dissolution proposal is approved, what does EMRISE Corp. estimate that the holders of EMRISE Corp. common stock will receive?
A:
The total amount of cash or other property that may ultimately be distributed to the holders of EMRISE Corp. common stock is not yet known. There are many factors that may affect the amounts available for distribution to holders of EMRISE Corp. common stock including, among other things, the amount of taxes, employee costs (including severance payments), transaction fees, brokerage fees, expenses relating to the dissolution, unanticipated or contingent liabilities arising hereafter and the proceeds we may receive from the sale of CXR-AJ and other remaining assets, if any. No assurance can be given as to the amounts holders of EMRISE Corp. common stock will ultimately receive. If EMRISE Corp. has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount ultimately distributed to the holders of EMRISE Corp. common stock could be less than that set forth above.

Notwithstanding the foregoing, EMRISE Corp. expects to receive net proceeds of approximately $11,000,000 from the Transaction, excluding amounts held in escrow and after payment of debt, transaction and other related expenses, certain taxes and liquidation related expenses.  Subject to satisfaction of and compliance with existing contractual and banking obligations, and appropriate reserves, EMRISE Corp. intends to distribute the net proceeds of the Transaction to its stockholders as part of the Dissolution in one or more liquidating distributions.  The amount and timing of the distributions to stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution. On the bases described in this proxy statement, the Board anticipates that the amount of the initial distribution to stockholders from the Transaction will be approximately $[   ] to $[     ] per share of common stock.  Subsequent distributions from the sale of the Company’s remaining assets, including the sale of CXR-AJ, will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Dissolution.

Q:	Will I still be able to sell my shares of EMRISE Corp. common stock following stockholder approval of the Plan of Dissolution?
A:
Yes, but only until EMRISE Corp. files its Certificate of Dissolution. If the Plan of Dissolution proposal is approved by EMRISE Corp. stockholders, EMRISE Corp. intends to file the Certificate of Dissolution with the Delaware Secretary of State as soon as practicable after the closing of the Transaction. From and after the end of trading on the date EMRISE Corp. files the Certificate of Dissolution with the Secretary of State of the State of Delaware, EMRISE Corp. will close its stock transfer books and discontinue recording transfers of shares of EMRISE Corp. common stock. Thereafter, certificates representing shares of EMRISE Corp. common stock will not be assignable or transferable on EMRISE Corp.’s books.

EMRISE Corp. will not retain a transfer agent following the date of filing the Certificate of Dissolution. In addition, the Company plans to deregister its shares of common stock under Section 12(b), and suspend its periodic reporting obligations under Section 15(d), of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Additional Matters

Q:           Are there any risks related to the Transaction or the Plan of Dissolution?
A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page [__] of this proxy statement.

Q:	Am I entitled to appraisal rights or dissenters’ rights in connection with the Transaction or the Plan of Dissolution?
A:
No. As an EMRISE Corp. stockholder, under Delaware law, you will not be eligible for appraisal rights or dissenters’ rights in connection with the Transaction or the Plan of Dissolution, even if you abstain from voting or vote against the Transaction or the Plan of Dissolution proposals.

Q:	What vote is required for stockholders to approve of the proposals at the Special Meeting?
A:
The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Transaction pursuant to the Purchase Agreement and the Plan of Dissolution.  Approval of the adjournment proposal requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?
A:
A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting.  A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or [•] shares, are present at the Special Meeting, either in person or represented by proxy.  Abstentions and “broker non-votes” are counted as present for the purpose of determining whether a quorum is present. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers will not be permitted to vote on the Transaction or Plan of Dissolution proposals without written instructions from the beneficial owner. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Q:	How do I vote?
A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

•
By telephone or over the internet.  If you are a stockholder of record, you may vote by telephone or over the internet by following the instructions on your proxy card. If you hold shares in street name, you will receive separate voting instructions from your bank, broker or other nominee and may vote by telephone or over the internet if they offer that alternative. Although most brokers, banks and nominees offer telephone and internet voting, availability and the specific procedures vary.

•
In person at the Special Meeting.  All stockholders may vote in person at the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	What can I do if I change my mind after I vote my shares?
A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	sending a written notice of revocation to our Corporate Secretary;

•	submitting a new, proper proxy dated later than the date of the revoked proxy;

•	voting by telephone or over the internet at a later time; or

•	attending the Special Meeting and voting in person.

If you hold shares in street name through your bank, broker or other nominee, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Q:	How can I attend the Special Meeting?
A:
You are entitled to attend the Special Meeting only if you were a stockholder of EMRISE Corp. as of the close of business on [•], 2015, the Record Date for the Special Meeting, or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the Record Date prior to being admitted.  A list of all stockholders of record on the Record Date will be available for inspection at the Special Meeting.  If you are not a stockholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership as of the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

The Special Meeting will begin promptly on [•], 2015 at [•], local time. You should allow adequate time for the check-in procedures.

Q:	What happens if additional matters are presented at the Special Meeting?
A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Special Meeting.  If you grant a proxy, the persons named as proxy holders, Carmine T. Oliva and Graham Jefferies, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

Q:	What if I return a signed proxy card, but do not vote for some of the matters listed on the proxy card?
A:
If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Transaction; “FOR” the proposal to approve the Plan of Dissolution; and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

Q:           What happens if I do not give specific voting instructions?
A:           Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with specific voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote”. When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.  You should follow the procedures on the voting instruction card provided by your bank, broker or other nominee regarding the voting of your shares.  The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposals to approve the Transaction and the Plan of Dissolution but will not have an effect on the proposal to adjourn the Special Meeting to a later date.  Please vote using your voting instruction card so your vote can be counted.

Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:
If your shares are registered differently or are held in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting.  To ensure that all of your shares are voted, please complete, sign, date and return each proxy card and voting instruction card that you receive, or vote your shares by telephone or over the internet (if those options are available to you).

Q:	What is the deadline for voting my shares?
A:	If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Special Meeting.

If you hold shares in street name, please follow the voting instructions provided by your broker, trustee or nominee.  You may vote your shares in person at the Special Meeting only if you obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	Is my vote confidential?
A:
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within EMRISE Corp. or to third parties, except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.  Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.

Q:	Who will bear the cost of this solicitation?
A:
EMRISE Corp. is making this solicitation and will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders.  The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other regular employees.  No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts.  We also have hired Georgeson Inc. to assist us in distributing proxy materials and soliciting proxies. We will pay a base fee of $6,500, plus customary costs and expenses for these services.  We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Q:	Who can help answer any other questions that I have?
A:
If you have additional questions about the Transaction or the Plan of Dissolution or need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor Georgeson Inc. at the address and telephone number set forth on the next page.  You may also contact our investor relations firm, Allen & Caron Inc., at (949) 474-4300.

If you have any questions, need assistance in voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact:

480 Washington Boulevard, 26th Floor
Jersey City, NJ  07310

Shareholders, Banks and Brokers Call
Toll Free: 888-661-5651

RISK FACTORS

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent SEC filings, along with other information provided to you in this proxy statement, in deciding how to vote on the proposals to approve the Transaction and the Plan of Dissolution.  See “Where You Can Find Additional Information” beginning on page [__].  The special risk considerations described below are not the only ones facing us.  Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations.  If any of the following special risk considerations actually occurs, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

Risk Factors Relating to the Proposal to Approve the Transaction

If we fail to complete the Transaction, our business may be harmed.

We cannot provide assurances that the Transaction will be completed. The closing of the Transaction is subject to a number of conditions, including but not limited to our obtaining stockholder approval of the Purchase Agreement and the absence of a material adverse effect on EEL’s business. If the Transaction is terminated because EMRISE Corp. fails to hold the Special Meeting to approve the Transaction within a specified time period or the Transaction is not approved by stockholders, we will be required to pay up to $300,000 of DDC’s expenses incurred in connection with the Transaction.  In certain other circumstances, we will be required to pay to DDC up to $800,000 of DDC’s expenses incurred in connection with the Transaction.

As a result of our announcement of the Transaction, third parties may be unwilling to enter into material agreements with us. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such new relationships are likely to be more stable. If we fail to complete the Transaction, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. In addition, if the Transaction is not completed, the market price for our common stock may decline.

Our announcement of the Transaction may cause employees working for us to become concerned about the future of the business and lose focus or seek other employment.

In addition, if the Transaction is not completed, our directors, executive officers and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

If the Transaction is not completed, we may explore other potential transactions involving the Company, in whole or in part. The terms of an alternative transaction may be less favorable to us than the terms of the Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

The amount of net proceeds that we will receive from the Transaction is subject to uncertainties.

We will receive aggregate cash consideration of $22,000,000, subject to certain upward adjustments related to cash holdings and working capital in excess of a target of £2,300,000, certain downward adjustments related to indebtedness, unpaid transaction expenses, working capital below a target of £2,300,000 and indemnification claims (if any), resulting in expected net proceeds of approximately $11,000,000, excluding amounts held in escrow and after payment of debt, transaction and other related expenses, certain taxes and liquidation related expenses. However, there can be no assurance that our closing working capital will be at or above the target of £2,300,000.  The amount of our working capital at any given point in time is dependent upon a number of factors beyond our control.  For example, the timing of cash payments for purchases and receipts for accounts receivable cannot be predicted precisely, our inventory levels vary according to customer orders and prepayments and accruals fluctuate throughout the year.  Accordingly, if the value of our closing working capital at the closing of the Transaction is less than £2,300,000, the purchase price we will receive in connection with the Transaction will be decreased £1 for each £1 of our working capital that is less than £2,300,000.  In addition, if there is a shortfall in our estimated closing working capital from the closing working capital finally determined by the parties post-closing, the amount of net proceeds is also subject to reduction.  If DDC successfully asserts claims for indemnification pursuant to the indemnification provisions of the Purchase Agreement, the amount of net proceeds is subject to further reduction.  We may also have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Transaction. As a result, the amount of the net proceeds from the Transaction is subject to substantial uncertainty, and it is possible that the net proceeds from the Transaction will be materially less than we expect.

We may not receive any competing transaction proposals or Superior Proposals, including as a result of the potential payment of a termination fee to DDC.

The Purchase Agreement requires that we pay DDC’s Transaction expenses up to $800,000 if certain events specified in the Purchase Agreement occur, including in the event we pursue a “Superior Proposal” (as defined therein). The amount of this termination fee may have the effect of causing other potential third-party buyers to not submit a proposal to acquire us or our subsidiaries or our assets at a higher price or to enter into a more favorable alternative transaction.

The Purchase Agreement limits our ability to pursue alternatives to the Transaction.

The Purchase Agreement contains provisions that make it more difficult for us to sell our business to any party other than DDC. These provisions include the prohibition on our ability to solicit competing proposals, the requirement that we pay DDC’s Transaction expenses if the Purchase Agreement is terminated in specified circumstances, and DDC’s right to be advised of competing proposals and to submit revised proposals for consideration. See “The Purchase Agreement — Restrictions on Solicitation of Other Offers” and “The Purchase Agreement — Termination Fees and Expenses”. These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of the Company from considering or proposing an alternative transaction, and could make it more difficult for us to complete an alternative business combination transaction with another party.

The Purchase Agreement may expose us to contingent liabilities.

Under the Purchase Agreement, we have agreed to indemnify DDC up to $900,000 (other than in the case of fraud or willful or intentional misrepresentation wherein our liability to DDC may exceed $900,000) for a breach or violation of any representation, warranty or covenant made by us in the Purchase Agreement, for certain liabilities of EEL not fully accounted for as of the closing of the Transaction, and for certain tax matters. Significant indemnification claims by DDC could reduce the amount of net proceeds ultimately distributed to stockholders following the Transaction and expose us to contingent liabilities. See “The Purchase Agreement – Indemnification” beginning on page [__].

Our directors and executive officers may have interests that are different from, or in addition to, those of our stockholders generally in connection with the Transaction.

You should be aware of interests of, and the benefits available to, our directors and executive officers when considering the recommendation of our Board of the Transaction and the approval of the Plan of Dissolution. Our directors and executive officers may have interests in the Transaction and the Dissolution that may be in addition to, or different from, their interests as stockholders.  These interests include the fact that (i) as a condition to the closing of the Transaction, certain of our employees, including Graham Jefferies, our President and Chief Operating Officer, have entered into employment agreements with EEL (and its subsidiaries), to become effective at the closing of the Transaction, and will receive employment retention awards from EEL under certain circumstances, including if they remain employed with EEL for at least two years after closing, (ii) upon the closing of the Transaction, it is anticipated that certain of our officers will receive, among other things, certain payments pursuant to their employment agreements with us, including lump sum cash payments of approximately $624,000 to Mr. Jefferies and $887,200 to Carmine T. Oliva, our Chief Executive Officer and (iii) the vesting of 12,000 shares of restricted stock held by certain of our officers and directors may be accelerated at the discretion of the Compensation Committee of the Board.  In addition, as a condition of the Transaction, the positions held by Timothy J. Blades, our Chief Financial Officer, Treasurer and Secretary will be made redundant upon consummation of the Transaction. Under Mr. Blades’ employment contract with EEL, he is entitled to three months notice prior to termination.  In lieu of such notice, we intend to pay Mr. Blades, upon consummation of the Transaction, his current salary at the rate pertaining at that time plus such other benefits that are provided under his employment contract for a three month-period in lump sum, which is currently estimated to equal approximately $50,000.  We will require administrative and financial assistance in the period between consummation of the Transaction and the Dissolution. We intend to enter into a consulting agreement with Mr. Blades to assist us with the operations of EMRISE Corp. post-Transaction, which will provide an effective and flexible resource to manage the winding up of EMRISE Corp. Our directors and executive officers will also retain the right to continued indemnification and insurance coverage for acts or omissions occurring prior to the Transaction.  In addition, under the Purchase Agreement, “tail” insurance policies for directors’ and officers’ liability coverage for EEL and its subsidiaries must be maintained by EMRISE Corp. after the closing of the Transaction.  Further, on October 15, 2014, we granted Mr. Jefferies 42,000 shares of common stock of EMRISE Corp. and $31,500 and Mr. Blades 25,000 shares of common stock of EMRISE Corp. and $18,750 as retention awards in the event they remained with EMRISE Corp. until the earlier of March 31, 2015 or the consummation of a transaction to sell EMRISE Corp. in whole or in part.  As both Mr. Jefferies and Mr. Blades currently remain with EMRISE Corp., these retention awards have been fully earned.  For additional information regarding these matters, see “The Transaction (Proposal No. 1) — Interests of Our Directors and Executive Officers in the Transaction” beginning on page [__].

Risk Factors Related to the Plan of Dissolution

If our stockholders vote against the Plan of Dissolution proposal, our business could be harmed and our stockholders could face adverse tax consequences.

If we do not obtain stockholder approval of the Plan of Dissolution proposal, we would have to continue its business operations despite the sale of substantially all of our assets and our announced Dissolution. Assuming the completion of the Transaction, we would have limited assets with which to generate operating revenue and likely will have retained only those employees required to wind-up our corporate existence. Further, we do not intend to invest in another operating business following the closing of the Transaction. Further, our stockholders could incur an increased stockholder-level tax liability in the event that property (including cash) distributed to stockholders is characterized as a dividend for tax purposes (see the section entitled “Material United States Federal Income Tax Consequences to EMRISE Corp. Stockholders – Certain U.S. Federal Income Tax Consequences of the Dissolution”).

We cannot determine at this time the exact amount or timing of any distributions to our stockholders because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions.

If the Transaction is approved, we expect to receive net proceeds of $11,000,000, excluding amounts held in escrow and after payment of debt, transaction and other related expenses, certain taxes and liquidation related expenses.  Assuming the Plan of Dissolution is approved by stockholders, we plan to distribute, in an initial distribution (with potential subsequent distributions thereafter), the net proceeds from the Transaction and the Company’s other cash, subject to a contingency reserve for remaining costs and liabilities, after the filing of a Certificate of Dissolution with the Delaware Secretary of State. The amount and timing of the distributions to stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution. On the bases described in this proxy statement, the Board anticipates that the amount of the initial distribution to stockholders from the Transaction will be approximately $[   ] to $[    ] per share of common stock.  Subsequent distributions from the sale of the Company’s remaining assets, including the sale of CXR-AJ, will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Dissolution.  However, at this time, we cannot determine when we will be able to make any distributions to our stockholders or the exact amount of any such distributions. Those determinations depend on a variety of factors, including, but not limited to, whether we are able to sell our remaining assets, including CXR-AJ; the timing of the sale of our remaining assets; the amount we will be required to pay to satisfy unknown or contingent liabilities in the future; the cost of operating our business through the date of our final dissolution; inaccuracies in the cost estimates to resolve currently known contingent liabilities; general business and economic conditions; and other matters. With respect to the sale of CXR-AJ, the Company has and continues to pursue all strategic alternatives for CXR-AJ.  The Company intends to continue operating CXR-AJ in the ordinary course until it is able to complete a transaction that will maximize stockholder value.  There can be no assurance, however, as to the time it will take to complete such a transaction, if any.

In addition, we will continue to incur claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) as we seek to close the Transaction and effect the Dissolution. Our estimates regarding our expense levels may be inaccurate. Any unforecasted or unexpected claims, liabilities or expenses that arise between the date of filing of this proxy statement and the liquidation and final dissolution of EMRISE Corp. or any claims, liabilities or expenses that exceed our estimates could leave us with less cash than is necessary to pay liabilities and expenses and would likely reduce the amount of cash available for ultimate distribution to our stockholders. Further, if cash to be received from the sale of our remaining assets, including CXR-AJ, is not adequate to provide for all of our obligations, liabilities, expenses and claims, we will not be able to distribute any amount at all to our stockholders.

For the foregoing reasons, there can be no assurance as to the timing and amount of distributions to our stockholders, even if all of our remaining assets, including CXR-AJ, are sold; provided that the Company must complete the distribution of all of its properties and assets to its stockholders as provided in the Plan of Distribution as soon as practicable following the filing of the Certificate of Dissolution with the Delaware Secretary of State and in any event on or before the tenth anniversary of such filing. As of the date of this proxy statement, we anticipate that our known retained liabilities (together with the estimated liabilities to be incurred by us prior to the final dissolution of EMRISE Corp.) will be approximately $[___] million.

Our Board may abandon or delay implementation of the Plan of Dissolution even if it is approved by our stockholders.

Our Board has adopted and approved a Plan of Dissolution for the Dissolution of EMRISE Corp. following the closing of the Transaction. Even if the Plan of Dissolution proposal is approved by our stockholders, the Board has reserved the right, in its reasonable discretion, to abandon or delay implementation of the Plan of Dissolution if as a result of the Plan of Dissolution we would be insolvent or unable to pay our debts as they come due, would have remaining liabilities in excess of its remaining assets, or would otherwise be unable to satisfy in full all valid claims against EMRISE Corp. Following completion of the Transaction, we will continue to exist as a public company until we are dissolved. Although the Board has no present intention to pursue any alternative to the Plan of Dissolution, the Board may conclude either that its fiduciary obligations require it to pursue business opportunities that present themselves or that abandoning the Plan of Dissolution is otherwise in our best interests and the best interests of our  stockholders. If the Board elects to pursue any alternative to the Plan of Dissolution, the value of our common stock may decline.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each of our stockholders who receives liquidating distributions could be held liable for payment to our creditors of his or her pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in the Dissolution.

If the Plan of Dissolution is approved by our stockholders, we intend to file a Certificate of Dissolution with the Delaware Secretary of State of the State to dissolve EMRISE Corp.  Pursuant to the DGCL, EMRISE Corp. will continue to exist for a minimum of three years after its dissolution becomes effective for the purpose of prosecuting and defending suits against EMRISE Corp. and enabling EMRISE Corp. and our subsidiaries to close their business, to dispose of their property, to discharge their liabilities and to distribute to stockholders any remaining assets.  If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities in the Dissolution or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from our contingency reserve, our creditors could seek an injunction against the making of distributions on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to stockholders.  If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, creditors could assert claims against each stockholder receiving a distribution for the payment of any shortfall, up to the amounts previously received by the stockholder in distributions from us.  In such event, a stockholder could be required to return all distributions previously made to such stockholder pursuant to the Plan of Dissolution and could receive nothing from us under the Plan of Dissolution.  Moreover, in the event a stockholder has paid taxes on amounts previously received by the stockholder, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable.  The Board is not required to obtain a solvency opinion as a condition to authorizing a liquidating distribution and we cannot assure you that the contingency reserve established by us will be adequate to cover all expenses and liabilities.

The tax treatment of any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are general in nature.  You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy statement for tax advice.

We have not requested a ruling from the Internal Revenue Service (“IRS”) with respect to the anticipated tax consequences of the Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions.  If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions.  Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us, which may be three years after our Dissolution and could be longer.

As a result of the Dissolution, for federal income tax purposes, stockholders will recognize gain or loss equal to the difference between (a) the sum of the amount of cash distributed to them and the aggregate fair market value of any property distributed to them, and (b) their tax basis for their shares of common stock. A stockholder’s tax basis in shares of common stock will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.  Any loss generally will be recognized only when the final distribution from us has been received, which may be more than three years after our dissolution, and if the stockholder is still the owner of the shares of common stock.

If we decide to use a liquidating trust, as permitted by the Plan of Dissolution, interests of our Stockholders in such a trust would not be transferable.

The interests of our stockholders in a liquidating trust set up by us under the approved Plan of Dissolution would not be transferable, which could adversely affect your ability to realize the value of such interests. In addition, as stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without such holders being readily able to realize the value of such interest to pay such taxes or otherwise.

The Board may at any time turn management of our liquidation over to a third party, and some or all of our directors may resign from the Board at that time.

Our Board may at any time turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available proceeds to our stockholders, and some or all of our directors may resign from the Board at or before that time. If management is turned over to a third party and all of our directors resign from our Board, the third party would have sole control over the liquidation process, including the sale or distribution of any remaining assets under the approved Plan of Dissolution.

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Secretary of State of the State of Delaware, after which it will not be possible for stockholders to trade our stock.

We will close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Secretary of State of the State of Delaware, which is referred to herein as the final record date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the final record date.

We will continue to incur the expenses of complying with public company reporting requirements.

Following the Transaction and through the subsequent liquidation and dissolution, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with these reporting requirements is economically burdensome. Until we are able to deregister our shares and suspend our periodic reporting obligations under the Exchange Act, we will remain a reporting issuer and will incur attendant costs relating to filing such reports with the SEC. We currently intend to file the Certificate of Dissolution with the Secretary of State of Delaware as soon as practicable following the closing of the Transaction.  To the extent that we delay filing the Certificate of Dissolution, we would be obligated to continue complying with the applicable reporting requirements of the Exchange Act. The expenses incurred by us in complying with the applicable reporting requirements will reduce the assets available for ultimate distribution to our stockholders.

If we fail to retain the services of appropriate personnel, the Plan of Dissolution may not succeed.

The success of the Plan of Dissolution depends in large part upon our ability to retain the services of qualified personnel who will be charged with operating the Company, including CXR-AJ, our remaining business, following the closing of the Transaction until we are able to sell our remaining assets and complete a transaction for CXR-AJ that will maximize stockholder value. The retention of qualified personnel may be particularly difficult under our current circumstances, although we intend to enter into a consulting agreement with Timothy J. Blades, our current Chief Financial Officer, upon consummation of the Transaction to assist the Company with the operations of the Company post-Transaction and, if the Plan of Dissolution is approved, the winding up of the Company. There can be no assurance that we will be successful in retaining the services of such qualified personnel or that we will be able to retain the services of such qualified personnel for the amounts the Company is willing to pay for such services.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.  Forward-looking statements are often identified by the use of words such as, but not limited to, “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” and other similar words or phrases.  These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements.  These forward-looking statements speak only as of the date on which the statements were made and, except as required by applicable securities laws, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere.  In addition to other factors and matters contained or incorporated in this proxy statement, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

•	the effect of the announcement of the Transaction on our business relationships (including with employees, customers and suppliers), operating results and business generally;

•	the failure of our stockholders to approve the Transaction;

•	the failure of the Transaction to close for any reason;

•	the outcome of any litigation or governmental proceedings instituted against us;

•	the amount of the costs, fees, expenses and charges related to the Transaction;

•	our failure to comply with regulations and any changes in regulations;

•	the loss of any of our senior management;

•	the failure of our stockholders to approve the Plan of Dissolution;

•	our ability to satisfy our liabilities and obligations out of the proceeds of the transactions described herein and other available resources, if any; and

•	our ability to distribute any remaining cash to our stockholders.

The foregoing list of factors is not exclusive. Additionally, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 31, 2015, which should be read in conjunction with this proxy statement.  See “Where You Can Find Additional Information” on page [__].  In light of the significant uncertainties inherent in forward-looking statements, readers should not place undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements concerning EMRISE Corp. or other matters attributable to EMRISE Corp. or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. EMRISE Corp. does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this document.

THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held at [•], on [•], 2015 at [•], local time.

Purpose of the Special Meeting

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1.	to approve the sale of all of the outstanding capital stock of EEL, which constitutes our electronic devices business unit, pursuant to the Purchase Agreement;

2.	to approve the voluntary dissolution and liquidation of EMRISE Corp. pursuant to the Plan of Dissolution; and

3.
to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Transaction if there are insufficient votes to approve the Transaction.

The Board is seeking stockholder approval of the Transaction because we are a Delaware corporation and the Transaction may constitute the sale of “substantially all” of our property and assets under Section 271 of the DGCL.  Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of “all or substantially all of its property and assets.”  Additionally, approval of the Transaction by holders of a majority of our issued and outstanding common stock is a closing condition under the Purchase Agreement.

Record Date; Stockholders Entitled to Vote

Only holders of our common stock at the close of business on [•], 2015, the Record Date, are entitled to notice of and to vote at the Special Meeting.  If you hold your shares through a bank, broker or other nominee (in “street name”), you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

As of the Record Date, there were [•] shares of our common stock outstanding and entitled to vote.  Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting.

Quorum

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting.  A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or [•] shares, are present at the Special Meeting, either in person or represented by proxy.  Abstentions and “broker non-votes” are counted as present for the purpose of determining whether a quorum is present.  Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Vote Required for Approval of Proposals

The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Transaction pursuant to the Purchase Agreement and the Plan of Dissolution.  Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Shares voted as abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting, but will be treated as unvoted, although present and entitled to vote, for purposes of determining whether a proposal is approved.  As a result, a vote of “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal to approve the Transaction and the proposal to approve the Plan of Liquidation, but will not have any effect on the adjournment proposal.

The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Transaction and the proposal to approve the Plan of Dissolution, but will not have an effect on the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.  If you hold your shares in street name, the failure to instruct your bank, broker or other nominee how to vote your shares will constitute a “broker non-vote” and will have the same effect as a vote “AGAINST” the proposal to approve the Transaction and the proposal to approve the Plan of Dissolution, but will not have an effect on the proposal to adjourn the Special Meeting to a later date.  Please vote your proxy so your vote can be counted.

Voting and Proxies

For each item of business to come before the Special Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN”.  You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

•
By telephone or over the internet.  If you are a stockholder of record, you may vote over the internet by following the instructions on your proxy card.  If you hold shares in street name, you will receive separate voting instructions from your bank, broker or other nominee and may vote by telephone or over the internet if they offer that alternative.  Although most brokers, banks and nominees offer telephone and internet voting, availability and the specific procedures vary.

•
In person at the Special Meeting.  All stockholders may vote in person at the Special Meeting.  You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person.  If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting as indicated.  If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Transaction, “FOR” the proposal to approve the Plan of Dissolution and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

If your shares of common stock are held in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares voted.  Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote.  The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Transaction and the proposal to approve the Plan of Dissolution, but will not have an effect on the proposal to adjourn the Special Meeting to a later date.

Please vote using your proxy or voting instruction card, or by telephone or over the internet (if those options are available to you), so your vote can be counted.

Revocation of Proxies

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting.  If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	sending a written notice of revocation to our Corporate Secretary;

•	submitting a new, proper proxy dated later than the date of the revoked proxy;

•	submitting a new proxy by telephone or through the internet at a later time; or

•	attending the Special Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee regarding revocation or change of proxies in order to revoke or change your proxy. If your bank, broker or other nominee allows you to submit a proxy by telephone or the internet, you may be able to change your vote by submitting a proxy again by telephone or the internet.  You may also vote in person at the Special Meeting if you obtain a legal proxy as described in the answer to the previous question. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Attending the Special Meeting

You are entitled to attend the Special Meeting only if you were a stockholder of EMRISE Corp. at the close of business on the Record Date, or hold a valid proxy for the Special Meeting.  You should be prepared to present photo identification for admittance.  In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the Record Date prior to being admitted.  A list of all stockholders of record on the Record Date will be available for inspection at the Special Meeting.  If you are not a stockholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership on the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership.  If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of the Board.  The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other regular employees.  No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts.  We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock. For more information regarding this proxy statement, the enclosed proxy card or voting instructions, please contact our proxy solicitor Georgeson Inc. at the address and telephone number below.  You may also contact our investor relations firm, Allen & Caron Inc., at (949) 474-4300.

Georgeson
480 Washington Boulevard, 26th Floor
Jersey City, NJ  07310
Shareholders, Banks and Brokers Call
Toll Free: 888-661-5651

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies if the adjourned proposal is approved.  Any adjournment may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting.  Whether or not a quorum exists, holders of a majority of the common stock present in person or represented by proxy at the Special Meeting and entitled to vote may adjourn the Special Meeting at any time.  Any signed proxies received by us in which no voting instructions are provided on the matter will be voted in accordance with the Board’s recommendation “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies.  Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Other Matters

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting.  If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

THE TRANSACTION (PROPOSAL NO. 1)

The Parties to the Transaction

EMRISE Corporation
2530 Meridian Parkway
Durham, North Carolina 27713
Telephone: (919) 806-4722
Email: investors@emrise.com

EMRISE Corp. designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE Corp.’s products perform key functions such as power supply and power conversion, radio frequency (RF) and microwave signal generation and processing, and network access products for public and private communications networks.  The use of its Ethernet and Internet Protocol products in public and private networks is a primary growth driver for EMRISE Corp.’s communications equipment business unit, CXR-AJ.  The use of EMRISE Corp.’s power supplies, RF and microwave signal generation and processing devices and subsystems in on-board In-Flight Entertainment and Connectivity systems is a primary growth driver for EMRISE Corp.’s electronic devices business units, which includes EEL.  EMRISE Corp. serves the worldwide base of customers it has built in North America, Europe and Asia through operations in England and France.  EMRISE Corp.’s common stock is quoted on the OTCQB under the symbol “EMRI”.

EMRISE Electronics Ltd.
c/o EMRISE Corporation
2530 Meridian Parkway
Durham, North Carolina 27713
Telephone: (919) 806-4722
Email: investors@emrise.com

EEL is an indirect wholly-owned operating subsidiary of EMRISE Corp. EEL consists of its Pascall and XCEL subsidiaries.  Pascall and XCEL design and manufacture an extensive range of custom, semi-custom power supply and sub-system products for defense and aerospace applications. Pascall also designs and manufactures a range of radio frequency and microwave components, devices and subsystems for defense and aerospace applications.

DDC (United Kingdom) Limited
c/o Data Device Corporation
105 Wilbur Place
Bohemia, NY 11716
Telephone: (631) 567-5600

DDC is a wholly-owned subsidiary of Data Device Corporation, a privately-held company headquartered in Bohemia, New York that is the world leader in the design and manufacture of high-reliability data bus, motion control, and solid-state power controller products for aerospace, defense, and industrial automation applications. For over 50 years, Data Device Corporation has continuously advanced the state of high-reliability data communications and control technology for MIL-STD-1553, ARINC 429, AFDX®, Synchro/Resolver interface, and Solid-State Power Controllers with innovations that have minimized component size and weight while increasing performance.

Background of the Transaction

The Board continually reviews our results of operations and competitive position, as well as the strategic alternatives available to us to enhance stockholder value.  During 2012, after discussions at two Board meetings that included a financial advisor’s assessment of the strategic options for the Company, the Board directed our Chief Executive Officer to undertake a formal strategic review process and present to the Board strategic planning data and recommendations. Between December 2012 and February 2013, such strategic planning data and recommendations were formulated and were presented to the Board at a meeting in February 2013. At that meeting, the Board directed management to start the process to find and recommend one or more independent financial advisors to assist the Company in undertaking a strategic review process.

Management interviewed a number of financial firms and selected four firms to present their recommendations to the Board regarding the Company’s strategic options. Beginning in March 2013, all four firms presented their recommendations to the Board.

On September 5, 2013, our Board established a special committee comprised solely of independent directors, consisting of Julie Abraham, Otis Baskin and Frank Russomanno (the “Special Committee”), for the primary purpose of investigating all potential strategic options for the Company.  In addition, recognizing that it was possible that this process might ultimately lead to a sale of the Company, in whole or in part, the Special Committee was tasked to, among other things, (i) evaluate and negotiate the terms for an agreement related to the potential sale of the Company, its assets or a substantial portion thereof, in one or more transactions, (ii) supervise and participate in diligence and management presentations in connection with a proposed transaction, (iii) manage the Company’s and management’s interaction with the Financial Advisors (as defined below) and the Company’s other advisors, (iv) retain advisors to assist the Special Committee, and (v) conduct any negotiations in connection with any proposed transaction, including to reject a proposed transaction or develop alternatives for presentation to the Board.  From December 11, 2013 through March 22, 2015, the Special Committee held a total of 13 separate meetings and 10 meetings in conjunction with Board meetings, in connection with our strategic review process.

Also on September 5, 2013, the Board authorized management to explore a fee arrangement with The Benchmark Company, LLC (“Benchmark”) to work in collaboration with Hermes Capital Advisors, a division of Arcadia Securities, LLC (“Hermes” and together with Benchmark, the “Financial Advisors”), to deliver a strategic transaction to the Company.

On September 18, 2013, our management recommended to the Board, and the Board approved, our entry into discussions and negotiations with the Financial Advisors concerning their potential engagement to provide financial advisory services.  The Financial Advisors were selected based on their experience with mergers and acquisitions and with our business and the electronics industry generally.  On October 7, 2013, we formally engaged the Financial Advisors to act as our exclusive strategic and financial advisors. We instructed the Financial Advisors to assess the options available to us, including searching for parties interested in acquiring EMRISE Corp., as a whole, or EEL, on a standalone basis.

Recognizing that, in order to establish the optimum return for stockholders, we would need to assess the value of the Company in the marketplace, in December 2013 and continuing through September 2014, the Financial Advisors conducted a marketing process that focused on contacting potential buyers that might be interested in acquiring EEL or our entire company.  During that process, the Financial Advisors contacted 322 parties, consisting of both strategic and financial acquirers. Subsequently, 40 of the potential acquirers (including Behrman Capital (“Behrman”), the private equity sponsor of DDC) entered into non-disclosure agreements with us and received copies of a confidential information memorandum that provided business, financial and market information about EMRISE Corp., EEL and CXR-AJ. We also provided certain potential buyers who expressed interest in performing preliminary due diligence, access to a virtual data room containing additional information about EEL, subject to their non-disclosure agreements.

Between the end of April 2014 and the end of May 2014, we received non-binding indications of interest from four bidders (none of which was Behrman or DDC) to purchase the capital stock of EEL with cash bids ranging from $10 million to $20 million. Certain of these bidders held meetings with our management, conducted visits of our facilities in the United Kingdom and/or performed additional due diligence, and we asked these bidders to submit final offers for EEL or EMRISE Corp. as a whole by June 13, 2014 (which we subsequently extended to June 16, 2014). The bidder with the highest bid withdrew from the process before that date, and we received three final offers on or about June 16, 2014, with bids ranging from $9 million to $13 million. None of those offers were deemed to give a sufficient potential return to stockholders, so we continued to negotiate with the three remaining bidders to increase their offers while also pursuing other potential buyers and assessing the potential to continue to run our business in its current form.

On July 10, 2014, one of the three remaining bidders increased its offer from $13 million to a final offer of $15 million, subject to being granted an exclusivity period to complete due diligence. On that date and shortly thereafter, we received expressions of interest from three additional potential buyers that had not previously submitted bids. One of these buyers was a strategic acquirer who, in discussions with our Financial Advisors on or about July 10, 2014, and in subsequent discussions, expressed interest in a merger transaction involving our entire company.  We engaged in discussions with the strategic acquirer over the following two months to ascertain the nature and value of its prospective offer, but this investor failed to submit a formal proposal and as a result we terminated these discussions in mid-September, 2014. The other two potential buyers were also strategic acquirers who were interested in acquiring EEL only.  One of these two parties was DDC, which expressed interest in potentially acquiring EEL through discussions with the Financial Advisors on July 18, 2014, and the other party, referred to herein as Buyer B, expressed similar interest on or about August 12, 2014.

DDC executed a non-disclosure agreement on July 18, 2014, received a copy of the confidential information memorandum and was granted access to the virtual data room shortly thereafter. From July to September 2014, with the assistance of the Financial Advisors, we continued to negotiate with DDC. On July 31, 2014, DDC submitted a non-binding letter of intent to acquire the capital stock of EEL for cash consideration in the range of $13 million to $17 million. We advised DDC that its offer would need to be in excess of the top end of its range, and DDC requested to conduct management meetings and facilities visits before it would consider increasing its offer. A team from DDC and Behrman visited our facilities in the United Kingdom on August 12 and 13, 2014, and met with EMRISE Corp. and EEL management. DDC continued to perform due diligence and submitted a revised letter of intent on August 20, 2014, that contemplated an asset purchase transaction for a purchase price of $18 million. We informed DDC that an asset purchase was not acceptable to us, and DDC revised its letter of intent on August 22, 2014, changing the transaction structure to a stock purchase for a cash price of $18 million. On September 2, 2014, DDC submitted a revised letter of intent that extended the expiration date of its offer to September 17, 2014. We continued our negotiations with DDC and, on or about September 15, 2014, informed DDC that its offer was no longer competitive in light of the offer we received from Buyer B, described below. On September 15, 2014, DDC submitted an increased offer for a cash purchase price of $20 million.

Contemporaneously with our negotiations with DDC, Buyer B executed a non-disclosure agreement on August 12, 2014, and received a copy of the confidential information memorandum and access to the virtual data room shortly thereafter. On August 19, 2014, Buyer B submitted an indication of interest in acquiring the capital stock of EEL for cash consideration equal to 5.5 to 6.5 times EEL’s projected EBITDA for 2014, which implied a price range of $16 million to $19 million.  Buyer B conducted management meetings and facilities visits on September 1 and 2, 2014 and continued due diligence in the following week. On September 9, 2014, Buyer B submitted an offer letter to acquire the capital stock of EEL for cash and stock consideration of $15 million, which was below its original bid range. On the same day, we indicated to Buyer B that its offer needed to be higher in order to be competitive.  On September 15, 2014, Buyer B submitted its final offer letter to acquire the capital stock of EEL for a purchase price of $19.5 million in cash and stock.

On September 14, 2014, and after receiving updated financial information for EMRISE Corp. and its subsidiaries, one of the parties that originally submitted a bid for EEL in June 2014, for $9 million, submitted an offer to acquire the capital stock of the entire company, including EEL, for $15 million. As this offer was lower than the offers from both DDC and Buyer B, we informed this party that its offer would have to be increased significantly to be competitive and appropriate for consideration by the Board.

On September 16, 2014, the Special Committee held a meeting to consider entering into a non-binding letter of intent with DDC, providing for an aggregate purchase price of $20.0 million.  After extensive discussion and presentations by management, the Financial Advisors and our legal counsel, the Special Committee approved entering into a non-binding letter of intent with DDC, which included a 60 days exclusivity period.  On September 17, 2014, we entered into the non-binding letter of intent with DDC.

On November 26, 2014, we received an initial draft of the Purchase Agreement from DDC’s legal counsel.  Between November 26, 2014 and March 22, 2015, we continued to negotiate the terms of the Purchase Agreement with DDC and DDC conducted further due diligence.

On December 10, 2014, the Special Committee held meetings to discuss the status of negotiations with DDC and whether to extend the exclusivity period with DDC by 45 days.  The Financial Advisors provided an overview of the major issues contained in the Purchase Agreement and, after extensive discussion, the Special Committee approved extending the exclusivity period with DDC by 45 days.  Also on December 10, 2014, our legal counsel provided the Special Committee with an overview of the vote required by stockholders to approve the Transaction and an overview of the process for liquidating and dissolving under Delaware law as well as alternatives to dissolution.  The Special Committee also reviewed management’s budgets and business plans for 2015 and beyond to assess whether stockholders would be better served by selling EEL or continuing the existing strategy of pursuing organic growth on a limited budget.

On December 11, 2014, we amended the letter of intent with DDC to extend exclusivity until January 23, 2015, with an effective date of December 9, 2014.

On February 3, 2015, our chief executive officer and Financial Advisors met with members of DDC and Behrman to discuss various terms of the Purchase Agreement, specifically focusing on the purchase price and overall limit on our indemnification obligations under the Purchase Agreement. Following such meeting, and after substantial negotiations, the purchase price was increased to $21.25 million, which was ultimately increased to $22 million after further negotiations, and DDC agreed to an overall indemnification limit under the Purchase Agreement of $900,000, which would expire after 12 months from the closing date of the Transaction, should the Transaction proceed.

The Transaction was judged by the Board to offer a compelling return to our stockholders compared to all other strategic options, including re-consideration of continuing with our current operations.  Therefore, on February 10, 2015, upon the recommendation of the Special Committee, the Board approved our entry into a revised letter of intent with DDC extending its exclusivity period through March 6, 2015 and providing for a total purchase price of $22 million.  Between February 6, 2015 and March 22, 2015, we continued to negotiate the terms of the Purchase Agreement with DDC and DDC continued to conduct additional due diligence.

Between February 6, 2015 and March 22, 2015, the Special Committee held six meetings. At each meeting, the Special Committee discussed the status of our negotiations with DDC.  At a meeting held on February 9, 2015, the Special Committee authorized our chief executive officer to negotiate an engagement letter with Headwaters to issue an opinion regarding the fairness of the consideration to be received by EMRISE Corp. pursuant to the Purchase Agreement, from a financial point of view.

On February 18, 2015, we formally engaged Headwaters to prepare a written opinion to the Board that the consideration under the Purchase Agreement is fair to EMRISE Corp. from a financial point of view.

On February 19, 2015, February 25, 2015 and February 26, 2015, the Board held special meetings to consider the Transaction and the potential dissolution of EMRISE Corp. At each such meeting, members of our management and our legal counsel updated the Board on the negotiations of the principal terms of the Purchase Agreement. At each such meeting, our legal counsel reviewed with the members of the Board their fiduciary duties under Delaware law, as well as the terms and provisions of the Purchase Agreement. During these meetings, our legal counsel also outlined steps to be taken by us in connection with a vote of our stockholders to approve a sale of all or substantially all of our assets, which the Transaction would be deemed, and the subsequent dissolution of EMRISE Corp.

At the February 26, 2015 Board meeting, representatives of Headwaters provided the Board with its financial analysis of the proposed Transaction and delivered to the Board its oral opinion to the effect that, as of such date, and subject to and based upon the assumptions made, matters considered and limits of the review set forth in its written opinion, the consideration to be received by the Company pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company.

On March 10, 2015, the Board and the Special Committee held meetings to discuss the remaining open issues in the Purchase Agreement and the consequences of returning certain of the net proceeds from the Transaction in the form or an ordinary dividend verses a liquidating dividend.

On March 16, 2015, each of the Special Committee and the Board held special meetings with the purpose of approving entry into the Purchase Agreement.  After extensive discussions with management, our legal counsel and the Financial Advisors as to the remaining issues in the draft and hearing and evaluating management’s recommendation to approve the Purchase Agreement, the Special Committee recommended to the Board, and the Board voted to approve, on a conditional basis, subject to the remaining issues being resolved favorably to the Company’s stockholders and the receipt of an updated fairness opinion from Headwaters which would not be substantially changed from its original opinion dated February 26, 2015, our entry into the Purchase Agreement.

From March 16 to March 22, 2015, management and the Company’s legal counsel finalized the Purchase Agreement with DDC and its legal counsel.

On March 21, 2015, the Board received a letter from Headwaters reaffirming that, as of March 21, 2015, and subject to and based upon the assumptions made, matters considered and limits of the review set forth therein, the consideration to be received by the Company in the Transaction pursuant to the Purchase Agreement continued to be fair to the Company from a financial point of view.

On March 22, 2015, the Board held a special meeting to discuss the process of seeking stockholder approval of the Transaction, the Purchase Agreement and the Dissolution of EMRISE Corp. pursuant to the DGCL.  In addition, our counsel again reviewed each of the material terms of the Purchase Agreement.  The Board also discussed the receipt of an updated fairness opinion from Headwaters.  After extensive discussion, the Board unanimously reaffirmed its approval of the Transaction and the Purchase Agreement, determining them to be advisable and fair to us and in our best interest and the best interest of our stockholders, and recommended that our stockholders approve the Transaction and Purchase Agreement.  Following discussion on the dissolution of EMRISE Corp., the Board also unanimously adopted the Plan of Dissolution, which had been previously circulated to the Board.

On March 22, 2015, we executed the Purchase Agreement with DDC.

On March 23, 2015, we issued a press release and filed a Form 8-K announcing the signing of the Purchase Agreement and adoption of the Plan of Dissolution.

As of the date of this proxy statement, we have not had any other offer from a different potential buyer of our company or our asset, including EEL, since we first publicly announced the Purchase Agreement.

Reasons for the Transaction

The Board, acting with the advice and assistance of its legal advisors, evaluated the Purchase Agreement and, acting with the advice and assistance of its legal and financial advisors, evaluated the consideration negotiated with DDC and its representatives. After careful consideration, the Board determined that (i) the Transaction is advisable and in the best interests of EMRISE Corp. and our stockholders and (ii) the form, terms and provisions of the Purchase Agreement and the Transaction are expedient and in the best interests of EMRISE Corp. and our stockholders. At a meeting of the Board held on March 21, 2015, the Board discussed and resolved to adopt and approve the Purchase Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Transaction. For additional information regarding the Board’s discussion and approval of the Transaction, see “The Transaction (Proposal No. 1) — Background of the Transaction” beginning on page [__].

In the course of reaching its determinations, the Board consulted with our management and our financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Transaction. The Board believed that, taken as a whole, the following factors supported its decision to approve the Transaction:

•
Continuing a Growth Strategy.  The Board considered the following factors, among other things, in determining whether to continue pursuing an organic growth strategy verses a sales process for the Company, in whole or in part:

o	Our profits have been weak over the last 10 years;
o	We have limited cash resources, which limits investment in new products, people and working capital;
o	We historically have faced a level of competition for our business in a market place dominated by companies with greater resources than our own;
o	Our cash flow is unpredictable and the size of the business means we are too small to be able to absorb the fluctuations;
o	We are unable to raise new loans in the U.S.;
o	We lack a worldwide sales force to enable us to penetrate new markets; and
o	The high cost of being a U.S. public registrant places pressure on our cash facilities.

The Board determined that if we could secure a high enough price for the Company, in whole or in part, through a sales process, a sale of the Company could result in a better return for stockholders than continuing a growth strategy.

•
Strategic Review Process. The Board process (which began in December 2012) through which we explored strategic alternatives for EMRISE Corp. as a whole or in part, included, among other things, (i) engaging the Financial Advisors to, among other things, evaluate indications of interest and contact potentially interested parties; (ii) entering into non-disclosure agreements and engaging in preliminary discussions with 40 parties that were provided with a confidential information memorandum that provided business, financial and market information about EMRISE Corp. as a whole and EEL separately, and (iii) negotiating bids from a total of 6 parties before deciding to enter into a letter of intent with DDC.

•
Consideration. The Board considered the value and the consideration to be received by us pursuant to the Purchase Agreement, which includes an all cash payment of $22 million, net of debt, transaction and other related expenses and a holdback of $1.3 million in escrow to secure indemnification obligations and any shortfall in working capital.  In light of the factors considered in whether to continue a growth strategy and the Board’s understanding of, and discussions with management regarding, historical and projected performance of the Company, the Board concluded that the consideration to be received under the Purchase Agreement represented a greater return for the Company and its stockholders than continuing to operate EEL under our existing corporate structure.

•
Likelihood of Consummation of the Transaction. The Board considered the likelihood that the Transaction will be completed, including the limited number and nature of the conditions to DDC’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied. The Board considered that DDC does not need to obtain stockholder approval for the Transaction. The Company also undertook a due diligence process to confirm that DDC would be able to deliver the purchase price.

•
Ability to Return Net Proceeds from the Transaction to Stockholders. The Board considered the likelihood that the Transaction will result in positive net proceeds to us, which, subject to our satisfaction of and compliance with existing obligations, and appropriate reserves, would allow us to return the net proceeds from the Transaction to our stockholders.

•
Lack of Liquidity in the Stock.  The Board considered the fact that the Company’s common stock trading volumes have historically been low due to limited investor interest in Micro Cap stocks, lack of liquidity in the stock, a negative stock price trend and a very low market capitalization.  The Board determined that the Transaction could provide stockholders with an opportunity to potentially monetize their investment in the Company.

•
Opinion of Financial Advisors. The Board considered the financial analyses presented by Headwaters and Headwaters’ opinion that, as of February 26, 2015 (which was reaffirmed on March 21, 2015) and subject to and based upon the various considerations and assumptions described in Headwaters’ written opinion, the consideration to be received by EMRISE Corp. pursuant to the Purchase Agreement was fair, from a financial point of view, to EMRISE Corp. See “—Opinion of Our Financial Advisor”.

The Board also considered a variety of risks and other potentially negative factors relating to the transaction, including the following:

•
Risk of Non-Completion. The Board considered the risk that the Transaction might not be completed and in that event, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Transaction, we will have incurred significant transaction costs, and the perception of EEL could potentially result in a loss of customers, business partners and employees.

•
Possible Payment of Expenses following Termination. The Board considered the payment of up to $800,000 of DDC’s expenses incurred in connection with the Transaction, which would be payable by us to DDC if the Purchase Agreement is terminated under certain circumstances. The Board believed that the payment of DDC’s expenses is reasonable and would not unduly preclude a third party from making a superior acquisition proposal.

•
Possible Disruption of the Business. The Board considered the possible disruption to our business that might result from the announcement of the Transaction and the resulting distraction of the attention of our management and employees. The Board also considered the fact that the Purchase Agreement contains certain limitations regarding the operation of EEL during the period between the signing of the Purchase Agreement and the completion of the Transaction. The Board believed that such limitations were customary for transactions similar to the Transaction and appropriately tailored to the specific requirements of the operation of EEL.

•
Indemnification Obligations. The Board was aware that the Purchase Agreement placed certain indemnification obligations on EMRISE Corp. relating to EEL and requires EMRISE Corp. to deposit $900,000 of the purchase price into escrow to secure such obligations. The Board considered the customary nature of such indemnification obligations in a sale of a business unit and the risk of liability to EMRISE Corp. following the closing of the Transaction.

•
Acceleration of Equity Awards. The Board was aware that the completion of the Transaction may constitute a “change in control” as defined under the Incentive Plans, and in such event, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. See “The Transaction (Proposal No. 1) — Interests of Our Directors and Executive Officers in the Transaction”.

•
Potential Payments to Executive Officers. At the closing of the Transaction, it is anticipated that certain officers of EMRISE Corp. will receive, among other things, certain payments pursuant to their employment agreements with EMRISE Corp., including lump sum cash payments of approximately $624,000 to Graham Jefferies, our President and Chief Operating Officer, and $887,200 to Carmine T. Oliva, our Chief Executive Officer.  In addition, as a condition of the Transaction, the positions held by Timothy J. Blades, our Chief Financial Officer, Treasurer and Secretary will be made redundant upon consummation of the Transaction. Under Mr. Blades’ employment contract with EEL, he is entitled to three months notice prior to termination.  In lieu of such notice, EMRISE Corp. intends to pay Mr. Blades, upon consummation of the Transaction, his current salary at the rate pertaining at that time plus such other benefits that are provided under his employment contract for a three month-period in lump sum, which is currently estimated to equal approximately $50,000.  In addition, on October 15, 2014, EMRISE Corp. granted Mr. Jefferies 42,000 shares of common stock of EMRISE Corp. and $31,500 and Mr. Blades 25,000 shares of common stock of EMRISE Corp. and $18,750 as retention awards in the event they remained with EMRISE Corp. until the earlier of March 31, 2015 or the consummation of a transaction to sell EMRISE Corp. in whole or in part.  As both Mr. Jefferies and Mr. Blades currently remain with EMRISE Corp., these retention awards have been fully earned.  See “The Transaction (Proposal No. 1) — Interests of Our Directors and Executive Officers in the Transaction”.

In addition, the Board was aware of and considered the interests that certain of our directors and executive officers may have with respect to the Transaction that differ from, or are in addition to, their interests as stockholders of EMRISE Corp., as described in “— Interests of our Directors and Executive Officers in the Transaction”.

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the Transaction. In view of the variety of factors and the quality and amount of information considered, as well as the complexity of these matters, the Board did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching this determination. The Board conducted an overall analysis of the factors described above, as well as others, including thorough discussion with, and questioning of, our senior management and our legal and financial advisors, and considered the benefits of the Transaction to outweigh the risks and the factors overall to be favorable to, and to support, its determination. Individual members of the Board may have given different weight to different factors.

Recommendation of the Board

After careful consideration, the Board unanimously recommends that you vote “FOR” the approval of the Transaction.

Opinion of Headwaters

EMRISE Corp. retained Headwaters to render an opinion as to the fairness of, from a financial point of view, the consideration to be received by EMRISE Corp. pursuant to the Transaction.

On February 26, 2015, Headwaters delivered its oral opinion, which it subsequently confirmed in writing to the Board on the same day, that as of such date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be received pursuant to the Purchase Agreement was fair, from a financial point of view, to EMRISE Corp.  Headwaters subsequently reaffirmed its opinion in writing to the Board on March 21, 2015.  In reaffirming its opinion, Headwaters had spoken with certain members of the management of EMRISE Corp. and certain representatives and advisors of EMRISE Corp. regarding the business, operations, financial condition and prospects of EMRISE Corp., the Transaction and related matters and understood that nothing of a material nature had changed.  Headwaters provided its opinion for the information and assistance of the Board in connection with and for the purpose of the Board’s evaluation of the Transaction contemplated by the Purchase Agreement. Headwaters’ opinion relates only to the fairness, from a financial point of view, to EMRISE Corp. of the consideration, which was determined through arm’s length negotiations between EMRISE Corp. and DDC and not by Headwaters. The decision to approve and recommend the Transaction was made independently by the Board. Headwaters’ opinion does not address any other aspect of the Purchase Agreement, or any related transaction, and does not constitute a recommendation to any stockholder of EMRISE Corp. as to how that stockholder should vote or act on any matter relating to the Purchase Agreement.

The complete text of Headwaters’ opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Headwaters, is attached to this proxy statement as Annex C and is incorporated by reference in this proxy statement. The summary of Headwaters’ opinion set forth below is qualified in its entirety by reference to the full text of the opinion. EMRISE Corp. stockholders should read this opinion carefully and in its entirety.

In arriving at its opinion, Headwaters, among other things:

•	reviewed a draft of the Purchase Agreement;

•	reviewed certain publicly available information concerning EMRISE Corp. and EEL and certain other relevant financial and operating data of EEL furnished to Headwaters by EMRISE Corp.;

•	held discussions with members of management of EMRISE Corp. concerning the current operations of and future business prospects for EEL;

•	reviewed certain financial forecasts made by management with respect to EEL and held discussions with members of management concerning those forecasts;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Headwaters deemed generally relevant to similar data for EEL;

•	reviewed the financial terms of certain business combinations that Headwaters deemed generally relevant; and

•	reviewed such other financial studies and analyses and considered such other matters as Headwaters deemed appropriate.

In connection with its review and in arriving at its opinion, Headwaters assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Headwaters assume responsibility for independent verification of, any of that information. Headwaters assumed the accuracy of the representations and warranties contained in the Purchase Agreement and all agreements related thereto. In addition, Headwaters assumed that the Transaction will be consummated on the terms and subject to the conditions set forth in the draft Purchase Agreement furnished to Headwaters without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the sale, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the contemplated benefits of the Transaction. In addition, Headwaters assumed that the financial forecasts for EEL provided to Headwaters by EMRISE Corp. management were reasonably prepared on bases reflecting the best currently available estimates and judgments of management, at the time of preparation, of the future operating and financial performance of EEL. Headwaters expressed no opinion with respect to any of those forecasts or the assumptions on which they were based.

Headwaters did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of EEL nor did Headwaters evaluate the solvency or fair value of EEL or any of its respective subsidiaries under any laws relating to bankruptcy, insolvency or similar matters. Headwaters’ opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Headwaters assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Headwaters’ opinion is limited to the fairness, from a financial point of view, to EMRISE Corp. of the consideration pursuant to the Purchase Agreement and does not opine as to the merits of EMRISE Corp.’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to other business strategies that might be available to EMRISE Corp. In addition, Headwaters expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the merger, or any class of those persons, relative to the consideration pursuant to the Purchase Agreement or with respect to the fairness of any such compensation.

EMRISE Corp. imposed no limitations on Headwaters with respect to the investigations made or procedures followed by Headwaters in rendering its opinion.

In preparing its opinion, Headwaters performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Headwaters in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Headwaters. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Headwaters, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to February 26, 2015, and is not necessarily indicative of current or future market conditions.

Selected Companies Analysis. Using publicly available information, Headwaters compared selected historical and projected financial and market data ratios for EEL to the corresponding data and ratios of publicly traded companies that Headwaters deemed relevant because they have lines of businesses that may be considered similar to or have similar characteristics with EEL’s lines of business. These companies, referred to as the selected companies, consisted of the following:

•	API Technologies Corp.

•	SL Industries, Inc.

•	IEC Electronics Corp.

•	Innovative Solutions and Support, Inc.

•	Firan Technology Group Corporation

•	Orbit International Corp.

•	Digital Power Corporation

•	The LGL Group, Inc.

The following table sets forth information concerning the following multiples for the selected companies and for EEL:

•	enterprise value as a multiple of last twelve months, or LTM, revenues;

•	enterprise value as a multiple of projected calendar year 2014 revenues;

•	enterprise value as a multiple of projected calendar year 2015 revenues;

•	enterprise value as a multiple of last 12 months, or LTM, EBITDA as reported;

•	enterprise value as a multiple of last 12 months, or LTM, EBITDA as adjusted (EEL only);

•	enterprise value as a multiple of projected calendar year 2014 EBITDA as reported;

•	enterprise value as a multiple of projected calendar year 2014 EBITDA as adjusted (EEL only);

•	enterprise value as a multiple of projected calendar year 2015 EBITDA as reported;

•	enterprise value as a multiple of projected calendar year 2015 EBITDA as adjusted (EEL only); and

•	price as a multiple of book value.

Headwaters calculated multiples for the selected companies based on the closing stock prices of those companies on February 25, 2015. In its letter dated March 21, 2015, in which Headwaters reaffirmed its opinion to the Board that the consideration received pursuant to the Purchase Agreement was fair, from a financial point of view, to EMRISE Corp., Headwaters reviewed the stock prices of the selected companies and determined that the closing stock prices of six out of eight of the selected companies had declined between February 25, 2015 and March 20, 2015. These stock price declines would tend to reduce the multiples of revenue and EBITDA at which these companies were trading and therefore be supportive of Headwaters’ opinion dated February 26, 2015 as to the fairness of the Transaction.

All financial information related to the selected companies excludes the impact of non-recurring items and excluded the impact of stock-based compensation expense.

For the purposes of this analysis, “EBITDA as adjusted” recognizes Chief Operating Officer and Chief Financial Officer compensation expenses which were not deducted from the EBITDA figures as reported by EMRISE Corp. This adjustment was only made in regard to EMRISE Corp. with figures provided by EMRISE Corp. “EBITDA as reported” and “EBITDA as adjusted” do not reflect any additional adjustments or exclusions related to the selected companies.

The Selected Companies Analysis LTM multiples reflect the last twelve months from the date of the company’s most recent filing as of February 25, 2015. The Selected Companies Analysis LTM EMRISE Corp. multiples reflect management’s stand-alone company financials as of last twelve months ending September 30, 2014. Projected calendar year 2014 results for EMRISE Corp. were based on management’s stand-alone company financial forecasts assuming no restructuring, and projected calendar 2015 results for EMRISE Corp. were based on management’s stand-alone company financial forecasts assuming restructuring of EMRISE Corp., which the Board had determined would likely be implemented should the merger not be completed.

Selected Companies
	High	Low	Mean	Median	Proposed Transaction
Enterprise value to LTM revenues	1.3x	0.2x	0.7x	0.7x	0.9x
Enterprise value to projected calendar year 2014 revenues	1.3x	0.5x	0.9x	0.8x	0.9x
Enterprise value to projected calendar year 2015 revenues	1.0x	0.5x	0.8x	0.8x	0.8x

Enterprise value to LTM EBITDA as reported	11.7x	6.9x	9.8x	10.3x	7.4x
Enterprise value to LTM EBITDA as adjusted					9.3x

Enterprise value to projected calendar year 2014 EBITDA as reported	11.7x	10.2x	10.8x	10.4x	5.2x
Enterprise value to projected calendar year 2014 EBITDA as adjusted					6.1x

Enterprise value to projected calendar year 2015 EBITDA as reported	7.5x	6.4x	7.0x	7.0x	6.4x
Enterprise value to projected calendar year 2015 EBITDA as adjusted					7.7x
Price to book value	3.9x	0.8x	2.0x	1.7x	1.0x

Headwaters also reviewed, for the selected companies and for EEL, LTM gross margins and projected calendar year 2014 to calendar year 2015 revenue growth percentages, and noted that EEL’s LTM gross margin of 26.0% fell below mean and median LTM gross margin of the selected companies of 28.2% and 29.3% and that EEL projected an increase in calendar year 2014 to calendar year 2015 revenue of 14.9%, while the mean and median projected calendar year 2014 to calendar year 2015 revenue growth percentages for the selected companies were 0.5% and 1.9%.

Selected Transactions Analysis. Headwaters analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since January 1, 2011 that involved target companies that were involved in lines of business that may be considered similar to or have similar characteristics with EMRISE Corp.’s lines of business and with enterprise values of less than $500 million:

Acquirer	Target
Delta International Holding Ltd.	Delta Electronics Europe Ltd.
COM DEV International Ltd.	MESL Microwave Ltd.
Bel Fuse, Inc.	Power Solutions Business
Arotech Corporation	UEC Electronics, LLC
Curtiss-Wright Controls, Inc.	Parvus Corporation
Safran SA	Goodrich Electric Power Systems
Bel Fuse, Inc.	Tyco Electronics Corporation
Mercury Systems, Inc.	Micronetics, Inc.
API Technologies Corp.	C-MAC Aerospace Ltd.
CTS Corporation	Valpey Fisher Corp.
Cobham plc	Trivec-Avant Corporation
Cooper Bussmann, LLC	Martek Power, Inc.
Ducommun LaBarge Technologies, Inc.	LaBarge, Inc.
API Technologies Corp.	Spectrum Control, Inc.
Microsemi Corporation	Microsemi RFIS, Inc.
Kratos Defense & Security Solutions, Inc.	Herley Industries, Inc.

In reviewing the selected transactions, Headwaters calculated, for the selected transactions and for EMRISE Corp. implied by the Transaction:

•	enterprise value as a multiple LTM revenues;

•	enterprise value as a multiple of LTM EBITDA as reported;

•	enterprise value as a multiple of LTM EBITDA as adjusted (EEL only);

•	enterprise value as a multiple of LTM EBITDA as adjusted (EEL only);

•	enterprise value as a multiple of LTM EBIT as reported; and

•	enterprise value as a multiple of LTM EBIT as adjusted (EMRISE Electronics only).

Headwaters calculated multiples for EEL based on the consideration of $22.0 million. The Selected Transactions Analysis LTM multiples reflect the last twelve months from the date of the Transaction. The Selected Transactions Analysis LTM EMRISE Electronics multiples reflect management’s stand-alone company financials as of last twelve months ending December 31, 2014.

For the purposes of this analysis, “EBITDA as adjusted” and “EBIT as adjusted” recognize Chief Operating Officer and Chief Financial Officer compensation expenses which were not deducted from the EBITDA and EBIT figures as reported by EEL. This adjustment was only made in regard to EEL with figures provided by EMRISE Corp. “EBITDA/EBIT as reported” and “EBITDA/EBIT as adjusted” do not reflect any additional adjustments or exclusions related to the selected transactions. The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the Transaction.

Selected Companies
	High	Low	Mean	Median	Proposed Transaction
Enterprise value to LTM revenues	2.0x	0.3x	1.2x	1.3x	0.9x

Enterprise value to LTM EBITDA as reported	11.8x	4.5x	8.5x	8.6x	5.2x
Enterprise value to LTM EBITDA as adjusted					6.1x

Enterprise value to LTM EBIT as reported	18.4x	6.4x	11.5x	11.8x	5.7x
Enterprise value to LTM EBIT as adjusted					6.8x

Discounted Cash Flow Analysis. Headwaters utilized the financial projections and estimates provided by EMRISE Corp.’s management to perform a discounted cash flow analysis of EEL. In conducting this analysis, Headwaters assumed that EEL would perform in accordance with these projections and estimates. Headwaters performed an analysis of the present value of the unlevered free cash flows that EMRISE Corp.’s management projected EEL will generate from March 1, 2015 to December 31, 2019. Headwaters utilized illustrative terminal values in calendar year 2019 based on a multiple range of 5.5x-7.5x on projected calendar year 2019 EBITDA as adjusted. Headwaters discounted the cash flows projected for the specified period using discount rates ranging from 18.0% to 22.0%, reflecting estimates of EEL’s weighted average cost of capital. This analysis resulted in a range of implied total enterprise value for EEL of $17.2 to $23.2 million.

Leveraged Buyout Analysis. Headwaters performed an analysis of the implied theoretical return which would be received by a hypothetical investor who purchased EEL for a purchase price of $22.0 million, financed the acquisition partly with debt, and achieved the financial results projected by EEL management. Were the hypothetical investor to sell the company on December 31, 2020 for an exit multiple in the range of 6.0-7.0X EBITDA, the hypothetical investor would earn a return in the range of 14.8% to 17.9% on the investor’s equity investment. This analysis did not attempt to estimate cost savings which might be realized by restructuring or other actions which might be taken by an investor to increase return on investment.

No company, transaction or business used in the “Selected Companies Analysis” or “Selected Transactions Analysis” as a comparison is identical to EEL. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Headwaters in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Headwaters believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Headwaters did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Headwaters made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond EEL’s control. Any estimates contained in or underlying these analyses, including estimates of our future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Headwaters’ opinion and its related analyses were only one of many factors considered by EMRISE Corp.’s Board in its evaluation of the Transaction and should not be viewed as determinative of the views of EMRISE Corp.’s Board or management with respect to the transaction.

Under the terms of its engagement letter with Headwaters, EMRISE Corp. has paid or agreed to pay Headwaters a fee of $100,000. In addition, EMRISE Corp. has agreed to reimburse Headwaters for certain of its out-of-pocket expenses and to indemnify Headwaters and related persons against various liabilities, including certain liabilities under the federal securities laws.

Headwaters is a nationally recognized investment banking firm. As part of its investment banking services, Headwaters is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and other purposes. Headwaters was retained by the Board to act as its financial advisor based on Headwaters’ experience as a financial advisor in mergers and acquisitions as well as Headwaters’ familiarity with EMRISE Corp. and its industry generally. Headwaters has not in the past two years provided investment banking or financial advisory services to EMRISE Corp. unrelated to the Transaction for which Headwaters has received compensation and has not in the past two years provided investment banking or financial advisory services to DDC for which Headwaters has received compensation. Headwaters may in the future provide investment banking and financial advisory services to DDC, EMRISE Corp. or their respective affiliates unrelated to the Transaction, for which services Headwaters would expect to receive compensation.

Net Proceeds from the Transaction and Their Expected Use

Pursuant to the terms of the Purchase Agreement, EMRISE Corp. will receive aggregate cash consideration of $22,000,000, subject to certain upward adjustments related to cash holdings and working capital in excess of a target of £2,300,000, certain downward adjustments related to indebtedness, unpaid transaction expenses, working capital below a target of £2,300,000 and indemnification claims (if any), resulting in expected net proceeds of approximately $11,000,000, excluding amounts held in escrow and after payment of debt, transaction and other related expenses, certain taxes and liquidation related expenses.  Assuming the Plan of Dissolution is approved by stockholders, we plan to distribute, in an initial distribution (with potential subsequent distributions thereafter), the net proceeds from the Transaction and the Company’s other cash, subject to a contingency reserve for remaining costs and liabilities, after the filing of a Certificate of Dissolution with the Delaware Secretary of State. The amount and timing of the distributions to stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution. On the bases described in this proxy statement, the Board anticipates that the amount of the initial distribution to stockholders from the Transaction will be approximately $[  ] to $[   ] per share of common stock.  Subsequent distributions from the sale of the Company’s remaining assets, including the sale of CXR-AJ, will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Dissolution.  However, there can be no assurance as to the timing and amount of distributions to our stockholders, even if all of our remaining assets are sold, because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions.

In the event stockholders do not approve the Plan of Dissolution, we will still seek to complete the Transaction, if the Transaction is approved by the stockholders and the other conditions to closing set forth in the Purchase Agreement are satisfied or waived. In that event, EMRISE Corp. will have transferred substantially all of its operating assets to DDC and will have limited operations to generate revenue. With limited assets with which to generate revenues and no Plan of Dissolution approved, EMRISE Corp. anticipates that it would use its cash to pay ongoing operating expenses, and the Board would convene to determine whether to make any distributions to the stockholders. The Board would have to evaluate the alternatives available to EMRISE Corp., including, among other things, remaining a publicly traded shell company, the possibility of investing the cash received from the Transaction in another operating business and undertaking a going private transaction. In the event we make a distribution outside of the Plan of Dissolution, our stockholders could incur an increased stockholder-level tax liability in the event that property (including cash) distributed to stockholders is characterized as a dividend for tax purposes (see the section entitled “Material United States Federal Income Tax Consequences to EMRISE Corp. Stockholders – Certain U.S. Federal Income Tax Consequences of the Dissolution”).

Stockholder Approval Requirement

We are organized under the corporate laws of the State of Delaware.  The Transaction may constitute the sale of “substantially all” of our property and assets under Section 271 of the DGCL.  Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of “all or substantially all of its property and assets.”  In light of this requirement, after taking into account the specific facts and circumstances of the Transaction, we have determined to seek stockholder approval of the Transaction.  Additionally, obtaining such stockholder approval is a closing condition under the Purchase Agreement.

The Purchase Agreement provides that EMRISE Corp. or DDC may terminate the Purchase Agreement if we do not obtain stockholder approval of the Transaction, provided that we reimburse DDC for up to $300,000 of its expenses incurred in connection with the Transaction or, in the event an alternative acquisition proposal has been publicly announced at the time of the Special Meeting and we enter into a definitive agreement providing for the consummation of a third-party proposal or we consummate such a proposal within nine months following the date of termination, that we reimburse DDC for up to $800,000 of its expenses incurred with the Transaction.  For additional information regarding such termination fee, see “Purchase Agreement — Termination Fees and Expenses” beginning on page [__].

Interests of Our Directors and Executive Officers in the Transaction

Certain of our directors and executive officers may have interests in the Transaction that are different from, or in addition to, those of our stockholders generally.  These interests may create potential conflicts of interest.  The Board was aware that these interests existed when it approved the Purchase Agreement and the Transaction.  All such interests are described below to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the Transaction apart from those of stockholders generally.

Effect of the Transaction on Stock Options and Stock-Based Awards Held by our Directors and Executive Officers

A “change in control” as defined under our Incentive Plans may occur in the event that the Transaction is completed or the Plan of Dissolution is approved by our stockholders.  Under the Incentive Plans, a change in control will be deemed to have occurred in circumstances including, but not limited to, (1) the sale of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such sale and (2) stockholder approval of a complete liquidation or dissolution of EMRISE Corp.  If the Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee of the Board, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans.  The Compensation Committee has not determined whether to exercise such authority in connection with the completion of the Transaction or the approval of the Plan of Dissolution.  As of [_______], 2015, there were 12,000 shares of restricted stock held by certain of our officers and directors that remained unvested and no options issued and unvested.

Holder	Shares Underlying Unvested Options	Unvested Restricted Stock
Julie Abraham	-	4,000
Otis W. Baskin	-	4,000
Timothy J. Blades	-	-
Graham Jefferies	-	-
Carmine T. Oliva	-	-
Frank Russomanno	-	-
	-	4,000
TOTAL	-	12,000

Potential Payments to Executive Officers

It is anticipated that certain of our executive officers will be entitled to receive compensation under existing agreements with us as a result of the Transaction, including under the Incentive Plans described above and the employment agreements described below. All of these existing agreements between us and our executive officers listed below were entered into before the negotiation of the Transaction, have previously been presented to stockholders at our 2014 annual meeting of stockholders and have been filed as exhibits to our periodic reports filed with the SEC.

The compensation set forth below that may be payable as a result of the Transaction, assumes the Transaction closed on June 30, 2015:

Golden Parachute Compensation
Name	Cash(1)	Equity(2)	Pension/ Non-Qualified Deferred Compensation(3)	Perquisites/ Benefits(4)	Tax Reimbursement	Other(5)	Total
Carmine T. Oliva Chairman and Chief Executive Officer	$829,968	$-	$-	$37,200	$-	$20,000	$887,168
Graham Jefferies(6) Director, President and Chief Operating Officer	$540,000	$-	$33,000	$27,000	$-	$24,000	$624,000
Timothy J. Blades(6)(7) Principal Accounting Officer	$46,500	$-	$-	$1,000	$-	$2,600	$50,100

(1)
Cash:  The components of the cash payment calculation in the table above include (a) severance payments due to Mr. Jefferies and Mr. Oliva under their respective employment agreements, (b) cash bonus payments due to Mr. Jefferies and Mr. Oliva under their respective employment agreements, and (c) accrued vacation that is payable to Mr. Jefferies and Mr. Oliva, in each case, which are anticipated to be triggered upon consummation of the Transaction in a single trigger, as further described below.  Upon a change in control, such payments will become accelerated.

(2)
Equity:  If the Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee of the Board, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans; however, as of the date of this proxy statement, none of our named executive officers held any unvested equity awards.  Pursuant to his employment agreement, Mr. Oliva will receive 250,000 warrants to purchase our stock at the share price prevailing on the date of termination; however, we estimate such warrants to have no value, as we anticipate that at the expected exercise price, the warrants will expire unexercised.

(3)
Pension/Non-Qualified Deferred Compensation: The components of the pension/non-qualified deferred compensation calculation in the table above include contributions by the Company to Mr. Jefferies’ retirement account due to Mr. Jefferies under his employment agreement.

(4)
Perquisites / Benefits:  The components of the perquisites/benefits calculation in the table above include the value of medical and life insurance benefits that Mr. Jefferies and Mr. Oliva are entitled to under their respective employment agreements, as further described below.

(5)
Other:  The components of the other payments calculation include an automobile allowance, charitable donations and contributions towards the cost of a personal assistant for a period of twelve months, which Mr. Oliva is entitled to under his employment agreement, as further described below.

(6)
Mr. Jefferies is based in the United Kingdom and receives his remuneration in British pounds sterling. Mr. Blades also receives his remuneration in British pounds sterling. The compensation amounts listed for Mr. Jefferies and Mr. Blades are shown in U.S. dollars, converted from British pounds sterling using the conversion rate of $1.50 per £1.00.

(7)
As a condition of the Transaction, the positions held by Timothy J. Blades, our Chief Financial Officer, Treasurer and Secretary, will be made redundant upon consummation of the Transaction. Under Mr. Blades’ employment contract with EEL, he is entitled to three months notice prior to termination.  In lieu of such notice, the Company intends to pay Mr. Blades, upon consummation of the Transaction, his current salary at the rate pertaining at that time plus such other benefits that are provided under his employment contract for a three month-period, in lump sum.

Employment Agreement with Carmine T. Oliva

The Company has a two year employment agreement with Mr. Oliva which commenced on December 12, 2013. This agreement is automatically renewable thereafter for periods of one year unless Mr. Oliva has been given written notice of non-renewal. The Company may terminate Mr. Oliva’s employment at any time, with or without due cause. “Due cause” includes any intentional misapplication of our funds or other material assets, or any other act of dishonesty injurious to us, or conviction of a felony or a crime involving moral turpitude. “Due cause” also includes abuse of controlled substances or alcohol and breach, non-performance or non-observance of any of the terms of the agreement, provided that Mr. Oliva fails to satisfactorily remedy the performance problem following 30 days’ written notice.

Mr. Oliva may terminate his employment at any time, with or without good reason. However, termination for good reason must occur within 30 days of the occurrence of an event constituting good reason, and Mr. Oliva must furnish the Company with written notice of the event within 30 days after the initial existence of the event and provide the Company with at least a 60-day cure period. “Good reason” includes: a material diminution in his authority, duties, responsibilities, titles or offices; a purported reduction in Mr. Oliva’s base salary amounting to an enforced material diminution in his salary to an amount more than 10% below the base salary in effect at the time of the reduction; the Company’s failure to timely cure or diligently initiate a cure of any material breach within 30 days after Mr. Oliva gives us written notice of the breach.

If the Company terminates Mr. Oliva’s employment for due cause or due to Mr. Oliva’s breach of his employment agreement by refusing to continue his employment, or if Mr. Oliva terminates his employment without good reason, then all compensation and benefits for Mr. Oliva will cease, other than amounts under retirement and benefit plans and programs that were earned and vested by the date of termination, pro rata annual salary through the date of termination, any stock options that were vested as of the date of termination, and accrued vacation.

If Mr. Oliva dies or becomes incapacitated, the Company may terminate his employment under the agreement. If Mr. Oliva’s employment terminates due to his incapacity or death, Mr. Oliva or his estate or legal representative will be entitled to receive benefits under our retirement and benefits plans and programs that were earned and vested at the date of termination, a prorated incentive bonus for the fiscal year in which incapacity or death occurred (to the extent he would otherwise be eligible), and a lump sum cash payment in an amount equal to one year of his then current, annual salary.

If Mr. Oliva’s employment terminates for good reason, or because the contract is not renewed or for reasons other than as a result of due cause, incapacity, death or retirement at Mr. Oliva’s own choice this will be deemed to be “constructive termination”. Under such circumstances Mr. Oliva will be entitled to his salary through the end of the month in which termination occurs plus credit for accrued vacation, and a prorated incentive bonus, if eligible, for the fiscal year during which termination occurred. In addition, under those circumstances, if Mr. Oliva enters into a separation and release agreement with us, then he will be entitled to receive the following:

(i)	a severance payment equal to two times his then current annual salary (paid, with interest, over a three year period);

(ii)
all medical insurance benefits to which he was entitled immediately prior to the date of termination for a period of eighteen months or the date that Mr. Oliva’s continued participation in our medical insurance plan was not possible under the plan, whichever was earlier; If the Company’s medical insurance plan does not allow Mr. Oliva’s continued participation in the plan, then Mr. Oliva will receive the estimated monthly COBRA premiums at the time of termination (taking into account all known or anticipated premium increases) to be used by Mr. Oliva to maintain his medical insurance coverage for an additional eighteen months;

(iii)
a lump-sum cash payment equal to twenty-four times the estimated monthly life insurance premiums at the time of termination (taking into account all known or anticipated premium increases) to be used by Mr. Oliva to maintain his existing group life insurance coverage and the $1,000,000 life insurance policy on his life for two years;

(iv)	250,000 warrants (exercisable over a four year period) to purchase stock in the Company at the share price prevailing on the date of termination; and

(v)
other benefits, including an automobile allowance, charitable donations and contributions towards the cost of a personal assistant for a period of twelve months. Full details are set out in Mr. Oliva’s contract dated December 12, 2013.

In the event of a “Change in Control” in the Company the above benefits due to Mr. Oliva will become payable immediately.  “Change in Control” includes, among other things, the acquisition of assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition and stockholder approval of a complete liquidation or dissolution.

Upon the consummation of the Transaction, we anticipate that Mr. Oliva will be entitled to receive the payments described above, payable immediately, if he enters into a separation and release agreement with us.

Employment Agreement with Graham Jefferies

Mr. Jefferies may terminate his employment at any time, with or without good reason. However, termination for good reason must occur within 30 days of the occurrence of an event constituting good reason. The term “good reason” has the same meaning as in Mr. Oliva’s employment agreement described above.

The Company may terminate Mr. Jefferies’ employment at any time, immediately upon written notice, with or without due cause. The term “due cause” has the same meaning as in Mr. Oliva’s employment agreement described above, except that Mr. Jefferies may satisfactorily remedy the performance problem following 90 days’ written notice. If we terminate Mr. Jefferies’ employment for due cause or due to Mr. Jefferies’s breach of his employment agreement by refusing to continue his employment, or if Mr. Jefferies terminates his employment without good reason, then all compensation and benefits for Mr. Jefferies will cease, other than amounts under retirement and benefit plans and programs that were earned and vested by the date of termination, pro rata annual salary through the date of termination, and any stock options that were vested as of the date of termination, and accrued vacation as required by applicable law.

If Mr. Jefferies becomes mentally or physically incapable of performing the services required under the agreement for a period of 180 consecutive days, the agreement terminates; provided, however, that Mr. Jefferies will remain an employee of EEL and be entitled to remuneration in an amount equal to the amount paid under EEL’s permanent health insurance scheme, subject to the paragraph immediately below. Upon Mr. Jefferies’ death, the agreement terminates immediately.

If Mr. Jefferies’ employment terminates due to his incapacity or death, Mr. Jefferies or his estate or legal representative will be entitled to receive benefits under our retirement and benefits plans and programs that were earned and vested at the date of termination, a prorated incentive bonus for the fiscal year in which incapacity or death occurred (to the extent he would otherwise be eligible), and a lump sum cash payment in an amount equal to one year of his then current annual salary, grossed up to cover applicable taxes that are deducted from such amount.

If Mr. Jefferies’ employment terminates for good reason or other than as a result of due cause, incapacity, death or retirement, Mr. Jefferies will be entitled to his salary through the end of the month in which termination occurs plus credit for accrued vacation, and a prorated incentive bonus, if eligible, for the fiscal year during which termination occurred. In addition, under those circumstances, if Mr. Jefferies enters into a separation and release agreement with us, then he will be entitled to receive a severance payment equal to two times his then current annual salary (to be paid, with interest, over thirty-six months), to receive all medical and life insurance benefits to which he was entitled immediately prior to the date of termination (or at the election of Mr. Jefferies in the event of a change in control, immediately prior to the date of the change in control) for a period of two years or the date or dates that Mr. Jefferies’ continued participation in our medical and/or life insurance plans was not possible under the plans, whichever was earlier. If our medical and/or life insurance plans did not allow Mr. Jefferies’ continued participation, then we will be required to pay to Mr. Jefferies, in monthly installments, the monthly premium or premiums that had been payable by us covering the two-year period.

In the event of a “Change in Control” in the Company the above benefits due to Mr. Jefferies will become payable immediately.  The term a “Change in Control” has the same meaning as in Mr. Oliva’s employment agreement described above.

Although Mr. Jefferies has entered into an employment agreement with EEL to become effective at the closing of the Transaction, we anticipate that Mr. Jefferies will be entitled to receive the payments described above, payable immediately upon the closing of the Transaction, if he enters into a separation and release agreement with us.

Employment Agreement with Timothy J. Blades

As a condition of the Transaction, the positions held by Timothy J. Blades, our Chief Financial Officer, Treasurer and Secretary will be made redundant upon consummation of the Transaction. Under Mr. Blades’ employment contract with EEL, he is entitled to three months notice prior to termination.  In lieu of such notice, the Company intends to pay Mr. Blades, upon consummation of the Transaction, his current salary at the rate pertaining at that time plus such other benefits that are provided under his employment contract for a three month-period in lump sum, which is currently estimated to equal approximately $50,000.

Retention Awards

On October 15, 2014, the Company granted Mr. Jefferies 42,000 shares of common stock of the Company and $31,500 and Mr. Blades 25,000 shares of common stock of the Company and $18,750 as retention awards in the event they remained with the Company until the earlier of March 31, 2015 or the consummation of a transaction to sell the Company in whole or in part.  As both Mr. Jefferies and Mr. Blades currently remain with the Company, these retention awards have been fully earned.

Employment Agreements with EEL

Concurrently with the our entry into the Purchase Agreement, and as a condition thereof, certain individuals specified in the Purchase Agreement, including Graham Jefferies, our President and Chief Operating Officer, have entered into employment and retention agreements with EEL (or its subsidiaries) to become effective at the closing of the Transaction.   Under the proposed employment agreement with Mr. Jefferies, after the closing of the Transaction, EEL will pay him substantially the same base salary and benefits that he currently receives by the Company plus up to £90,000 as a retention bonus in the event he remains employed by DDC for at least 24 months following the closing of the Transaction.  Mr. Jefferies proposed employment agreement with DDC does not include any golden parachute compensation component.

Post-Transaction Agreement with EMRISE Corp.

Upon consummation of the Transaction, the Company intends to enter into a consulting agreement with Mr. Blades to assist the Company with the operations of the Company post-Transaction and, if the Plan of Dissolution is approved, the winding up of the Company.

Appraisal Rights in Respect of the Transaction

Appraisal rights are a statutory remedy available in many states to stockholders who object to certain extraordinary actions taken by a corporation, such as mergers or certain other change of control transactions. This remedy typically allows dissenting stockholders to require the corporation to buy their stock at a price equal to its fair value immediately before the extraordinary corporate action is taken.  Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Transaction.

Regulatory Matters

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. We believe that the Transaction is not subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the reporting and waiting requirements of any other United States antitrust law. Neither we nor DDC are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the Transaction, except for compliance with the applicable regulations of the SEC in connection with this proxy statement.

Accounting Treatment of the Transaction

If the Transaction is consummated, it is expected to be accounted for as a sale of stock transaction, in conformity with accounting principles generally accepted in the United States of America.  At closing, the excess of the purchase price received by us, less transaction expenses, over the carrying value of the EEL stock, including goodwill allocated to EEL within the reporting segment, will be recognized as a gain for financial accounting purposes.  Contingent consideration, if any, to be received in connection with the sale of EEL will be estimated and recognized to the extent that such consideration is deemed probable. Any adjustment to the estimated proceeds will be recorded in subsequent periods.  In subsequent reporting periods, the presentation of EEL for current and prior years, including the gain on sale of its stock after the Transaction is consummated, will be presented in our financial statements as a discontinued operation for financial accounting purposes.

Pursuant to the Purchase Agreement, DDC may file an election under Section 338(g) of the Internal Revenue Code of 1986, as amended (the “Code”), including any corresponding elections for U.S. state income tax purposes, in order to treat the Transaction as an asset sale rather than a stock sale for U.S. federal and state income tax purposes, as applicable, provided that DDC agrees to compensate and reimburse us (up to a maximum amount of $150,000) for any taxes incurred by us or our affiliates within twelve months after the closing date as a result of such election, net of any tax benefit to us and our affiliates resulting from such election.

Material United States Federal Income Tax Consequences

See “Material United States Federal Income Tax Consequences to EMRISE Corp. Stockholders” below.

THE PURCHASE AGREEMENT

The following is a summary of the material terms of the Purchase Agreement. This summary does not purport to describe all the terms of the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Annex A. We urge you to read the Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this proxy statement, is the legal document that governs the Transaction.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

General

Under the terms of the Purchase Agreement, DDC will purchase all of the equity securities of EEL from EMRISE Corp. for a purchase price of approximately $22,000,000 subject to certain upward adjustments related to cash holdings and working capital in excess of estimates (if at all) and certain downward adjustments related to interest on indebtedness, unpaid transaction expenses, working capital below estimates (if at all) and indemnification claims (if any). EEL and its subsidiaries are referred to in this section as the “Acquired Companies”.

EEL is an indirect wholly-owned operating subsidiary of EMRISE Corp. EEL consists of its Pascall and XCEL subsidiaries. Pascall and XCEL design and manufacture an extensive range of custom, semi-custom and standard power supply products. Pascall also designs and manufactures a range of radio frequency and microwave components, devices and subsystems for defense and aerospace applications.

Consideration

Closing Payment

Aggregate consideration for the sale of all of the equity securities of EEL will consist of the following:

(a)	$22,000,000; plus

(b)
the aggregate amount of any unrestricted cash and cash equivalents, up to a maximum amount of £200,000, held by the Acquired Companies as of the close of business on the day immediately preceding the closing date, net of all outstanding checks and drafts; minus

(c)	the aggregate principal amount of, and accrued interest on, all indebtedness of the Acquired Companies as of close of business on the day immediately preceding the closing date; minus

(d)	the amount of any fees, disbursements, or expenses incurred in connection with the Transaction the Acquired Companies has not paid as of the closing; plus

(e)	the amount by which the estimated closing working capital is greater than £2,300,000 (if at all); minus

(f)	the amount by which the estimated closing working capital is less than £2,300,000 (if at all).

Closing Working Capital Adjustment

No later than three business days prior to the closing, we will deliver to DDC our good-faith estimate of the working capital of the Acquired Companies as of the close of business on the day immediately preceding the closing date with supporting documentation. Based on such estimate and prior to the closing, the parties will in good faith calculate an estimate of the closing working capital to be used to determine the aggregate consideration. No later than 90 days after the closing date, DDC will cause to be prepared and delivered to us an unaudited balance sheet of EEL as of the close of business on the day immediately preceding the closing date together with a statement setting forth DDC’s calculations of the closing working capital and attaching all supporting materials. We will have 30 days to review DDC’s working capital statement and to provide our written notice of our disagreement with such statement, or such statement will be deemed final and binding.

In the event of a dispute, the parties will have 20 days to resolve by written agreement any differences as to the closing working capital. If the parties are unable to reach an agreement within such 20 days, then the parties will submit the objections to a designated accounting firm for final and binding resolution after such 20th day. The designated accounting firm will be directed by the parties to resolve the dispute within 30 days of such referral.

The determination of the closing working capital made by the designated accounting firm shall be final and binding on DDC and EMRISE Corp., absent manifest error, and shall be limited to addressing only the particular disputes referred to in the dispute notice. The designated accounting firm’s calculations shall be detailed and may not be greater than the higher amount calculated by DDC or EMRISE Corp. nor less than the lower amount calculated by DDC or EMRISE Corp., as the case may be. The fees and expenses of the designated accounting firm will be paid one-half by DDC and one-half by EMRISE Corp.

If the amount of the closing working capital, as finally determined, is less than the estimated closing working capital, the parties will promptly direct the Escrow Agent, to disburse to DDC the amount of such shortfall from the working capital escrow fund in accordance with the Escrow Agreement and the remainder of the working capital escrow fund shall be disbursed to EMRISE Corp. If the shortfall exceeds the working capital escrow fund, DDC will receive the additional amount from the indemnification escrow fund. If the amount of the closing working capital, as finally determined, equals or exceeds the estimated closing working capital, the parties will promptly direct the Escrow Agent to disburse the working capital escrow fund to EMRISE Corp. in accordance with the Escrow Agreement and DDC will pay EMRISE Corp. any excess.

Escrow Agreement

EMRISE Corp. and DDC have agreed to deposit $900,000 of the purchase price into escrow with the Escrow Agent at closing to secure certain indemnification obligations of EMRISE Corp. under the Purchase Agreement. This escrow amount will remain available for satisfaction of any indemnification claims until twelve months following the closing of the Transaction, at which time any remaining balance not subject to outstanding and unresolved claims will be distributed to EMRISE Corp. At the closing, EMRISE Corp. and DDC have also agreed to deposit an additional $400,000 of the purchase price into escrow with the Escrow Agent to secure any shortfall in closing working capital below estimated working capital (if at all). The determination of closing working capital is expected to be determined within 120 and 140 days after closing, at which time if the closing working capital, as finally determined, is less than estimated working capital, DDC will receive the amount of such shortfall and the balance, if any, will be returned to EMRISE Corp. If the shortfall exceeds the working capital escrow fund, DDC will receive the additional amount from the indemnification escrow fund. A copy of the Escrow Agreement is attached to the Purchase Agreement as Exhibit C.

Closing

The closing will take place at the offices of Olshan Frome Wolosky LLP in New York, NY, at 9:00 a.m. local time on a date no later than the fifth business day after the satisfaction or waiver of the closing conditions set forth in the Purchase Agreement, or at such other time, date and location as the parties agree in writing.

Representations and Warranties

EMRISE Corp. made representations and warranties relating to, among other things:

•	corporate organization, existence, good standing and power and authority to carry on EEL’s business;

•	corporate organization, existence, good standing and power and authority to carry on each of EEL’s subsidiaries’ business;

•	corporate power and authority to enter into the Purchase Agreement and related agreements and to consummate the Transaction;

•	enforceability of the Purchase Agreement and related agreements;

•	governmental authorizations required in connection with the Transaction;

•	the absence of conflicts, violations or breaches under organizational documents, any applicable law, any material contract and any material permit;

•	capitalization of the Acquired Companies and the absence of undisclosed restrictions or encumbrances with respect to the capital stock of the Acquired Companies;

•	financial statements of EEL;

•	absence of certain undisclosed material changes since December 31, 2014;

•	absence of undisclosed liabilities;

•	material contracts;

•	compliance with applicable laws;

•	legal proceedings;

•	owned and leased property of the Acquired Companies;

•	intellectual property;

•	information technology;

•	insurance coverage;

•	licenses and permits;

•	tax matters;

•	employee matters and employee benefit plans;

•	environmental matters;

•	significant customers and suppliers;

•	absence of product liability claims;

•	accounts receivable;

•	affiliate transactions;

•	finders’ fees; and

•	a fairness opinion.

Additionally, DDC made representations and warranties relating to the following matters:

•	corporate organization, existence, good standing and power and authority to own and operate its properties and to carry on its business;

•	corporate power and authority to enter into the Purchase Agreement and related agreements and to consummate the Transaction;

•	enforceability of the Purchase Agreement and related agreement;

•	governmental authorization required in connection with the Transaction;

•	the absence of conflict, violation or breach under organizational documents and any applicable law;

•	finder’s fees;

•	financial ability to consummate the Transaction; and

•	legal proceedings.

The representations and warranties made by EMRISE Corp. in the Purchase Agreement will survive until the date that is twelve months following the closing of the Transaction (the “Expiration Date”). Notwithstanding the foregoing, if at any time prior to the Expiration Date, any indemnitee under the Purchase Agreement delivers to EMRISE Corp. a written notice alleging the existence of an inaccuracy in or a breach of any of such representation, warranty, or covenant or other obligation and asserting a claim for indemnification, then the claim asserted in such notice will survive until such time as the claim is fully and finally resolved. Further, all representations and warranties made by EMRISE Corp. will survive indefinitely in the event of fraud or willful or intentional misrepresentation by EMRISE Corp. or any of its representatives.

The representations and warranties made by DDC in the Purchase Agreement and in any other writing delivered at the closing will terminate and expire as of the closing, and any liability of DDC with respect to such representations and warranties will thereupon cease, except in the case of fraud or willful or intentional misrepresentation, which case all representations and warranties of DDC will survive indefinitely.

Conduct of the Acquired Companies Prior to Closing

Until the closing of the Transaction, EMRISE Corp. will cause each Acquired Company to:

•	conduct its business in the ordinary course consistent with past practice; and

•
use commercially reasonable efforts to preserve intact the present business organization, maintain in effect all permits, keep available the services of officers and key employees, and maintain satisfactory relationships with customers, lenders, suppliers and others having material business relationships with the Acquired Companies.

Additionally, unless expressly disclosed, permitted or contemplated by the Purchase Agreement, or DDC otherwise consents in writing, EMRISE Corp. will cause each Acquired Company not to:

•	amend its organizational documents (whether by merger, consolidation or otherwise);

•
declare, set aside or pay any dividend or other distribution in respect of any securities of any Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of any Acquired Company;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of any Acquired Company;

•
incur any capital expenditures or any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed £65,000 individually or £200,000 in the aggregate;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses;

•
sell, lease, license, assign, convey, dispose of, encumber, or otherwise transfer, or create or incur any lien (other than permitted liens) on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, including any intellectual property rights and technology, other than sales and licenses of company products in the ordinary course of business consistent with past practice;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity, other than in the ordinary course of business consistent with past practice;

•	make any payments to any related person or entity, except for intercompany payments to EEL or its subsidiaries;

•
create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness in excess of £350,000, excluding intercompany indebtedness and indebtedness that may be incurred from time to time under any Acquired Company’s existing loan agreements in the ordinary course of business;

•
enter into, amend or modify in any material respect or terminate any material contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, other than in the ordinary course of business consistent with past practice;

•
other than as required by applicable law: (i) grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant, or employee of any Acquired Company, including pursuant to any employee plan, (ii) adopt, enter into, modify or terminate, or commit to adopt, enter into, modify or terminate, any employee plan, (iii) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits under any employee benefit plan, (iv) grant, or commit to grant, any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of any Acquired Company, or (v) hire, promote or terminate, or commit to hire, promote or terminate, any employee, officer, director or consultant of any Acquired Company or who otherwise provides services to the Acquired Companies in respect of the business, other than, with respect to clauses (i) and (v) above, in the ordinary course of business consistent with past practice to any advisor, consultant or employee of any Acquired Company who receives less than £60,000 in base compensation per annum;

•
fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any intellectual property rights used in or otherwise material to the business of any Acquired Company, other than in the ordinary course consistent with past practice regarding intellectual property rights that are not material to the conduct of the business of any Acquired Company;

•
sell any products or services outside the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels;

•	take any action that could reasonably be expected to trigger the release of the source code or other proprietary software of any Acquired Company to any third party;

•	change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in UK GAAP, as agreed to by its independent public accountants;

•
commence, settle, or offer or propose to settle, (i) any legal proceeding involving or against any Acquired Company (other than any legal proceeding involving a settlement of £30,000 or less as its sole remedy), (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any legal proceeding that relates to the Transaction;

•
make or change any tax election; settle or compromise any claim, notice, audit report or assessment in respect of taxes; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any tax; file any federal or state income tax return or any other material tax return; amend any tax return; surrender or forfeit any right to claim a tax refund; consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment;

•	form or acquire any subsidiaries; or

•	agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, prior to the closing of the Transaction, EMRISE Corp. will be permitted to:

•	cause each Acquired Company to dividend, distribute or otherwise pay to EMRISE Corp. or any of its affiliates any cash of such Acquired Company;

•	remove, or cause any Acquired Company to remove, and pay to EMRISE Corp. or any of its affiliates any cash held in any bank account;

•	settle intercompany indebtedness;

•	enter into contracts in connection with any of the foregoing;

•	complete the dissolution of certain dormant entities; and

•	in the event the dissolution of CXR Anderson Jacobson Ltd., a currently dormant entity, is not completed prior to the closing date, transfer ownership of CXR Anderson Jacobson Ltd. from EEL to CXR-AJ.

Restrictions on Solicitation of Other Offers

During the pendency of the Purchase Agreement, EMRISE Corp. will not, and will cause its representatives and each of the Acquired Companies and their respective representatives not to, directly or indirectly:

•
solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, an Acquisition Proposal (as defined below) from anyone but DDC;

•	enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with anyone other than DDC;

•
furnish to anyone other than DDC or its representatives any information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal from anyone other than DDC, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal from anyone other than DDC;

•
accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal with anyone other than DDC and its representatives; or

•	submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the EMRISE Corp.

Notwithstanding the above restrictions, at any time prior to obtaining stockholder approval of the Transaction, EMRISE Corp. and its representatives may furnish information with respect to the Acquired Companies to and participate in discussions or negotiations with any person or entity that has made a bona fide written Acquisition Proposal in certain limited circumstances, as specified in the Purchase Agreement.

However, if (i) in the event of a material development or material change in circumstances occurring or arising after the date of the Purchase Agreement with respect to the Company that was neither known to the Board nor reasonably foreseeable or (ii) EMRISE Corp. receives an Acquisition Proposal that the Board determines in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal, and in both cases, the Board determines in good faith, after consultation with outside legal counsel, that changing its recommendation in favor of the Transaction is necessary to comply with its fiduciary duties to the stockholders under Delaware law, then the Board may, at any time prior to stockholder approval of the Transaction, change its recommendation to stockholders or terminate the Purchase Agreement. Notwithstanding the foregoing, the Board may not change its recommendation unless EMRISE Corp. shall have provided prior written notice to DDC, at least three business days in advance, of EMRISE Corp.’s intention to make a recommendation change or terminate the Purchase Agreement, which notice shall specify the material term and conditions of the Superior Proposal, and shall have contemporaneously provided a copy of any material documents relating to the Superior Proposal, and shall negotiate with DDC in good faith to make such adjustments to the Purchase Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Under the Purchase Agreement, “Acquisition Proposal” means any offer, proposal or inquiry relating to, or anyone’s indication of interest in, (i) the sale, lease, license, disposition or acquisition of all or a material portion of the business or assets of any Acquired Company, (ii) the issuance, disposition or acquisition of (a) 50% or more of the capital stock or other equity security of EMRISE Corp., (b) any capital stock or other equity security of any Acquired Company, (c) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of any Acquired Company, or (d) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Acquired Company or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving EMRISE Corp. or any Acquired Company. However, any offer, proposal or inquiry relating to the sale, lease, license, disposition or acquisition of EMRISE Corp.’s subsidiaries (other than the Acquired Companies) shall not be deemed an “Acquisition Proposal”.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal that did not result from a breach of the Purchase Agreement by EMRISE Corp., any Acquired Company or any of their respective representatives (A) with respect to which the Board will have in good faith determined (taking into account the advice of EMRISE Corp.’s financial advisors) that the acquiring party is capable of consummating such proposed Acquisition Proposal on the terms proposed; (B) the Board will have in good faith determined (taking into account the advice of EMRISE Corp.’s financial advisors) that the proposed Acquisition Proposal is more favorable to the stockholders of EMRISE Corp., from a financial point of view, than the Transaction, taking into account (i) all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and reasonably expected time for the consummation of such Acquisition Proposal), and (ii) any proposed modifications to the terms and conditions of the Purchase Agreement by DDC in response thereto, and (C) the Board will have in good faith determined (taking into account the advice of EMRISE Corp.’s outside legal counsel) that accepting such Acquisition Proposal is necessary under applicable law for the discharge of its fiduciary duties.

Access to Records

During the pendency of the Purchase Agreement, EMRISE Corp. will and will cause each Acquired Company to cooperate with DDC’s investigation of the Acquired Companies and provide DDC with access to the offices, properties, book and records of the Acquired Companies and such financial and operating data and other information relating to the Acquired Companies as such persons may reasonably request, except that EMRISE Corp. need not provide such data any earlier than such information would otherwise be available in the ordinary course of business consistent with past practice. However, EMRISE Corp. may withhold from DDC certain material contracts or prohibit an investigation or examination by DDC in certain circumstances that are described in more detail in the Purchase Agreement.

Notice of Certain Changes

During the pendency of the Purchase Agreement, EMRISE Corp. will promptly notify DDC of communications it receives relating to required consents, governmental permits, legal proceedings, any inaccuracy in or breach of any representation, warranty or covenant contained in the Purchase Agreement and any event, condition, fact or circumstances that would make the timely satisfaction of any closing condition impossible or unlikely.

Covenants

The Purchase Agreement contains numerous covenants that apply to EMRISE Corp. and DDC, respectively.

The covenants that are specific to EMRISE Corp. generally relate to, among other things: the conduct of EMRISE Corp.’s business operations, and related matters, before the closing; providing DDC with access to, and deliveries of, certain information; ceasing all activity regarding alternative acquisition proposals, except with respect to unsolicited alternative acquisition proposals (as described above); holding a meeting of the stockholders and soliciting proxies from the stockholders to obtain the approval of the Purchase Agreement and the Transaction by the stockholders; cooperation and efforts to close the Transaction, including obtaining necessary waivers, consents and approvals from, and making all necessary notices to, any government entities or third-parties; notifications to DDC of certain events; and the repayment of debts and the release of all liens on the assets of EMRISE Corp.

In addition, the Purchase Agreement:

•	Provides that EMRISE Corp., EEL and DDC will take all appropriate action to obtain all necessary permits and consents;

•	Requires that EMRISE Corp. prepare the preliminary proxy statement and file it with the SEC within 15 business days of the date of the Purchase Agreement;

•
Provides that EMRISE Corp. and DDC will issue a joint press release to announce the signing of the Purchase Agreement; however, all other press releases and public announcements concerning the Purchase Agreement may not be made by either EMRISE Corp. or DDC without the prior consent of the other party;

•
Provides that DDC acknowledges all rights to indemnification for acts prior to the closing of the Transaction existing as of the date of the Purchase Agreement in favor of the current former directors and officers of each Acquired Company for six years;

•
Provides that EMRISE Corp. will obtain “tail” insurance policies with a claims period of six years from and after the closing of the Transaction from an insurance carrier with the same or better credit rating as EMRISE Corp.’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as EMRISE Corp.’s existing policies covering the individuals who at any time after January 1, 2009 and immediately prior to the closing were directors or officers of any Acquired Company;

•	Gives DDC power of attorney to vote the common stock of EEL effective as of the closing;

•	Requires EMRISE Corp. and DDC to preserve and keep records held by them for a period of three years from the closing;

•
Requires EMRISE Corp. to use all commercially reasonable efforts to register the lease agreement for Unit 1 Brunswick Road, Ashford, Kent with title absolute with the Land Registry (of England & Wales); and

•	Requires DDC to change EEL’s name to a new name bearing no resemblance to the name “EMRISE” and to cause EEL to cease using the name “EMRISE” within three months following the closing.

Conditions to Closing

Each party’s obligation to consummate the Transaction is subject to the satisfaction of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of common stock of the EMRISE Corp.;

•
all notices to, filing with and consents of governmental authorities required to be made or obtained under any applicable law in connection with the Purchase Agreement and the consummation of the Transaction have been made or obtained; and

•
no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any governmental authority of competent jurisdiction is in effect which prevents the consummation of the Transaction, and no applicable law has been enacted or applies to the Transaction that makes it illegal.

DDC’s obligations to consummate the Transaction are subject to the satisfaction of the following further conditions:

•
certain fundamental representations and warranties made by EMRISE Corp. are true and correct in all respects as of the closing and the other representations and warranties made by EMRISE Corp. are accurate in all material respects as of the closing without giving effect to any material adverse effect or other materiality qualifications;

•	each of the covenants and obligations of EMRISE Corp. or any Acquired Company has been complied with and performed in all material respects;

•	certain specified consents have been obtained in form and substance reasonably satisfactory to DDC;

•	there has not occurred any material adverse effect since the date of the Purchase Agreement;

•
DDC has received certain duly executed agreements and certificates, including but not limited to, the escrow agreement, the transition services agreement, written resignations of certain directors and officers of each Acquired Company, an officer’s certificate certifying that certain specified closing conditions have been met, and stock certificates;

•	all contracts between any Acquired Company, on the one hand, and any related person or entity, on the other hand, (other than ordinary course agreements) have been terminated;

•	the absence of any pending or threatened legal proceeding that seeks to prevent the consummation of the Transaction or seeks the award of any remedy against DDC if the Transaction is consummated; and

•
the employment and consulting agreements executed by certain key employees shall be in full force and effect and no key employee shall have exercised any intention to terminate employment or service following the closing.

EMRISE Corp.’s obligations to consummate the Transaction are subject to the satisfaction of the following further conditions:

•	each of the representations and warranties made by DDC are accurate in all material respects as of the closing without giving effect to any materiality qualifications;

•	each of the covenants and obligations of DDC has been complied with and performed in all material respects;

•
EMRISE Corp. has received an executed escrow agreement by DDC and the Escrow Agent, an executed transition services agreement by DDC, and a certificate certifying that certain specified closing conditions have been met; and

•	the absence of any pending or threatened legal proceeding that seeks to prevent the consummation of the Transaction.

Termination

The Purchase Agreement may be terminated at any time prior to closing as follows:

•	by mutual written agreement of EMRISE Corp. and DDC;

•	by either EMRISE Corp. or DDC if:

o
the closing has not occurred on or before December 31, 2015, provided that the right to terminate will not be available to any party whose breach of any provision of the Purchase Agreement results in the failure of the closing to occur by such time;

o	a governmental authority has issued any final order, injunction or decree or taken any other action that restrains, enjoins or prohibits the Transaction; or

o	subject to payment of a termination fee (described in more detail below), EMRISE Corp. does not obtain the requisite stockholder approval at the stockholder meeting;

•	by DDC if:

o	a material adverse effect has occurred;

o	the stockholder meeting has not been held within 90 days of the scheduled date;

o
any representation or warranty of EMRISE Corp. is inaccurate such that a closing condition would not be satisfied, or the covenants and obligations of EMRISE Corp. contained in the Purchase Agreement were breached in any material respect such that a closing condition would not be satisfied, unless such inaccuracy or breach is curable by EMRISE Corp. during the 30-day period after DDC notifies EEL of the existence of such inaccuracy or breach; or

o	a certain triggering event has occurred; or

•	by EMRISE Corp. if:

o
any representation or warranty of DDC is inaccurate such that a closing condition would not be satisfied, or the covenants and obligations of  DDC contained in the Purchase Agreement were breached in any material respect such that a closing condition would not be satisfied, unless such inaccuracy or breach is curable by DDC during the 30-day period after EMRISE Corp. notifies DDC of the existence of such inaccuracy or breach; or

o
subject to payment of the termination fee, prior to the approval of the Transaction by the stockholders, the Board has changed its recommendation in respect of a Superior Proposal and simultaneously with such termination is entering into an alternative acquisition agreement with respect to such Superior Proposal.

Termination Fees and Expenses

EMRISE Corp. is required to pay DDC a termination fee equal to all reasonable, documented out-of-pocket costs and expenses incurred by DDC in connection with the Purchase Agreement up to $300,000, in the event that the Purchase Agreement is terminated as follows:

•	by DDC as a result of EMRISE Corp.’s failure to hold the stockholder meeting within 90 days of the scheduled date; or

•	by either EMRISE Corp. or DDC as a result of EMRISE Corp.’s failure to obtain the requisite stockholder approval at the stockholder meeting.

EMRISE Corp. is required to pay DDC a termination fee equal to all reasonable, documented out-of-pocket costs and expenses incurred by DDC in connection with the Purchase Agreement up to $800,000, in the event that the Purchase Agreement is terminated as follows:

•
by EMRISE Corp. as a result of the Board changing its recommendation prior to stockholder approval of the Transaction and entering into an alternative acquisition agreement with respect to a Superior Proposal;

•
by DDC as a result of certain triggering events, which include (i) the change of the Board’s recommendation to stockholders to vote in favor of the Transaction, (ii) failure to include, in this proxy statement, the Board’s recommendation to stockholders to vote in favor of the Transaction or a statement to the effect that the Board has determined that the Transaction is in the best interests of our stockholders, (iii) the Board’s approval of another acquisition proposal, (iv) the entry by any Acquired Company into a letter of intent regarding another acquisition proposal, (v) the commencement of a tender or exchange offer for the Company’s securities and our failure to publicly reject such tender or exchange offer within a specified time period, (vi) the public announcement of an another acquisition proposal that is not publicly opposed by the Company within a specified time period and (vii) or a material breach of the non-solicitation provisions of the Purchase Agreement by the Company, any Acquired Company or any representatives thereto; or

•
by EMRISE Corp. as a result of EMRISE Corp.’s failure to obtain the requisite stockholder approval at the stockholder meeting at a time when an alternative acquisition proposal has been publicly announced and or any Acquired Company enters into a definitive agreement providing for consummation of an Acquisition Proposal or an Acquisition Proposal is consummated on or prior to the date that is nine months after the termination.

Indemnification

After the closing, EMRISE Corp. will indemnify DDC, its affiliates (including the Acquired Companies), their respective representatives, successors and assigns, against any losses and damages up to a maximum of $900,000 (except in the case of fraud or willful or intentional misrepresentation, wherein our liability to DDC may exceed $900,000) which are suffered or incurred by any such party or to which any such party may otherwise be subject and which arise from or is a result of, or are connected with, among other things:

•
any inaccuracy in or breach of any representation or warranty of EMRISE Corp. (without giving effect to any material adverse effect or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty), provided that any losses related thereto first exceed $100,000 in the aggregate;

•	any breach of any covenant or obligation of EMRISE Corp. set forth in the Purchase Agreement;

•	any closing indebtedness or certain fees and expenses not paid at the closing, to the extent not accounted for in the determination of the aggregate consideration;

•	certain taxes as described in more detail in the Purchase Agreement;

•	all liabilities of EMRISE Corp. or its subsidiaries (other than the Acquired Companies), whether such liabilities arise before, at, or after the closing;

•
any claim by or obligation to an employee or former employee of any Acquired Company that any holiday pay paid to such employee prior to the closing was incorrectly calculated including by not including a payment in respect of overtime or commission; or

•
the failure of EMRISE Corp. to register the lease agreement for Unit 1 Brunswick Road, Ashford, Kent with the land registry of England & Wales and any unpaid Stamp Duty Land Tax or similar lease tax for such leased property.

Amendment; Waiver

The Purchase Agreement may be amended or waived if and only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under the Purchase Agreement operates as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Other Agreements Related to the Purchase Agreement

Support Agreement

Concurrently with EMRISE Corp.’s entry into the Purchase Agreement, each of Carmine T. Oliva, Graham Jefferies, Timothy J. Blades, Otis W. Baskin, Frank P. Russomanno, Julie A. Abraham and certain family members of Mr. Oliva entered into a support agreement with DDC and EMRISE Corp. relating to an aggregate of approximately 11.0% of EMRISE Corp.’s common stock outstanding, pursuant to which they agreed, among other things, to vote their shares in favor of the Transaction and against any other Acquisition Proposal. The foregoing description of such support agreement and the obligations therein does not purport to be complete and is qualified in its entirety by reference to the full text of the support agreement entered into by the referenced parties, a form of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2015 and incorporated herein by reference.

Employment Agreements and Consulting Agreements

Concurrently with our entry into the Purchase Agreement, and as a condition thereof, certain individuals specified in the Purchase Agreement, including Graham Jefferies, our President and Chief Operating Officer, have entered into employment and retention agreements with DDC to become effective at the closing of the Transaction.  Under the proposed employment agreement with Mr. Jefferies, DDC will pay him substantially the same base salary and benefits that he currently receives from the Company plus up to £90,000 as a retention bonus in the event he remains employed by DDC for at least 24 months following the closing of the Transaction.  Additionally, one individual specified in the Purchase Agreement entered into a consulting agreement with DDC to become effective at the closing of the Transaction. The foregoing description of such employment agreements and consulting agreement and the terms and conditions therein does not purport to be complete and is qualified in its entirety by reference to the full text of the form of employment agreement and form of consulting agreement attached to the Purchase Agreement as Exhibits B and E, respectively.

Transition Services Agreement

At the closing of the Transaction, EMRISE Corp. will entered into a nine-month transition services agreement with DDC, pursuant to which DDC will provide certain specified transition services to EMRISE Corp. following the closing, including, but not limited to, certain general accounting services, assistance with the payment and/or collection of EMRISE Corp.’s payables and receivables, assistance with EMRISE Corp.’s financial statements and SEC filing and assistance with human resources and payroll requirements of EMRISE Corp.’s employees and independent contractors  The foregoing description of such transition services agreement and the obligations therein does not purport to be complete and is qualified in its entirety by reference to the full text of the transition services agreement, a copy of which is attached as Exhibit D to the Purchase Agreement and is incorporated herein by reference.

THE PLAN OF DISSOLUTION (PROPOSAL NO. 2)

At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Plan of Dissolution. The Board has approved the Plan of Dissolution, subject to stockholder approval. Under the DGCL, the affirmative vote of the holders of a majority of all the issued and outstanding shares of common stock is required to approve the Plan of Dissolution.

Attached as Annex B to this proxy statement is the Plan of Dissolution. The material features of the Plan of Dissolution, and other information regarding the winding up of the Company, are summarized below. The following summary of the Plan of Dissolution is not a complete summary and is subject in all respects to the provisions of, and is qualified by reference to, the Plan of Dissolution. Stockholders are urged to read the Plan of Dissolution in its entirety.

Recommendation of the Board

On March 22, 2015, the Board unanimously adopted a resolution that it was advisable and in the best interests of the stockholders to dissolve the Company and wind up its affairs in order to maximize stockholder value pursuant to the Plan of Dissolution. The Board recommends that stockholders vote “FOR” the Plan of Dissolution proposal. Approval of the Plan of Dissolution proposal will constitute the required stockholder approval to dissolve the Company and to approve the Plan of Dissolution.

Reasons for the Plan of Dissolution

In considering the Dissolution of the Company, the Board considered the terms of the Plan of Dissolution and the dissolution process under the DGCL, as well as other available strategic options. As part of the Board’s evaluation process, the Board considered the risks and timing of each strategic option available to the Company, and consulted with its financial advisor, management and the Company’s legal counsel.  In approving the Plan of Dissolution, the Board considered a number of factors, including but not limited to, the factors described elsewhere in this proxy statement as well as the following factors:

•
The viability of the Company’s business model following the sale of EEL, which constitutes substantially all of the Company’s assets, and the costs and time that would be required to alter the Company’s current business structure following the Transaction, and, assuming the completion of the Transaction, we would have limited assets with which to generate operating revenue and likely will have retained only those employees required to wind-up our corporate existence;

•
The determination by the Board, after conducting a review of the Company’s financial condition, evaluation of the Company’s strategic alternatives, prospects for the sale of the Company as a whole or its remaining assets in individual sales, including the sale of CXR-AJ, following the Transaction, the results of operations and the Company’s future business prospects, that continuing to operate is not reasonably likely to create greater value for the stockholders than the value that may be obtained for the stockholders pursuant to the sale of the Company’s remaining assets and the complete liquidation and dissolution of the Company;

•
That the liquidation and dissolution provides stockholders with an opportunity to potentially monetize their investment in the Company and allows the Company to distribute the maximum amount of cash to the Company’s stockholders from the sale of its remaining assets;

•
The current intent of the Company to declare and pay a cash distribution to the stockholders after the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State if no currently unknown or unanticipated material liabilities of the Company arise;

•	The potential tax benefits of making distributions to the stockholders pursuant to the Plan of Dissolution;

•
The material costs associated with the Company’s operations, including accounting, legal and other expenses in connection with required filings with the SEC and required to support the day-to-day operations of the Company following the closing of the Transaction;

•	The extermination of the Company’s remaining assets following the closing of the Transaction, including the sale of CXR-AJ;

•
The terms and conditions of the Plan of Dissolution, including the provisions that permit the Board to abandon the Plan of Dissolution prior to the effective time if the Board determines that, in light of new proposals presented or changes in circumstances, the Plan of Dissolution is no longer advisable and in the best interests of the Company and its stockholders;

•
That under the DGCL, if the circumstances justifying the Plan of Dissolution change, the Certificate of Dissolution may be revoked after the effective time if the Board adopts a resolution recommending revocation and if the stockholders originally entitled to vote on the Plan of Dissolution approve such revocation at a meeting of stockholders;

•
The fact that the DGCL requires that the Plan of Dissolution be approved by the affirmative vote of holders of a majority of all the issued and outstanding shares of common stock, which ensures that the Board will not be taking action without the support of a significant portion of the stockholders;

•	That any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party will continue against the Company; and

•	The costs of retaining the staff necessary to administer and manage the Company’s assets and retained liabilities during the winding up period and the timing and costs of planned staff departures.

The Board also considered certain material risks or potentially adverse factors in making its determination and recommendation, including, but not limited to, the following:

•
The uncertainty of the timing, nature and amount of any liquidation proceeds and distributions to stockholders, including the risk that there could be unanticipated delays in selling the Company’s remaining assets, including CXR-AJ, or that the need to resolve or otherwise address contingent liabilities and the potential emergence of additional liabilities or contingent obligations during the dissolution process could significantly delay, reduce or prevent any distributions to the stockholders;

•
That further stockholder approval of sales will not be required after the approval of the Plan of Dissolution proposal and that the Board may authorize transactions thereafter with which the stockholders may not agree, including the sale of CXR-AJ;

•	The fact that, under the DGCL, the stockholders are not entitled to appraisal rights for their shares of common stock in connection with the liquidation and dissolution of the Company;

•
The risk that stockholders may be required to repay some or all of the amounts distributed to them by the Company pursuant to the Plan of Dissolution if unknown or unanticipated claims arise against the Company during the winding up period;

•
The risk that the directors of the Company may be held personally liable for the unpaid portion of any claims against the Company if they fail to comply with the statutory procedures for the dissolution of the Company, including the payment of claims against the Company;

•	Potential changes in applicable laws (including tax laws) and regulations;

•
The risk that the IRS could treat any liquidating distributions as an ordinary dividend and that the Company’s stockholders would receive less favorable tax treatment with respect to the distribution than is currently anticipated;

•
The risk that the amounts available for distribution to the stockholders may be significantly less than the Company’s estimates due to unknown or contingent liabilities or increases in the costs and expenses related to settling the Company’s and its subsidiaries’ liabilities and winding up their respective businesses;

•
The fact that, if the stockholders approve the Plan of Dissolution proposal, they would not be permitted to transfer their shares of common stock after the filing of the Certificate of Dissolution except by will, intestate succession or operation of law;

•
The possibility of disruption to the Company’s operations, including the operations of EEL and CXR-AJ, following any announcement of the proposed liquidation and dissolution, and the resulting effects if these actions are not completed, including the diversion of management and employee attention, potential employee attrition and the potential effects on the Company’s business and its relationships with its customers, distributors and suppliers;

•
The risks related to the fact that the Company will not be retaining certain of its current officers and employees and that, if necessary, the Company may be unable to attract employees to conduct the winding up process;

•
The interests of the Company’s directors and executive officers in the sale of its remaining assets, the liquidation and the dissolution, including the Company’s continuing indemnification obligations to certain directors and officers during the winding up period and the compensation that will be received by employees conducting the winding up process; and

•
That the dissolution of the Company prevents the Company from entering into any future strategic business transaction that could enhance stockholder value, the potential loss of benefits to stockholders of remaining investors in a publicly traded shell company, and that a dissolution necessarily has the effect of liquidating each stockholder’s investment in the Company.

The members of the Board did not quantify or otherwise assign relative significance to any of the factors considered when making their determination, but instead considered whether the factors as a whole justified recommending the Plan of Dissolution proposal to the stockholders. The foregoing summarizes the material factors and risks considered by the Board, but it is in no way meant to be exhaustive of the discussion and information considered by the Board. In view of its many considerations, the Board did not quantify or otherwise assign relative significance to any factor considered.  In addition, each member of the Board may have given different significance to each factor.

The approval of the Plan of Dissolution proposal will authorize the Board to wind up the affairs of the Company, to cease operating the business for which the Company was organized other than as necessary to effect the sale of the Company’s remaining assets, including CXR-AJ, and to finally terminate the existence of the Company.

Summary of Plan of Dissolution

Background

The Board approved the Plan of Dissolution on March 22, 2015. The Plan of Dissolution is conditioned on obtaining approval of the Plan of Dissolution from the holders of a majority of all the issued and outstanding shares of common stock.

Dissolution Actions

When the Plan of Dissolution becomes effective, the Company, acting by an officer, employee, or agent, as applicable, will, among other things:

•	file a Certificate of Dissolution with the Delaware Secretary of State specifying the date upon which the Certificate of Dissolution will become effective (the “Winding Up Effective Date”);

•
cease its business activities and withdraw from any jurisdiction in which the Company is qualified to do business (unless any such qualification to do business is necessary, appropriate, or desirable for the liquidation of the Company’s assets, including with respect to CXR-AJ, and for the proper winding up of the Company);

•	negotiate and consummate the sales and conversion of all of the remaining assets and properties of the Company into cash and/or other distributable form of asset; and

•	take all actions required or permitted under the applicable dissolution procedures of the DGCL.

In addition, subject to approval by the Board, under the Plan of Dissolution, the officers, employees, and agents of the Company will, as promptly as feasible, proceed to:

•	collect all sums due or owing to the Company; and

•
out of the assets and properties of the Company, pay, satisfy, and discharge or make adequate provision for the payment, satisfaction, and discharge of all debts and liabilities of the Company pursuant to the Plan of Dissolution, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan of Dissolution.

Liquidating Distributions

Under the Plan of Dissolution, liquidating distributions, if any, shall be made from time to time after the filing of the Certificate of Dissolution to the stockholders of record, at the close of business on the Winding Up Effective Date, pro rata to stockholders in accordance with the respective number of shares then held of record, provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction, and discharge of all known, unascertained, or contingent debts, obligations, and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Pursuant to the Plan of Dissolution, liquidating distributions will be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with the DGCL, may determine; provided, however, that the Company must complete the distribution of all its properties and assets to its stockholders as provided in the Plan of Dissolution as soon as practicable following the filing of its Certificate of Dissolution with the Delaware Secretary of State and in any event on or before the tenth anniversary of the Winding Up Effective Date (the “Final Distribution Date”).

Contingency Reserve

Under the Plan of Dissolution, if and to the extent deemed necessary, appropriate, or desirable by the Board in its absolute discretion, the Company may establish and retain or set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries, including (a) tax obligations; (b) all expenses of the sale of the Company’s property and assets; (c) the salary, fees, and expenses of members of the Board, management, and employees; (d) expenses for the collection and defense of the Company’s property and assets; (e) the expenses for attorneys and other professional advisors incurred in connection with the Plan of Dissolution; and (f) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a contingency reserve will be distributed to the stockholders no later than the Final Distribution Date pursuant to the Plan of Dissolution. As of the date hereof, the Company plans to establish a contingency reserve and anticipates that the amount of that reserve will be approximately $[__] million.

Liquidating Trust

Under the Plan of Dissolution, the Board may, but is not required to, establish a liquidating trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust rather than continue to hold the assets in the Company. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The trustees will in general be authorized to take charge of the Company’s property, and to sell and convert into cash or other distributable form any and all corporate non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company

Indemnification and Advancement of Expenses

The Plan of Dissolution requires the Company to continue to indemnify and advance expenses to its officers, directors, employees, and agents in accordance with its Certificate of Incorporation and Bylaws and any contractual arrangements for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized under the Plan of Dissolution to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate, or advisable to cover the Company’s obligations.

Amendment, Modification or Abandonment

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan of Dissolution and all actions contemplated thereunder, including the proposed winding up of the Company, notwithstanding the stockholder approval of the Plan of Dissolution, to the extent permitted by the DGCL; provided, however, that the Board may not abandon the Plan of Dissolution following the filing of the Certificate of Dissolution without first obtaining the approval of the holders of a majority of the voting power of the outstanding common stock at a special meeting or annual meeting of the stockholders called for such purpose by the Board. Upon the abandonment of the Plan of Dissolution, the Plan of Dissolution will be void.

Complete Liquidation

Distributions to the stockholders made pursuant to the Plan of Dissolution will be treated as made in complete liquidation of the Company within the meaning of the Code, and the regulations promulgated thereunder. Under the Plan of Dissolution, the adoption of the Plan of Dissolution by the stockholders will constitute full and complete authority for the making by the Board of all such liquidating distributions.

Officers and Directors Following the Dissolution Date

We expect that certain members of our Board and one or more of our remaining officers are expected to oversee the winding up for a period of time following the Winding Up Effective Date. As compensation for the foregoing, our remaining directors and officers will continue to receive compensation, as determined by the Board.

Dissolution Completion Date

The Company has not yet determined an expected completion date of the Dissolution, if any. The Plan of Dissolution, however, requires that all liquidating distributions be made before the tenth anniversary of the effective date of the Plan of Dissolution.

No Appraisal Rights

Appraisal rights are a statutory remedy available in many states to stockholders who object to certain extraordinary actions taken by a corporation, such as mergers or certain other change of control transactions. This remedy typically allows dissenting stockholders to require the corporation to buy their stock at a price equal to its fair value immediately before the extraordinary corporate action is taken. Under Delaware law, stockholders do not have dissenters’ rights of appraisal in connection with the Dissolution or Plan of Dissolution.

Tax Consequences

See “Material United States Federal Income Tax Consequences to EMRISE Corp. Stockholders” below.

THE BOARD RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE PLAN OF DISSOLUTION PROPOSAL.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 3)

If the number of shares of common stock present in person or represented by proxy at the Special Meeting voting in favor of the proposal to approve the Transaction is insufficient to approve the Transaction at the time of the Special Meeting, we intend to move to adjourn the Special Meeting to a later date in order to enable the Board to solicit additional proxies in respect of the proposal to approve the Transaction.

In this proposal regarding the adjournment or postponement of the Special Meeting, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the Transaction. If our stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Transaction. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Transaction such that the proposal to approve the Transaction would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Transaction and seek to convince the holders of those shares to change their votes to votes in favor of the Transaction. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Vote Required for Approval

Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies to approve the Transaction, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO EMRISE CORP. STOCKHOLDERS

The following discussion is a general summary of the material U.S. federal income tax consequences of the Transaction and the Dissolution to EMRISE Corp. and its stockholders who hold their shares of common stock as a capital asset, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. federal income tax laws (such as financial institutions, dealers in securities, insurance companies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, partnerships, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, persons who acquired their shares through the exercise of employee stock options or otherwise as compensation, former citizens or residents of the United States, and foreign individuals and foreign entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion below is based upon the Code, Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the IRS or the courts, and assumes that any sale of assets by EMRISE Corp. and its subsidiaries will be in accordance with the Transaction and that any distributions to stockholders and will be in accordance with the Plan of Dissolution.  No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Dissolution, and EMRISE Corp. will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein.  There is no assurance that any liquidating trust formed in connection with the Dissolution will be treated as a liquidating trust for federal income tax purposes or that the distributions made pursuant to the Plan of Dissolution, if any, will be treated as liquidating distributions.  If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the company and/or the stockholder level, thus reducing the benefit to the stockholders and EMRISE Corp. from the Dissolution.

Certain U.S. Federal Income Tax Consequences of the Transaction

If consummated, the Transaction will be a taxable transaction to EMRISE Corp.  Because of the tax attributes of EMRISE Corp., it is anticipated that EMRISE Corp. will utilize such tax attributes to substantially reduce the amount of U.S. federal income tax from the Transaction.  The determination of whether and to what extent EMRISE Corp.’s tax attributes will be available, however, is highly complex and is based in part upon facts that will not be known until the completion of the Transaction.   The Transaction will not be taxable to stockholders, although as discussed below, any distribution made by EMRISE Corp. to its stockholders will be a taxable event to the stockholders.

Certain U.S. Federal Income Tax Consequences of the Dissolution

U.S. Federal Income Tax Consequences to the Company

It is anticipated that the Company will not incur any material U.S. tax liability from Dissolution as the Company’s primary asset, following the sale of CXR-AJ, will be cash.

Certain U.S. Federal Income Tax Consequences to U.S. Stockholders

If EMRISE Corp. consummates the Dissolution and liquidates, a stockholder will recognize gain or loss with respect to distributions made pursuant to the Plan of Dissolution equal to the difference between: (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such Stockholder; and (ii) such stockholder’s tax basis in the common stock.  A stockholder’s tax basis in his shares generally will equal the stockholder’s cost for the common stock. The gain or loss will be a capital gain or loss, assuming the shares of common stock are held as capital assets.  Long-term capital gain recognized by a stockholder that is an individual, estate or trust generally is taxed at a maximum current U.S. federal income tax rate of 20%. Additionally, certain U.S. stockholders who are individuals, trusts or estates are required to pay a Medicare tax of 3.8% (in addition to taxes they would otherwise be subject to) on investment income.  In the case of a stockholder that is a corporation, capital gains are currently taxed at the same rate as ordinary income. The deductibility of capital losses is subject to certain limitations.  U.S. corporations generally may carry back capital losses up to three taxable years and generally may carry forward capital losses up to five taxable years.  Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, U.S. individuals are allowed to offset a limited amount of net capital loss against ordinary income.  The tax basis of any property other than cash received by each stockholder upon Dissolution will be the fair market value of the property at the time of the distribution.

If EMRISE Corp. effects the Dissolution and liquidates, stockholders may receive one (1) or more liquidating distributions, including a deemed distribution of cash.  A stockholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of shares of common stock acquired at different dates and different prices. Each liquidating distribution will be allocated proportionately to each common share owned by a stockholder.  Gain will be recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a stockholder with respect to a share exceeds such stockholder’s tax basis for that share. If the amount of the distributions is less than the stockholder’s basis in the common stock, the stockholder will generally recognize a loss in the year the final distribution is received by the stockholder.

If EMRISE Corp. effects the Dissolution and liquidates, EMRISE Corp. will, at the close of the taxable year, provide stockholders and the IRS with a statement of the amount of cash and EMRISE Corp.’s best estimates of the fair market value of any property distributed to the Stockholders) during that year as determined by EMRISE Corp., at such time and in such manner as required by the Treasury Regulations.

If the Plan of Dissolution Proposal is not approved (or if it is approved, but one or more distributions are made to stockholders prior to the Plan of Dissolution becoming effective or the distribution otherwise is not characterized as a distribution in complete liquidation of EMRISE Corp. for U.S. federal income tax purposes), the discussion above does not apply to such distributions by EMRISE Corp. to stockholders.  Rather, such distributions, if any, are characterized as dividends to the stockholders to the extent of EMRISE Corp.’s earnings and profits (as calculated for tax purposes), and distributions in excess of EMRISE Corp.’s earnings and profits are tax free to stockholders to the extent of their tax basis in their shares, and thereafter taxable as capital gains.  Non-corporate stockholders currently are taxed on the amount of distributions characterized as dividends at a maximum federal income tax rate of 20%.  Also, the Medicare tax of 3.8% applies to dividend income for certain high income individuals, estates and most trusts.  Dividends received by corporate stockholders are taxed at ordinary income tax rates, but may be eligible for a dividend received deduction.

U.S. Income Tax Consequences of a Liquidating Trust

If the Company transfers assets to the liquidating trust in connection with the Dissolution, EMRISE Corp. intends to structure the liquidating trust so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, it is expected that the liquidating trust itself should not be subject to income tax.

Stockholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property (other than money) transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution (assuming it is made pursuant to the Plan of Dissolution) will be treated as a distribution in liquidation of the stockholder’s common stock if made pursuant to the Plan of Dissolution.  The effect of the distribution on a stockholder’s tax basis in the common stock is discussed above in the subsection entitled “Certain U.S. Federal Income Tax Consequences to Stockholders”.

As owners of the trust, the stockholders will be required to take into account for U.S. federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust.  The income, expense, gain or loss recognized by the liquidating trust will not affect a stockholder’s basis in the common stock.

As a result of the transfer of property by EMRISE Corp. to a liquidating trust and the ongoing activities of the liquidating trust, stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.

EMRISE Corp. has not obtained any IRS ruling as to the tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with EMRISE Corp.’s conclusion that the liquidating trust should be treated as a liquidating trust for federal income tax purposes. If, contrary to EMRISE Corp.’s expectation, it were determined that the liquidating trust should be classified for federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the stockholders and the liquidating trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate.  For instance, all or a portion of any distribution made to the stockholders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions. State and local tax laws may differ in various respects from federal income tax law.

U.S. Income Tax Consequences of Backup Withholding

Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, the stockholder may be subject to back-up withholding tax with respect to any payments received under the Dissolution. The back-up withholding tax is currently imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. Backup withholding is not an additional federal income tax.  Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld.  If withholding results in an overpayment of taxes, the taxpayer may obtain a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Stockholders

In general, a winding up or complete liquidation of a U.S. domestic corporation is treated as a sale or exchange of its shares by its non-corporate stockholders and by its corporate stockholders owning less than eighty percent (80%) of the shares of the liquidating corporation.  This sale or exchange is generally taxable as a capital gain.  However, if the individual stockholder is a non-resident alien of the United States and such gain is not effectively connected with the conduct of a trade or business by such person, the capital gain is not subject to U.S. tax under the Code unless the individual is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied.   Such taxpayer may be eligible for a reduced rate of U.S. income taxation pursuant to an applicable income tax treaty.

FOREIGN CORPORATIONS, PERSONS OR ENTITIES WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. AND NON-U.S. TAX CONSEQUENCES OF THE DISSOLUTION.

The foregoing summary of certain U.S. federal income tax consequences is included for general information only and does not constitute legal advice to any stockholder.  The tax consequences of the Dissolution may vary depending upon the particular circumstances of the stockholder.  Each stockholder is recommended to consult his or her own tax advisor regarding the tax consequences of the Dissolution.

THE COMPANY INFORMS STOCKHOLDERS THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS PROXY STATEMENT (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THIS PROXY STATEMENT AND (3) EACH STOCKHOLDER SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ADDITIONAL INFORMATION ABOUT EMRISE CORPORATION

Our common stock is quoted on the OTC Markets Group Inc. trading venue in their OTCQB category under the symbol “EMRI”.  The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by OTCQB:

	High	Low
Fiscal Year Ended December 31, 2015
First Quarter	$0.98	$0.60
Second Quarter (through April 8, 2015)	$0.96	$0.91

Year Ended December 31, 2014
First Quarter	$1.18	$0.69
Second Quarter	$1.00	$0.72
Third Quarter	$0.88	$0.65
Fourth Quarter	$0.93	$0.55

Year Ended December 31, 2013
First Quarter	$0.60	$0.47
Second Quarter	$0.55	$0.44
Third Quarter	$0.55	$0.44
Fourth Quarter	$0.84	$0.46

Year Ended December 31, 2012
First Quarter	$0.76	$0.41
Second Quarter	$0.68	$0.50
Third Quarter	$0.73	$0.52
Fourth Quarter	$0.52	$0.40

As of the Record Date, there were approximately [____] holders of record of EMRISE Corp. common stock.

We have not declared or paid any cash dividends on our capital stock in the past. We will pay dividends on our common stock only if and when declared by the Board. The Board’s ability to declare a dividend is subject to restrictions imposed by Delaware law.

EMRISE Corp. expects to receive net proceeds of approximately $11,000,000 from the Transaction, excluding amounts held in escrow and after payment of debt, transaction and other related expenses, certain taxes and liquidation related expenses.  Assuming the Plan of Dissolution if approved by stockholders, we plan to distribute, in an initial distribution (with potential subsequent distributions thereafter), the net proceeds from the Transaction and the Company’s other cash, subject to a contingency reserve for remaining costs and liabilities, after the filing of a Certificate of Dissolution with the Delaware Secretary of State. The amount and timing of the distributions to stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution. On the bases described in this proxy statement, the Board anticipates that the amount of the initial distribution to stockholders from the Transaction will be approximately $[   ] to $[   ] per share of common stock.  Subsequent distributions from the sale of the Company’s remaining assets, including the sale of CXR-AJ, will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Dissolution.  However, there can be no assurance as to the timing and amount of distributions to our stockholders, even if all of our remaining assets are sold, because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 10, 2015 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is c/o EMRISE Corporation, 2530 Meridian Parkway, Durham, NC 27713. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days that have been granted under the Incentive Plans. Messrs. Oliva, Jefferies and Blades are current named executive officers.

	Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Shares	%

Carmine T. Oliva (2)	387,984	3.6
Graham Jefferies (3)	119,780	1.1
Otis W. Baskin	50,787	*
Timothy J. Blades (4)	75,000	*
Frank P. Russomanno	50,987	*
Julie A. Abraham	46,000	*
All officers and directors as a group (6 persons) (5)	730,538	6.7
Echo Holdings, LLC (6)	543,477	5.0

________________

*	Less than 1% of outstanding shares.

(1)
Based upon 10,816,337 shares of our common stock outstanding on April 10, 2015 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of April 10, 2015.

(2)	Includes 21,837 shares held individually by Mr. Oliva’s spouse.

(3)	Includes 73,334 shares underlying vested options.

(4)	Includes 50,000 shares underlying vested options.

(5)	Includes 123,334 shares underlying vested options and 21,837 outstanding shares held individually by Mr. Oliva’s wife.

(6)
Based on the Schedule 13D filed by Echo Holdings, LLC and David J. Brand, the managing member of Echo, dated January 14, 2014. The address for Echo Holdings, LLC is 120 Old Post Road, Suite AWRE, Rye, New York 10580.

SUBMISSION OF STOCKHOLDERS PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, proposals by stockholders that were intended for inclusion in our proxy statement and proxy card and to be presented at our 2015 annual meeting of stockholders (the “2015 annual meeting”) needed to be received by us no later than January 9, 2015, in order to be considered for inclusion in our proxy materials relating to such meeting. However, if the date of the 2015 annual meeting changes by more than 30 days from the anniversary date of our 2014 annual meeting of stockholders, proposals by stockholders must be received a reasonable time before we mail our proxy materials for the 2015 annual meeting in order to be timely. For purposes of the preceding sentence, a “reasonable time” coincides with any adjusted deadline we publicly announce.

For nominations of persons for election to the Board or other business to be properly brought before any meeting of stockholders which is not intended for inclusion in our proxy materials, to be timely, a stockholder’s notice must be delivered to our Secretary at our corporate headquarters:

•
in the case of an annual meeting, not less than sixty (60) days nor more than one hundred twenty (120) days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date, provided, however, that if less than seventy (70) days notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made; and

•
in the case of a special meeting, the close of business on the 7th day following the day on which we first publicly announce the date of the special meeting; provided that stockholder nominations of persons for election to the Board at a special meeting may only be made if the Board has determined that directors are to be elected at the special meeting.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting.  If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports, and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable document(s) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are EMRISE Corp. stockholders may be “householding” the proxy statement. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker that such broker will be “householding” communications, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies the applicable broker or EMRISE Corp. that it no longer wishes to participate in “householding”.

If, at any time, a stockholder no longer wish to participate in “householding” and would prefer to receive a separate proxy materials such stockholder may (i) notify its broker, (ii) direct its written request to: EMRISE Corp. Corporate Secretary at 2530 Meridian Parkway, Durham, North Carolina 27713 or (iii) contact EMRISE Corp.’s Corporate Secretary by telephone at (919) 806-4722. Stockholders who currently receive multiple copies of this proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, EMRISE Corp. will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.  You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at http://www.emrise.com.  Our website address is provided as an inactive textual reference only.  The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.  The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.  We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to EMRISE Corporation, 2530 Meridian Parkway, Durham, North Carolina 27713, Attention: Corporate Secretary on the Investor Relations page of our corporate website at http://www.emrise.com or from the SEC through the SEC’s website at the address provided above.  Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.  THIS PROXY STATEMENT IS DATED [•], 2015.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

DDC (UNITED KINGDOM) LIMITED,

EMRISE ELECTRONICS LTD.

AND

EMRISE CORPORATION

MARCH 22, 2015

Schedules and Exhibits:

Exhibit A	Key Employees
Exhibit B	Form of Employment Agreement
Exhibit C	Escrow Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Consulting Agreement

Schedule 1.02	SEC Documents
Schedule 2.04(a)	Specified Accounting Principles
Schedule 5.01	Permitted Activities
Schedule 5.02	Other Proposals
Schedule 6.04	Officers and Directors
Schedule 8.02(c)	Third Party Consents
Schedule 8.02(e)	Resignations

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 22, 2015, is entered into by and among DDC (United Kingdom) Limited., a company incorporated under the laws of England with registered number 01829528 (“Purchaser”), EMRISE Electronics Ltd, a company incorporated under the laws of England with registered number 01969006 (the “Company”), and EMRISE Corporation, a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller, through its wholly owned subsidiary, Emrise Electronics Corporation, a New Jersey corporation, owns all of the issued and outstanding shares of the Company’s ordinary shares, £1.00 nominal value per share (“Company Common Stock”).

WHEREAS, the Acquired Companies are engaged in the business of designing, manufacturing, selling and supporting electronic power supply and conversion systems and radio frequency devices for the commercial and military aerospace, military and industrial markets, and which business comprises Seller’s “Electronic Devices” business segment (the “Business”).

WHEREAS, the board of directors of Seller (the “Seller Board of Directors”) deems it advisable and in the best interests of the Company, Seller and its stockholders that Seller sell to Purchaser, and Purchaser acquire from Seller, all of the issued and outstanding shares of Company Common Stock, on the terms and subject to the conditions of this Agreement.

WHEREAS, this Agreement has been approved by the Seller Board of Directors.

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire from Seller, all of the issued and outstanding shares of Company Common Stock, on the terms and subject to the conditions of this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of the individuals identified on Exhibit A (the “Key Employees”) is entering into an employment agreement with Purchaser in the form attached hereto as Exhibit B (an “Employment Agreement”) and Richard Weller is entering into a consulting agreement with the Purchaser in the form attached hereto as Exhibit E (a “Consulting Agreement”).

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.
Definitions

Section 1.01                      Definitions.

(a)           As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each Subsidiary of the Company, including (i) Abbot Electronics Ltd., a company incorporated under the laws of England, (ii) Belix Power Conversion Ltd., a company incorporated under the laws of England, (iii) Belix Wound Components Ltd., a company incorporated under the laws of England, (iv) The Belix Company Ltd., a company incorporated under the laws of England, (v) CXR Anderson Jacobson Ltd., a company incorporated under the laws of England, (vi) Digitran Ltd., a company incorporated under the laws of England, (vii) Pascall Electronics (Holdings) Limited, a company incorporated under the laws of England, (viii) Pascall Electronics Limited, a company incorporated under the laws of England and (ix) XCEL Power Systems, Ltd., a company incorporated under the laws of England.

“Acquired Company Transaction Expenses” means, to the extent unpaid at Closing, (i) any fees and disbursements incurred by or on behalf of any Acquired Company and payable to any financial advisor, investment banker, broker or finder in connection with the Transaction; (ii) the fees and disbursements payable to legal counsel or accountants of any Acquired Company that are payable by any Acquired Company in connection with the Transaction; (iii) any bonuses, severance, termination payments or other change-in-control or other transaction-related payments payable to any director, officer, employee or other service provider of any Acquired Company in connection with the Transaction and, to the extent not already taken into account in this clause (iii), any payroll taxes incurred or to be incurred by any Acquired Company in connection therewith; and (iv) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by any Acquired Company in connection with the Transaction.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, lease, license, disposition or acquisition of all or a material portion of the business or assets of any Acquired Company, (ii) the issuance, disposition or acquisition of (a) 50% or more of the capital stock or other equity security of Seller, (b) any capital stock or other equity security of any Acquired Company, (c) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of any Acquired Company, or (d) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Acquired Company or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving Seller or any Acquired Company; provided, that, for the sake of clarity, any offer, proposal or inquiry relating to the sale, lease, license, disposition or acquisition of Seller’s Subsidiaries (other than the Acquired Companies) shall not be deemed an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Consideration” means (a) U.S. $22,000,000; plus (b) the amount of any Closing Cash; minus (c) the amount of any Closing Indebtedness; minus (d) the amount of any Acquired Company Transaction Expenses; plus (e) the amount by which the Estimated Closing Working Capital is greater than the Base Working Capital (if at all); minus (f) the amount by which the Estimated Closing Working Capital is less than the Base Working Capital (if at all).

“Applicable Law” means, with respect to any Person, any federal, state, common, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, circular, guidance notes, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet Date” means December 31, 2014.

“Base Working Capital” means 2.3 million British pounds sterling.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Cash” means the aggregate amount of unrestricted cash and cash equivalents, up to a maximum amount 200,000 British pounds sterling, held by the Acquired Companies as of the close of business on the day immediately preceding the Closing Date, net of all outstanding checks and drafts.

“Closing Date Payment” means the Aggregate Consideration, minus the sum of (i) the Indemnity Escrow Fund and (ii) the Working Capital Escrow Fund.

“Closing Indebtedness” means the aggregate principal amount of, and accrued interest on, all Indebtedness of the Acquired Companies as of the close of business on the day immediately preceding the Closing Date.

“Closing Working Capital” means Working Capital as of the close of business on the day immediately preceding the Closing Date (provided that Tax liabilities shall be determined as of the close of business on the Closing Date).

“Code” means the United States Internal Revenue Code of 1986.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company. For the avoidance of doubt, “Company IP” does not include Foreground IP.

“Company Products” means all of the (a) products or software that any Acquired Company (i) currently owns, develops, manufactures, markets, distributes, sells, licenses, or otherwise makes available to third parties, or (ii) has owned, developed, manufactured, marketed, distributed, sold, licensed or otherwise made available to third parties since January 1, 2010, and (b) services that any Acquired Company (i) currently provides, licenses or otherwise makes available to third parties, or (i) has provided, licensed or otherwise made available to third parties since January 1, 2010.

“Company Proprietary Software” means Software owned or purported to be owned by any Acquired Company or its Affiliates and used in, held for use in, or related to the conduct of the Business.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

“Copyrights” means (i) mask work rights, registrations and applications for registration thereof throughout the world and (ii) copyrights in works of authorship of any type, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common-law rights thereto, and all other rights associated therewith.

“Damages” include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature (including reasonable costs of investigation and any fees, charges, costs and expenses associated with any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under Article 10), but excluding punitive Damages other than as owed to a third party.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” means the disclosure schedule regarding this Agreement that has been provided by Seller to Purchaser and dated the date of this Agreement.

“Dormant Entities” means, collectively, (i) Abbot Electronics Ltd., a company incorporated under the laws of England, (ii) Belix Power Conversion Ltd., a company incorporated under the laws of England, (iii) Belix Wound Components Ltd., a company incorporated under the laws of England, (iv) The Belix Company Ltd., a company incorporated under the laws of England, (v) CXR Anderson Jacobson Ltd., a company incorporated under the laws of England, and (vi) Digitran Ltd., a company incorporated under the laws of England.

 “Employee” means any employee of any Acquired Company.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, notifications, allowances, credits, waivers, exemptions and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Wilmington Trust, N.A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreground IP” means all Intellectual Property Rights developed, conceived, created and funded specifically to meet the requirement of a Contract and incorporated into a Company Product, and that are assigned to a third party.

“Former Employee” means any person who was previously an Employee since January 1, 2011.

 “Fundamental Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.05, 3.18, 3.23 and 3.24.

“Generally Available Software” means non-customized “off-the-shelf” or “shrink-wrapped” software that (i) is licensed to an Acquired Company solely in executable or object code form pursuant to a nonexclusive, internal use software license; (i) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Acquired Company’s products or services; and (iii) is generally commercially available to any licensee on standard terms.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, without duplication, any liability or obligation of a Person for any amount owed (including (a) unpaid interest, (b) premium thereon, (c) any Prepayment Penalties and (d) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in respect of (i) borrowed money, (ii) capitalized lease obligations, (iii) obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction, (iv) obligations for the deferred purchase price of property or services (other than current liabilities for such property or services incurred in the ordinary course of business, but including milestone payments and other types of earnouts or contingent payments due for the acquisition of capital stock or assets of another Person), (v) any obligations with respect to any factoring programs, and (vi) any liability or obligation of the type described in clauses “(i)” through “(v)” guaranteed by such Person, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable recorded as a current liability and incurred in the ordinary course of business or any obligations under undrawn letters of credit.

“Indemnitees” mean the following Persons: (i) Purchaser; (ii) Purchaser’s current and future Affiliates (including the Company and its Subsidiaries); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) if permitted, the respective successors and assigns of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” above; provided, however, that neither Seller nor its stockholders shall be deemed to be “Indemnitees.”

“Indemnity Escrow Fund” means U.S. $900,000.

“Intellectual Property Rights” means and includes any and all of the rights in or associated with the following throughout the world: (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Trade Secrets (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, (vi) inventions (whether or not patentable) and improvements thereto, (vii) all claims and causes of action arising out of or related to infringement or misappropriation by any of the foregoing, and (viii) any other similar, corresponding or equivalent proprietary or intellectual property rights now known or hereafter recognized throughout the world.

“Intercompany Indebtedness” means intercompany loans, accounts and balances by and between Seller and any Acquired Company or by and between any Acquired Companies.

“Knowledge of Seller” means the actual knowledge of each of Carmine Oliva, Graham Jefferies, Tim Blades, Richard Weller, Martin Blake, Glyn Higgins,  Boyd Clark and Julie Abraham, and the knowledge that each of such individuals should have obtained after reasonable inquiry of his or her direct reports, in the course of the performance of their respective duties on behalf of Seller or an Acquired Company, as applicable; provided, that the knowledge of Boyd Clark shall only be considered for purposes of Sections 3.07, 3.09, 3.10, 3.11, 3.14 and 3.15 and the knowledge of Julie Abraham shall only be considered for purposes of Section 3.10(d) and since February 1, 2011.

 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any event, change, development or state of facts (each an “Effect”) that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of any Acquired Company, taken as a whole; provided, however, that no event, change, development or state of facts (i) relating to the United States or foreign economies or securities or financial markets in general, (ii) resulting from industry-wide developments in the industry in which any Acquired Company operates, (iii) arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of  any such hostilities, acts of war, sabotage or terrorism or military actions, whether arising before, on or after the date hereof, (iv) resulting from any action by or omission of Purchaser with respect to the Transaction or with respect to the Acquired Companies (including any breach of this Agreement or the Confidentiality Agreement by Purchaser); (v) resulting from any change in Applicable Law or in UK GAAP; (vi) resulting from the failure by any of the Acquired Companies or Seller to meet internal projections or forecasts (including any projections or forecasts provided to Purchaser), analyst expectations or publicly announced earnings or revenue projections, or decreases in Seller’s stock price (including as a result of failure to meet such projections, forecasts or analyst expectations); provided that this clause (vi) shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to have, a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect), or (vii) resulting from the announcement or pendency of this Agreement; provided that, in the case of clauses (i), (ii), (iii) or (v), only to the extent such Effects do not, individually or in the aggregate, have a disproportionate impact on any Acquired Company relative to other Persons in similar businesses, shall, in each case, be deemed in themselves, to constitute a Material Adverse Effect.

“Open Source Software” means any Software licensed, provided, or distributed under any open-source or similar license, or that is otherwise subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) to a third party that requires or conditions the use or distribution of such Software on, (i) the disclosure, licensing, or distribution of any source code for such Software, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Software.

“Organizational Documents” means, with respect to any Person other than a natural Person, the documents (i) by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership, articles of incorporation or articles, organization, certificate of formation, memorandum or association or articles of association, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity), and all amendments thereto, (ii) which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement (but shall not include any stockholders agreement relating to such Person)), and all amendments thereto, and (iii) which serve as equivalent constituent documents as those set forth in clause (i) or (ii) in any foreign jurisdiction.

 “Patents” means patents and statutory invention registrations and disclosures relating thereto, in any jurisdiction worldwide, and all rights therein provided by international treaties and conventions.

“Pension Benefits” means any pension, superannuation, or retirement (including on early retirement) benefits (including in the form of a lump sum).

“Pension Plans” means the stakeholder pension plans provided by Scottish Widows and Standard Life offered by the Company to Employees.

“Permitted Dividends” means the dividends by the Seller to the Acquired Companies in such amounts that will satisfy in full any and all liabilities owed by the Seller to the Acquired Companies, which will be made prior to the Closing Date.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prepayment Penalties” means any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any Indebtedness.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Proxy Statement” means the proxy statement to be sent to Seller’s stockholders in connection with the Seller Stockholder Meeting.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, registered databases, and domain names and all pending applications for any of the foregoing.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments, and annotations.

“Straddle Period” means any period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal that did not result from a breach of this Agreement by Seller, any Acquired Company or any of their respective Representatives (A) with respect to which the Seller Board of Directors shall have in good faith determined (taking into account the advice of the Seller Financial Advisors) that the acquiring party is capable of consummating such proposed Acquisition Proposal on the terms proposed; (B) the Seller Board of Directors shall have in good faith determined (taking into account the advice of the Seller Financial Advisors) that the proposed Acquisition Proposal is more favorable to the stockholders of Seller, from a financial point of view, than the Transaction, taking into account (i) all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and reasonably expected time for the consummation of such Acquisition Proposal), and (ii) any proposed modifications to the terms and conditions of this Agreement by Purchaser in response thereto, in accordance with Section 5.03(e), and (C) the Seller Board of Directors shall have in good faith determined (taking into account the advice of Seller’s outside legal counsel) that accepting such Acquisition Proposal is necessary under Applicable Law for the discharge of its fiduciary duties.

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), (ii) in the case of the Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes embodiments and implementations of Intellectual Property Rights, whether in electronic, written or other media, including Software, design and manufacturing schematics, bills of material, build instructions, test reports, algorithms, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, data collections, diagrams, recipes, manufacturing process technology, network configurations and architectures, proprietary technical information, protocols, layout rules, packaging and other specifications, techniques, interfaces, verification tools, works or authorship, lab notebooks, development and lab equipment, know-how, inventions and invention disclosures, and all other forms of technology, in each case whether or not registered with a Governmental Authority or embodied in any tangible form.

“Third Party IP” means all Intellectual Property Rights and Technology owned by third parties, including Third Party Software, that is either (i) licensed, offered or provided to by any of the Acquired Companies to customers of the Acquired Companies as part of or in conjunction with any Company Product, or (ii) otherwise used by the Company or its Affiliates in connection with the Business.

“Third Party Software” means all Software (excluding Generally Available Software) owned by third parties, including Affiliates of the Company that are not Acquired Companies that is either (i) licensed, offered or provided to customers of the Acquired Company as part of or in conjunction with any Company Product, or (ii) otherwise used by the Company or its Affiliates in connection with the Business.

“Trademarks” means trademarks, service marks, service names, trade dress, logos, trade names, corporate names, business names, slogans, URL addresses, Internet domain names and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, all common-law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

“Trade Secrets” means all rights in any jurisdiction in know-how and other confidential or proprietary technical, business, and other know-how and information, including confidential or proprietary manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, bills of material, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and other similar information.

“Transaction” means the transactions contemplated by this Agreement.

“Triggering Event” shall be deemed to have occurred if: (i) the Seller Board of Directors shall have effected an Adverse Recommendation Change; (ii) Seller shall have failed to include in the Proxy Statement the Seller Board Recommendation or a statement to the effect that the Seller Board of Directors has determined that the Transaction is in the best interests of Seller’s stockholders; (iii) the Seller Board of Directors shall have approved, endorsed or recommended any Acquisition Proposal; (iv) Seller or any Acquired Company shall have entered into any letter of intent or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 5.03(b)); (v) a tender or exchange offer relating to securities of Seller shall have been commenced and Seller shall not have sent to its stockholders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that Seller recommends rejection of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and Seller fails to issue a press release announcing its opposition to such Acquisition Proposal within ten Business Days after such Acquisition Proposal is announced or (vii) Seller or any of the Acquired Companies or any Representative of Seller or any of the Acquired Companies shall have breached in any material respect any of the provisions set forth in Section 5.03.

 “UK GAAP” means United Kingdom generally accepted accounting principles incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board, in effect from time to time.

“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or any other tax of a similar nature, whether imposed in a member state of the European Union or imposed elsewhere, or any tax of a similar nature which may be substituted for or levied in addition to it.

“Working Capital” means with respect to the Acquired Companies, (i) current assets of the Acquired Companies, minus (ii) current liabilities of the Acquired Companies, all as calculated in accordance with the Specified Accounting Principles, but excluding (A) Closing Cash, (B) Closing Indebtedness, (C) Acquired Company Transaction Expenses, and (D) taxes receivable, deferred tax assets and deferred tax benefits, as illustrated in the Specified Accounting Principles; provided that Working Capital shall always include taxes payable (including United Kingdom corporation taxes payable) that are current liabilities of the Acquired Companies.

“Working Capital Escrow Fund” means U.S. $400,000.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change Agreement	5.02(c) Preamble
Agreed Adjustments	2.04(b)(v)
Alternative Acquisition Agreement	5.03(e)
Anti-Corruption Law	3.10(c)(iii)
Business	Recitals
Claim	10.05
Claim Dispute Notice	10.04(c)
Closing	2.01(a)
Closing Balance Sheet	2.04(b)(i)
Closing Date	2.01(a)
Company	Preamble
Company Common Stock	Recitals
Company Real Property	3.13(a)
Confidentiality Agreement	6.03(a)
Consulting Agreement Current Backlog Deductible	Recitals 3.22(b) 10.03(a)
Designated Accounting Firm	2.04(b)(v)
Employment Agreement	Recitals
Employment Dispute	3.19(h)
End Date	9.01(b)
Escrow Agent	2.08(c)
Escrow Agreement	2.08(c)
Estimated Closing Working Capital	2.04(a)
Excess	2.04(b)(vi)
Expert Calculations	2.04(b)(v)
Export and Sanctions Laws	3.10(b)
Expiration Date	10.01(a)
Financial Statements	3.06(a)
Fundamental Representation	10.01(a)
Headwaters	3.24
Interim Period	5.01
Invoice	5.06
Intervening Event IT Systems	5.03(c) 3.15
Key Employees	Recitals
Leased Real Property	3.13(a)
Lien Release	5.06
Malicious Code	3.14(m)
Material Contract	3.09(a)
Notice Period	5.03(e)
OFAC	3.10(b)
Officer’s Claim Certificate	10.04(a)
Original Date	5.02(b)
Other Interested Party	5.03(c)
Owned Real Property	3.13(a)
Payoff Letter	5.06

Permits	3.17
Permitted Activity	5.01
Permitted Liens	3.13(a)(iv)
Pre-Closing Return	7.04
Purchaser	Preamble
Purchaser Closing Certificate	8.03(c)
Purchaser Closing Statement	2.04(b)(i)
Purchaser Cure Period	9.01(g)
Purchaser Working Capital Amount	2.04(b)(i)
Real Property Lease	3.12(a)
Related Person	3.23
Relevant Transfer	3.19(k)
Required Seller Stockholder Approval	3.02(c)
Review Period	2.04(b)(iii)
Seller Board of Directors	Recitals
Seller Board Recommendation	3.02(b)
Seller Closing Certificate	8.02(e)
Seller Cure Period	9.01(f)
Seller Financial Advisors	3.24
Seller Stockholder Meeting	5.02(a)
Seller Working Capital Amount	2.04(b)(iii)
Shortfall	2.04(b)(vi)
Specified Accounting Principles	2.04(a)
Stockholders	Preamble
Straddle Period Pre-Closing UK Corporation Tax Amount	7.02
Straddle Period UK Corporation Tax Payments	7.02
Tax Contest	7.04
Termination Fee	9.03(b)
Unaudited Year End Balance Sheet	3.06(a)
Working Capital Dispute Notice	2.04(b)(iii)

Section 1.02                      Definitional and Interpretative Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)           All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)           The use of the word “or” shall not be exclusive.

(g)           The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h)           The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement.  Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i)           A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(j)           Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.  No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transaction.

(k)           Any statement in this Agreement to the effect that any information, document or other material has been “made available” to Purchaser or any of its Representatives means that such information, document or other material was (i) posted to the electronic data room hosted by or on behalf of the Acquired Companies at http://backup.filesanywhere.com in connection with the Transaction (and made available on a continuous basis for review therein by Purchaser and its Representatives) no later than 12:01 a.m., Pacific Time, on the date that is three Business Days prior to the date of this Agreement, (ii) made available to Purchaser and its Representatives for review on location at the Acquired Companies’ facilities in Ashford, Kent or the Isle of Wight or (iii) made publicly available on EDGAR at least three days prior to the date of this Agreement and such information, document or other material has been specifically identified on Schedule 1.02.

ARTICLE 2.
Description of the Transaction

Section 2.01                      The Closing; Purchase and Sale of Subject Shares.

(a)           The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Olshan Frome Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY 10022 at 9:00 a.m. local time on a date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing; provided, however, to the extent Purchaser and Seller so agree, documents may be delivered and exchanged at the Closing by facsimile, PDF, or other electronic means in lieu of an in-person closing.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b)           At the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller for the Closing Date Payment, all of the issued and outstanding shares of Company Common Stock, free and clear of all Liens.

Section 2.02                      Closing Deliveries.

(a)           Seller Closing Deliveries.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i)           stock certificates representing in the aggregate all of the issued and outstanding shares of Company Common Stock; and

(ii)           all documents, duly executed and/or endorsed by Seller, necessary to enable title to the Company Common Stock to pass into the name of Purchaser, including a stock transfer form providing for the transfer of the Company Common Stock into the name of Purchaser.

(b)           Purchaser Closing Deliveries.  At the Closing, Purchaser shall deliver, or cause to be delivered, the following:

(i)           to Seller, the Closing Date Payment by wire transfer of immediately available funds to the account designated by Seller;

(ii)           to the Escrow Agent, the Indemnity Escrow Fund and the Working Capital Escrow Fund, by wire transfer of immediately available funds to separate accounts designated by the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement; and

(iii)           (A) to the Persons entitled thereto, the Closing Indebtedness by wire transfer of immediately available funds to the account designated by such creditor, and (B) to the Persons entitled thereto, all of the Acquired Company Transaction Expenses, by wire transfer of immediately available funds to the account designated by such Person.

Section 2.03                      Withholding Rights.  Purchaser and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to Seller or any other Person pursuant to this Agreement such amounts as Purchaser or the Escrow Agent, as the case may be, is required to deduct or withhold therefrom under any Tax law, with respect to the making of such payment.  To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid in respect of whom such deduction and withholding was made.

Section 2.04                      Closing Working Capital Adjustment.

(a)           Pre-Closing Estimate.  No later than three Business Days prior to the Closing Date, Seller shall deliver to Purchaser, Seller’s good-faith estimate of the Closing Working Capital, such estimate to be prepared in accordance with (i) the same accounting principles and methods the Company has used to operate the Business and to produce the Acquired Company’s monthly balance sheets during the twelve months ended December 31, 2014 and (ii) the illustration set forth on Schedule 2.04(a) (the “Specified Accounting Principles”).  Seller shall deliver all relevant backup materials, schedules and the illustration prepared as set forth above, in reasonable detail, concurrently with the delivery of such estimate.  Based on such estimate and prior to the Closing Date, Purchaser and Seller shall in good faith calculate an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) to be used to determine the Aggregate Consideration.

(b)           Post-Closing Adjustment.

(i)           As promptly as practicable, but in no event later than 90 calendar days following the Closing Date, Purchaser shall cause to be prepared in accordance with the Specified Accounting Principles, and delivered to Seller an unaudited balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”), together with a statement (the “Purchaser Closing Statement”) setting forth in reasonable detail Purchaser’s calculation of the Closing Working Capital (“Purchaser Working Capital Amount”) and attaching all relevant backup materials and schedules.

(ii)           From and after the delivery of the Closing Balance Sheet and the Purchaser Closing Statement, Purchaser shall provide Seller and any accountants or advisors retained by Seller with access to the books and records of the Acquired Companies as may be reasonably requested and cause appropriate representatives of Purchaser and the Acquired Companies to be reasonably available to discuss the Closing Balance Sheet and the Purchaser Closing Statement and respond to reasonable questions of Seller and its accountant with regard thereto, all for the purposes of: (A) enabling Seller and its accountants and advisors to calculate, and to review Purchaser’s calculation of the Closing Working Capital as reflected on the Purchaser Closing Statement; and (B) identifying any dispute related to the calculation of the Closing Working Capital set forth in the Purchaser Closing Statement.

(iii)           If Seller disputes the calculation of the Closing Working Capital set forth in the Purchaser Closing Statement, then Seller shall deliver a written notice (a “Working Capital Dispute Notice”) to Purchaser and the Escrow Agent during the 30-day period commencing upon receipt by Seller of the Closing Balance Sheet and the Purchaser Closing Statement (the “Review Period”).  The Working Capital Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation and Seller’s determination of the Closing Working Capital (the “Seller Working Capital Amount”).

(iv)           If Seller does not deliver a Working Capital Dispute Notice to Purchaser on or prior to the expiration of the Review Period, Purchaser’s calculation of the Closing Working Capital set forth in the Purchaser Closing Statement shall be deemed final and binding on Purchaser and Seller for all purposes of this Agreement.

(v)           If Seller delivers a Working Capital Dispute Notice to Purchaser on or prior to the expiration of the Review Period, then Seller and Purchaser shall meet, confer and exchange any additional relevant information reasonably requested by the other party regarding the computation of  Closing Working Capital for a period of 20 calendar days after the end of the Review Period, and use reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Closing Working Capital.  In the event Purchaser and Seller so resolve any such differences, the Purchaser Working Capital Amount set forth in the Purchaser Closing Statement, as adjusted by the Agreed Adjustments shall be final and binding as the Closing Working Capital for purposes of this Agreement.  If Seller and Purchaser are unable to reach agreement on the calculation of the Closing Working Capital within the 20 calendar day period, then either Seller or Purchaser may submit the objections to the London, England office of Grant Thornton UK LLP (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such 20th day.  Each of Purchaser and Seller agree that it shall not engage, or agree to engage the Designated Accounting Firm to perform any services other than as the Designated Accounting Firm pursuant hereto until the Closing Working Capital has been finally determined pursuant to this Section 2.04(b). Each party agrees to execute, if requested by the Designated Accounting Firm, a reasonable engagement letter. The Designated Accounting Firm shall be directed by Purchaser and Seller to resolve the unresolved objections as promptly as reasonably practicable in accordance with the Specified Accounting Principles, and, in any event, within 30 calendar days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to Seller, Purchaser and the Escrow Agent.  In connection with the resolution of any such dispute by the Designated Accounting Firm, each of Purchaser, Seller and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of the Closing Working Capital.  The determination of the Closing Working Capital made by the Designated Accounting Firm shall be final and binding on Purchaser, Seller and Seller for all purposes of this Agreement, absent manifest error.  In calculating the Closing Working Capital, the Designated Accounting Firm shall be limited to addressing only the particular disputes referred to in the Working Capital Dispute Notice.  The Expert Calculations (A) shall reflect in detail the differences, if any, between the Closing Working Capital reflected therein and the Closing Working Capital set forth in the Purchaser Closing Statement, and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Purchaser or Seller, as the case may be, and no lower than the lower amount calculated by Purchaser or Seller as the case may be.  The fees and expenses of the Designated Accounting Firm shall be paid one-half by Purchaser and one-half by Seller.

(vi)           If the Closing Working Capital, as finally determined in accordance with this Section 2.04, is less than the Estimated Closing Working Capital (such deficiency, a “Shortfall”), then Purchaser and Seller shall promptly, and in any event within five Business Days after the Closing Working Capital is finally determined, direct the Escrow Agent to disburse to Purchaser the amount of such Shortfall from the Working Capital Escrow Fund in accordance with the Escrow Agreement and the remainder of the Working Capital Escrow Fund to Seller in accordance with the Escrow Agreement; provided, however, that if the Working Capital Escrow Fund is insufficient to satisfy such Shortfall, Purchaser and Seller shall direct the Escrow Agent to disburse to Purchaser the excess of such Shortfall over the amount of the Working Capital Escrow Fund from the Indemnity Escrow Fund in accordance with the Escrow Agreement.  If the Closing Working Capital, as finally determined in accordance with this Section 2.04, is greater than the Estimated Closing Working Capital (such excess, an “Excess”), then Purchaser shall promptly pay the amount of such Excess to Seller by wire transfer in immediately available funds to the account specified in writing by Seller within five Business Days after the Closing Working Capital is finally determined.  If the Closing Working Capital, as finally determined in accordance with this Section 2.04, equals or exceeds the Estimated Closing Working Capital, then Purchaser and Seller shall promptly, and in any event within five Business Days after the Closing Working Capital is finally determined, direct the Escrow Agent to disburse the Working Capital Escrow Fund to Seller in accordance with the Escrow Agreement.

ARTICLE 3.
Representations and Warranties of Seller

Subject to Section 11.05, except as set forth in the Disclosure Schedule, Seller represents and warrants to Purchaser:

Section 3.01                      Corporate Existence and Power.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of England and has all requisite corporate power and authority to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Section 3.01(b) of the Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement.  Each of the Subsidiaries of the Company (i) has been duly organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) has all requisite corporate power and authority to carry on its business as now conducted.  No Acquired Company is a participant in any joint venture, partnership or similar arrangement.  No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution to any Person.

(c)           Seller has made available to Purchaser accurate and complete copies of: (i) the Organizational Documents of each Acquired Company; and (ii) the stock records of each Acquired Company.  The minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of each Acquired Company, the board of directors of each Acquired Company and all committees thereof, made available to Purchaser by Seller since January 1, 2012, are accurate and complete in all material respects.  There has not been any violation of any of the provisions of the Organizational Documents of any Acquired Company, and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted since January 1, 2012 by the stockholders of such Acquired Company, the board of directors of such Acquired Company or any committee thereof.

(d)           The Dormant Entities have no assets or liabilities, are not engaged in any business activities and are not conducting any operations.

(e)           Section 3.01(e) of the Disclosure Schedule lists any and all (i) material Company Products and any product or service currently under development by the Company or referencing the name of the Company, (ii) brand or marketing collateral of any Acquired Companies referencing the name of the Company and (iii) Material Contracts to which the Company is a party or which reference the Company (other than in connection with factual descriptions of the ownership structure of the Acquired Companies).

(f)           Section 3.01(f) of the Disclosure Schedule lists any and all (i) material Company Products and any product or service currently under development by CXR Anderson Jacobson, Ltd or referencing the name of CXR Anderson Jacobson, Ltd, (ii) brand or marketing collateral of any Acquired Companies referencing the name of CXR Anderson Jacobson, Ltd and (iii) Material Contracts to which CXR Anderson Jacobson, Ltd is a party or which reference CXR Anderson Jacobson, Ltd (other than in connection with factual descriptions of the ownership structure of the Acquired Companies).

Section 3.02                      Corporate Authorization.

(a)           Each of Seller and the Company has all requisite power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller and the Company of this Agreement have been duly authorized by all necessary action on the part of Seller and the Company and their respective boards of directors.  Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           At a meeting duly called and held, the Seller Board of Directors has (i) determined that this Agreement and the Transaction are in the best interests of Seller and its stockholders, (ii) approved this Agreement and the Transaction and (iii) resolved to recommend approval of the Transaction by the stockholders of Seller (such recommendation, the “Seller Board Recommendation”).

(c)           The affirmative vote of the holders of a majority of the outstanding shares of common stock of Seller is the only vote of the holders of any capital stock of Seller necessary to approve the Transaction (the “Required Seller Stockholder Approval”).

Section 3.03                      Governmental Authorization.  The execution, delivery and performance by Seller and the Company of this Agreement and the consummation by Seller and the Company of the Transaction require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of applicable U.S. state or federal securities laws, and (ii) any actions or filings the absence of which would be, individually or in the aggregate, material to Seller or the Company or impair the ability of Seller or the Company to consummate the Transaction.

Section 3.04                      Non-contravention.  The execution, delivery and performance by Seller and the Company of this Agreement and the consummation of the Transaction do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Seller or any Acquired Company, (ii) assuming compliance with the matters referred to in Section 3.03, and subject to obtaining the Required Seller Stockholder Approval, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, and subject to obtaining the Required Seller Stockholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Material Contract binding upon any Acquired Company or any material Permit affecting, or relating in any way to, the assets or business of any Acquired Company or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company.

Section 3.05                      Capitalization; Subsidiaries.

(a)           The issued and outstanding capital stock of the Company consists of 58,668 shares of Company Common Stock, all of which are owned by Seller through its wholly owned subsidiary, Emrise Electronics Corporation, free and clear of any Liens.   All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  There are no shares of Company Common Stock that remain subject to vesting or forfeiture restrictions. Except as otherwise set forth above, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b)           All outstanding shares of Company Common Stock have been issued and granted in material compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(c)           The Company has never repurchased, redeemed or otherwise reacquired any shares of its capital stock and there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

(d)           Section 3.05(d) of the Disclosure Schedule lists for each Subsidiary of the Company the percentage of equity securities owned or controlled, directly or indirectly, by the Company as of the date hereof.  No Acquired Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements.  There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.  All of the shares of capital of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by the Company or a Subsidiary of the Company free and clear of any Liens.

Section 3.06                      Financial Statements.

(a)           Seller has made available to Purchaser the Company’s audited consolidated balance sheets as of December 31, 2013, 2012 and 2011, and the related audited consolidated profit and loss accounts for each of the years ended December 31, 2013, 2012 and 2011, and the unaudited consolidated balance sheet as of December 31, 2014 (the “Unaudited Year End Balance Sheet”), and the related unaudited consolidated profit and loss accounts for the year ended December 31, 2014 (collectively, the “Financial Statements”).

(b)           The Financial Statements (i) have been prepared from the books and records of the Acquired Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with UK GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) give a true and fair view, in accordance with UK GAAP, of the financial position of the Acquired Companies at the dates therein indicated and the results of operations of the Acquired Companies for the periods therein specified (subject, in the case of unaudited financial statements for the year ended December 31, 2014, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(c)           The books of account and other financial records of the Acquired Companies have been kept accurately in the ordinary course of business consistent with Applicable Laws in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquired Companies have been properly recorded therein in all material respects.  The Acquired Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the board of directors of the applicable Acquired Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with UK GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies, (iv) that the amount recorded for assets on the books and records of the Acquired Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 3.07                      Absence of Certain Change.  Between the Balance Sheet Date and the date of this Agreement, the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices and there has not been:

(a)           any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           any material damage, destruction, abandonment, or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Acquired Company;

(c)           any amendment of the Organizational Documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(d)           any splitting, combination or reclassification of any shares of capital stock of any Acquired Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Acquired Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any securities of any Acquired Company;

(e)           any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any capital stock of any Acquired Company;

(f)           any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by any Acquired Company other than incurred in the ordinary course of business consistent with past practice and in excess of 65,000 British pounds sterling individually or 200,000 British pounds sterling in the aggregate;

(g)           any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by any Acquired Company of any material assets, securities, properties, interests or businesses;

(h)           any sale, lease, license, or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of any Acquired Company, other than sales or licenses of Company Products in the ordinary course of business consistent with past practice;

(i)           the making by any Acquired Company of any loans, advances or capital contributions to, or investments in, any other Person;

(j)           the creation, incurrence or assumption by any Acquired Company of any Indebtedness, other than Intercompany Indebtedness and Indebtedness that has been incurred from time to time under any Acquired Company’s existing loan agreements in the ordinary course of business;

(k)           (i) the entering into of any Contract that limits or otherwise restricts in any material respect any Acquired Company or any of its Affiliates or any successor thereto or that would reasonably be expected to, after the Closing, limit or restrict in any material respect any Acquired Company, Purchaser or any of their respective Affiliates, from engaging or competing in any line of business (including any grant of exclusivity with respect to Intellectual Property Rights or otherwise), in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of any Acquired Company;

(l)           the sale, disposition, transfer or license to any Person of any rights to any Technology or any Intellectual Property Rights (other than on a non-exclusive basis in the ordinary course of business consistent with past practice); or the sale, disposition or transfer or providing a copy of the source code for Company Proprietary Software to any Person;

(m)           the entering into any arrangement, the result of which is the loss, expiration or termination of any license or right under or to any Third Party IP;

(n)           (i) the grant or increase of, or commitment to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company, including pursuant to any employee benefit plan, (ii) the hiring or termination of any employee, officer, director or consultant of any Acquired Company, (iii) the adoption, entering into, modification or termination of any employee benefit plan, (iv) the acceleration of the vesting or payment of any compensation or benefits under any employee benefit plan, or (v) the grant of any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of any Acquired Company, other than, with respect to clauses (i) and (ii) above, in the ordinary course of business consistent with past practice to any advisor, consultant or employee of any Acquired Company who receives less than 60,000 British pounds sterling in base compensation per annum;

(o)           any change in the methods of accounting or accounting practices of any Acquired Company, except as required by concurrent changes in UK GAAP, as agreed to by its independent public accountants;

(p)           any settlement, or offer or proposal to settle, (i) any material Proceeding or claim involving or against any Acquired Company, (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(q)           any Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any material Tax Return filed; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any Tax petition, Tax complaint or administrative Tax appeal filed; any Tax audit or inquiry filed; any right to claim a Tax refund surrendered or foregone; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or

(r)           any agreement or commitment to take any of the actions referred to in clauses (a) through (o).

Section 3.08                      No Undisclosed Liabilities.  No Acquired Company has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)           liabilities or obligations disclosed and provided for in the Financial Statements or in the notes thereto;

(b)           liabilities that have been incurred by the Acquired Companies since the Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c)           the liabilities or obligations identified in Section 3.08 of the Disclosure Schedule; and

(d)           liabilities or obligations arising under this Agreement or that would not reasonably be expected to be material to the Acquired Companies.

Section 3.09                      Material Contracts.

(a)           No Acquired Company is a party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i)           any lease (whether of real or personal property) providing for annual rentals of 25,000 British pounds sterling or more;

(ii)           any Contract pursuant to which any Intellectual Property Right or Technology, including any Third Party IP (in each case, excluding Foreground IP), is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against any Acquired Company, other than Contracts for Generally Available Software;

(iii)           any Contract pursuant to which any Intellectual Property Right or Technology (in each case, excluding Foreground IP) is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party.

(iv)           any Contract  imposing any restriction on any Acquired Company’s right or ability, or, after the Closing, the right or ability of Purchaser or any of its Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Purchaser or any of its Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by any Acquired Company or any related Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services (other than products or services which are customized for a particular customer and which contain Foreground IP) for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any Intellectual Property Right or Technology (in each case, excluding Foreground IP);

(v)           any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any Acquired Company of 150,000 British pounds sterling or more or (B) aggregate payments by any Acquired Company of 350,000 British pounds sterling in the past two years;

(vi)           any Contract providing for “most favored customer” terms or similar terms, including such terms for pricing;

(vii)           any sales, distribution or other similar agreement providing for the sale of Company Products that provides for (A) annual payments to any Acquired Company of 400,000 British pounds sterling or more or (B) aggregate payments to the Acquired Companies of 700,000 British pounds sterling in the past two years;

(viii)           any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;

(ix)           any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after January 1, 2012 or pursuant to which any Acquired Company has any current or future rights or obligations;

(x)           any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(xi)           any Contract relating to the acquisition, issuance or transfer of any securities;

(xii)           any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xiii)           any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business and intercompany guarantees among the Acquired Companies);

(xiv)           any Contract relating to the creation of any Lien (other than Permitted Liens) with respect to any asset of any Acquired Company;

(xv)           any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice);

(xvi)           any Contract with any Related Person;

(xvii)           any Contract with a Governmental Authority generating revenues in excess of 200,000 British pounds sterling per annum or that has been executed within the four months prior to the date of this Agreement;

(xviii)           any employment, severance, retention, change-in-control, bonus or other Contract with any current or former employee, officer, director, advisor or consultant of any Acquired Company (A) pursuant to which any Acquired Company has any current or future rights or obligations, (B) that provides for the payment of any cash or other compensation or benefits upon the consummation of the Transaction, or (C) that otherwise restricts any Acquired Company’s ability to terminate the employment or engagement of such individual without penalty or liability (excluding any penalty or liability in respect of the employee’s notice period and right not to be unfairly dismissed), other than, in each case, Contracts entered into in the ordinary course of business consistent with past practice with any advisor, consultant or employee of any Acquired Company who receives less than 60,000 British pounds sterling in base compensation per annum;

(xix)           any Contract that cannot be provided to the Purchaser; and

(xx)           any other Contract not made in the ordinary course of business that is material to any Acquired Company.

(b)           Subject to the limitations set forth in Section 5.04(b), Seller has made available to Purchaser accurate and complete copies of all written Contracts identified in Section 3.09(a) of the Disclosure Schedule, including all amendments thereto.  Subject to the limitations set forth in Section 5.04(b), Section 3.09(a) of the Disclosure Schedule provides an accurate description of the material terms of each Material Contract identified in Section 3.09(a) of the Disclosure Schedule that is not in written form.  Seller has notified Purchaser of any Contracts or portions thereof that Seller has withheld from Purchaser pursuant to Section 5.04(b) and has disclosed to Purchaser any material liabilities or obligations under any such Contracts, to the extent permitted thereunder.

(c)           Each Material Contract is a valid and binding agreement of the Acquired Company party thereto, and is in full force and effect, and no Acquired Company is and, to the Knowledge of Seller, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of Seller, other than as set forth in Section 3.04 of the Disclosure Schedule regarding the consummation of the Transaction, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d)           Since January 1, 2012, no Acquired Company has received any written notice or, to the Knowledge of Seller, any other communication regarding any violation or breach of, or default under, any Material Contract.

(e)           No Person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract.

Section 3.10                      Compliance with Applicable Laws.

(a)           Each Acquired Company is, and has at all times since January 1, 2012 been, in material compliance with, and to the Knowledge of Seller is not, and at no time since January 1, 2012 has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law.

(b)           Each Acquired Company, and, to the Knowledge of the Seller, each of its Affiliates and Representatives, is, and has at all times since January 1, 2012, been, in material compliance with all export control and sanctions laws and regulations that are applicable to the respective Acquired Company,  and, to the Knowledge of the Seller, its Affiliates and Representatives, as the case may be, in particular the U.S. Export Administration Act and implementing Export Administration Regulations; the U.S. Arms Export Control Act and implementing International Traffic in Arms Regulations; the various economic sanctions laws administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department; EU Council Regulations imposing sanctions and restrictive measures; the EU Dual-Use Regulation (Council Regulation (EC) No 428/2009 as amended); the UK Export Control Act 2002; and the UK Export Control Order 2008 (“Export and Sanctions Laws”).  Without limiting the foregoing:

(i)           each Acquired Company is, and has at all times since January 1, 2012, been, in possession of all export licenses, authorizations and other approvals that are required by applicable Export and Sanctions Laws for the export of its products, services, software or technologies from the European Union, the United Kingdom or other countries, as applicable;

(ii)           there are no pending or, to the Knowledge of Seller, threatened claims or investigations of potential violations of applicable Export and Sanctions Laws by any Acquired Company with respect to export or other business activity or licenses, authorizations or other approvals;

(iii)           to the Knowledge of Seller, there are no actions, conditions or circumstances pertaining to any Acquired Company’s export transactions or other business activities that may give rise to any future claims or investigations of potential violations of applicable Export and Sanctions Laws;

(iv)           no Acquired Company, and, to the Knowledge of Seller, none of its Affiliates or Representatives, is currently the subject of any sanctions administered or enforced by the U.S. Government (including, without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority; and

(v)           since January 1, 2012, no Acquired Company is located, organized, operating, or resident in, or has any sales to, Cuba, Burma/Myanmar, Iran, North Korea, Sudan, Syria, Russia, Ukraine or Crimea.

(c)           Since January 1, 2010, no Acquired Company has and, to the Knowledge of Seller, no employee or other Person associated with or acting on behalf of any Acquired Company (including any agent) has, directly or indirectly, in connection with any Acquired Company:

(i)           made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii)            made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii)           violated or committed any offence under any provision of the U.K. Bribery Act 2010, the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption law (the “Anti-Corruption Law”); or

(iv)           made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(d)           There are no pending and, to the Knowledge of Seller, since January 1, 2010 there have not been any threatened claims or investigations or potential violations, or other actions, conditions or circumstances giving rise to any future claims or investigations of potential violations, of applicable Anti-Corruption Laws by any Acquired Company related in any way to any Acquired Company’s business.

(e)           Each of the Company Products is and has since January 1, 2010 been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.

(f)           Each Acquired Company is, and has at all times been, in material compliance with (i) all Applicable Laws regarding the protection, storage, use and disclosure of Personal Data, and (ii) the privacy policies and other Contracts (or portions thereof) in effect between such Acquired Company and its customers and business partners, in each case that are applicable to the use and disclosure of Personal Data.  Each Acquired Company has reasonable safeguards in place to protect Personal Data in such Acquired Company’s possession or control from unauthorized access by third Persons, including such Acquired Company’s employees and contractors.

(g)           The Seller has sufficient profits available for distribution to allow it to pay the Permitted Dividends prior to the Closing Date. Profits available for distribution are to be calculated in accordance with the requirements of the UK Companies Act 2006. The payment of the Permitted Dividends may be made by the Seller without breaching or conflicting with its articles of association or any other constitutional document, any Applicable Law, the rules of any Governmental Authority or any agreements or arrangements made with any third party regulating the payment of dividends and distributions by the Seller.

Section 3.11                      Litigation.

(a)           There is no pending material Proceeding, and to the Knowledge of Seller, since January 1, 2012, no Person has threatened to commence any Proceeding:  (i) that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction.  To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence.

(b)           There is no material order, writ, injunction, directive, restriction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any respect the ability of any Acquired Company to conduct its business. To the Knowledge of Seller, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.12                      Real Property. The Company or one of the other Acquired Companies has good and valid title to each parcel of real property owned in fee by the Company or one of the other Acquired Companies (the “Owned Real Property”), and an equitable interest in each parcel of real property leased by the Company or one of the other Acquired Companies (the “Leased Real Property” and together with the Real Property, the “Company Real Property”). Section 3.12(a)(i) of the Disclosure Schedule lists each parcel of Owned Real Property and Section 3.12(a)(ii) of the Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Leased Real Property (each, a “Real Property Lease”).

(a)           The Company Real Property is not subject to any Liens, except for Permitted Liens.  No Acquired Company has received any written notice within the 12 months prior to the date of this Agreement of a material violation of any ordinances, regulations or building, zoning or other similar laws with respect to the Company Real Property.  No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of Seller, threatened with respect to any of the Company Real Property.  Each Acquired Company has the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto.

(b)           The Company has made available to Purchaser true and complete copies of the Real Property Leases, together with all amendments, modifications and supplements thereto.  With respect to the Leased Real Property, no Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Real Property, other than Permitted Liens.

(c)           Except for the Company Real Property, no Acquired Company has any continuing liability in respect of any other property formerly owned or occupied by any Acquired Company either as the original contracting party or by virtue of any direct covenant having been given on a sale or assignment to any Acquired Company or as a guarantor of the obligations of any other Person in relation to such property.

Section 3.13                      Properties.

(a)           The Acquired Companies have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, have valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the Unaudited Year End Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.  None of such property or assets is subject to any Lien, except:

(i)           Liens disclosed on the Unaudited Year End Balance Sheet;

(ii)           Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Unaudited Year End Balance Sheet);

(iii)           mechanics’, landlords’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; or

(iv)           Liens which do not materially detract from the value or materially interfere with any present use of such property or assets (clauses “(i)” through “(iv)” of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b)           There are no developments affecting any such property or assets pending or, to the Knowledge of Seller threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.  All leases of such personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c)           The equipment owned by each Acquired Company has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

(d)           The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use by Seller and the Acquired Companies in connection with the Business and are adequate to conduct the Business as currently conducted.

Section 3.14                      Intellectual Property.

(a)           Seller has made available to Purchaser each material Company Product and any product or service currently under development by any Acquired Company. The Company Products have not been in the last three years immediately prior to the date of this Agreement, and to the Knowledge of the Seller are not currently, materially and adversely affected in terms of use, functionality or performance by any latent defect contained in such Company Product or any product or system containing or used in conjunction with such Company Product. No Company Product has failed in the three years immediately prior to the date of this Agreement, and to the Knowledge of the Seller currently fails, to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product.

(b)           Section 3.14(b) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) all unregistered trademarks used in connection with any of the Acquired Company’s products or services.  The Company has made available to Purchaser complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.  None of the Acquired Companies own any Patents or any patent applications.

(c)           Section 3.14(c) of the Disclosure Schedule accurately identifies as of the date of this Agreement (i) all Intellectual Property Rights or Technology licensed, sold, assigned or otherwise conveyed or provided to the Acquired Companies (other than Standard Software), (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Right or Technology is licensed to the Acquired Companies, and (iii) whether the license or licenses granted to an Acquired Company is or are, as the case may be, exclusive or nonexclusive.  No Person who has licensed Technology or Intellectual Property Rights to an Acquired Company has ownership rights or license rights to derivative works or improvements made by any Acquired Company related to such Technology or Intellectual Property Rights.

(d)           To the Knowledge of Seller, all Company IP is valid, subsisting, and enforceable.  All filings,  payments and other  actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all Applicable Laws.  To the Knowledge of Seller, no application for, or registration with respect to, any Registered IP that is Company IP has been abandoned, allowed to lapse, or rejected, since January 1, 2012.  Section 3.14(d) of the Disclosure Schedule sets forth a complete and accurate list of each filing, payment, and action that must be made or taken on or before the date that is 90 days after the Closing Date in order to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP.  No interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or since January 1, 2012 has been, pending or threatened in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged, and to the Knowledge of Seller there is no basis for a claim that any Company IP is invalid or unenforceable.

(e)           No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world.  Except with respect to Foreground IP, no Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Technology or Intellectual Property Right to any Person.

(f)           The Acquired Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than Foreground IP and non-exclusive licenses granted in the ordinary course of business consistent with past practice).  The Company IP, together with the Technology and Intellectual Property Rights licensed to the Acquired Companies under the Contracts listed in Section 3.09(a)(ii) of the Disclosure Schedule, consist of all the Technology and Intellectual Property Rights used in, held for use in, or otherwise necessary for the conduct of the Business as currently conducted.  The Acquired Companies have sufficient rights in the Foreground IP necessary to conduct the Business as currently conducted.

(g)           To the Knowledge of Seller, no current or former stockholder, officer, director, or employee of any Acquired Company has any claim, right (whether or not currently exercisable), or interest to or in any Technology or Intellectual Property Rights used by any Acquired Company.   To the Knowledge of Seller, no employee of any Acquired Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any Acquired Company or (ii) in breach of any Contract with any former employer or other Person concerning Technology, Intellectual Property Rights or confidentiality.

(h)            To the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP.  Section 3.14(h) of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement (and the Company has made available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP since January 1, 2012, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i)           Since January 1, 2011, no Acquired Company has received written notice that it has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person.  Without limiting the foregoing, the Company Products do not infringe, misappropriate or violate the Intellectual Property Rights of any other Person and have not infringed, misappropriated or violated the Intellectual Property Rights of any other Person, except that with regard to Patent rights of third parties, the foregoing representation is made to the Knowledge of the Seller.  No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of Seller, threatened against any Acquired Company or against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding.  Since January 1, 2011, no Acquired Company has received any notice (in writing) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any written notice inviting an Acquired Company to take a license under any Intellectual Property Right.

(j)           Neither the execution, delivery, or performance of this Agreement nor the consummation of the Transaction will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 3.09(a)(ii) or 3.09(a)(iii) of the Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Technology or Intellectual Property Right, including any such grant, assignment or transfer by Purchaser or its Affiliates.

(k)           No Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”).  Each Acquired Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.

(l)           The Company has no Company Proprietary Software.

(m)           Section 3.14(m)(i) of the Disclosure Schedule sets forth an accurate and complete list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of any Company Product, which list specifies (A) the Contract under which each such item of Open Source Software has been licensed to the applicable Acquired Company, (B) whether such item of Open Source Software has been modified by the Company, and (C) whether such item of Open Source Software is or was distributed by an Acquired Company.  Except as specified in Section 3.14(m)(ii) of the Disclosure Schedule, no Company Product is subject to any “copy left” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Product, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products or portions thereof, (C) licensing or otherwise distributing or making available a Company Product or any portion thereof for a nominal or otherwise limited fee or charge, or (D) granting any patent rights to any licensee or other third party, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, license distribute or charge for any Company Product or any Intellectual Property Rights therein.

(n)           No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(o)           The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

Section 3.15                      Information Technology.  The information technology systems used by the Acquired Companies (“IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with the respect to redundancy, reliability, scalability and security.  Without limiting the foregoing, (a) each Acquired Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (b) each Acquired Company has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems.  To the Knowledge of Seller, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems.  Each Acquired Company has implemented any and all security patches or upgrades that are generally available for the IT Systems.

Section 3.16                      Insurance Coverage.  Seller has made available to Purchaser accurate and complete copies of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company, each of which is in full force and effect.  There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Acquired Companies.  Seller has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  After the Closing, each Acquired Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.17                      Licenses and Permits.  Each Acquired Company has, and at all times since January 1, 2012 has had, all material licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to conduct its business in accordance with Applicable Law.  Since January 1, 2012, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.  Section 3.17(a) of the Disclosure Schedule sets forth an accurate and complete list of all Permits issued to any Acquired Company.  Each such Permit has been validly issued or obtained and is, and after the consummation of the Transaction will be, in full force and effect.  Section 3.17(b) of the Disclosure Schedule sets forth an accurate and complete list of all Permits for which any Acquired Company has applied or has taken the steps necessary to secure or maintain or that any Acquired Company otherwise intends to obtain.

Section 3.18                      Tax Matters.

(a)           Each Acquired Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed for all taxable years ending on or after December 31, 2007.  All such Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by such Acquired Company (whether or not shown on any Tax Returns and including estimated Taxes that are required to have been paid) have been paid.  No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(b)           With respect to any Pre-Closing Tax Period, each Acquired Company has made full provision in accordance with UK GAAP in its statutory accounts for the payment of all Taxes that are due or are claimed to be due, or may or will become due as a result of activities during such Pre-Closing Tax Period. Since the Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           No deficiencies for Taxes with respect to any Acquired Company have been claimed or assessed by any Tax authority or other Governmental Authority for all taxable years ending on or after December 31, 2007, and there is no existing audit or inquiry of any Tax authority or other Governmental Authority in relation to any such deficiencies.  There are no pending or, to the Knowledge of Seller, threatened, audits, inquiries, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company.  To the Knowledge of Seller, there are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any Acquired Company.  The Company has delivered or made available to Purchaser complete and accurate copies of all federal, state, local and foreign Tax Returns of each Acquired Company (and any predecessor thereof) for all taxable years ending on or after December 31, 2007, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company (or any predecessors thereof) since December 31, 2007.  No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  No power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of such Acquired Company) with respect to any Taxes is in effect with any Tax authority, and each employee of an Acquired Company who is authorized to act on behalf of such Acquired Company with respect to any Taxes is identified on Section 3.18(c) of the Disclosure Schedule.

(d)           There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory Liens for current Taxes not yet due and payable).

(e)           No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any prepaid amount received on or prior to the Closing or any intercompany transaction or excess loss account.

(f)           No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract in respect of any party other than an Acquired Company.

(g)           No Acquired Company has participated or plans to participate in any Tax amnesty program, or within the last six years has been party to a transaction that has been required to be disclosed to, or that has required a formal clearance or ruling from, any Tax authority or other Governmental Authority.

(h)           No Acquired Company has liability for the Taxes of any Person other than an Acquired Company (i) as a transferee or successor, (ii) by Contract or (iii) otherwise (including, for the avoidance of doubt, as a result of any tax grouping arrangements in respect of any party that is not an Acquired Company).

(i)           Each Acquired Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholders of such Acquired Company or other Person.  Each Acquired Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

(j)           Each Acquired Company is registered for VAT in the United Kingdom (and is not required to be registered for VAT in any jurisdiction other than the United Kingdom) and are treated as members of a group of companies for the purposes of VAT (and no Acquired Company has ever been treated as a member of a different group of companies for the purposes of VAT).  No exempt supplies have been made by any Acquired Company in consequence of which an Acquired Company has been or will be unable to obtain credit for all VAT incurred by it, no election relating to VAT in respect of land has been made by an Acquired Company, and the provisions of the Capital Goods Scheme do not and have never applied to any Acquired Company.

(k)           All documents which are required (i) to establish the title of any Acquired Company to any asset or (ii) to enforce any rights of any Acquired Company, and in each case in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped and such stamp, registration, transfer or similar tax has been paid in respect of such documents.

(l)           No liability to pay any Stamp Duty Land Tax (or further Stamp Duty Land Tax) (i) has arisen but is unpaid or (ii) will arise, in each case in connection with any interest in land located in the United Kingdom held by any Acquired Company prior to the Closing Date.

(m)           Each Acquired Company is, and always has been for all taxable years ending on or after December 31, 2007, resident only in the United Kingdom for Tax purposes and does not have (and has not ever had) a branch or permanent establishment in a jurisdiction other than the United Kingdom.

Section 3.19                      Employees and Employee Benefit Plans.

(a)           Section 3.19(a) of the Disclosure Schedule sets forth, in respect of each Employee, the name of employer, name, date of birth, length of continuous service, date of commencement of employment, notice period (or date of expiry of fixed term), the position held and job location, salary, fees or wages (stating whether overtime is contractual or discretionary), holiday entitlement, pension contribution, commission, profit sharing, bonus and incentive arrangements, severance or redundancy terms, and any other material benefits or privileges provided (stating whether contractual of discretionary).  No Acquired Company has granted or is obliged to grant any options or rights under any share ownership or share option plan and no Employee Benefit Trust exists.  Since January 1, 2009, no Acquired Company has employed any individual in the United States.  Except as could not result in liability to an Acquired Company, no Acquired Company or ERISA Affiliate of an Acquired Company maintains any plan, agreement, policy or arrangement that is subject to ERISA.

(b)           There is no person who has accepted an offer of employment or engagement made by any Acquired Company whose employment has yet to start and there are no offers of employment which have been issued and remain open for acceptance.  At the date of this Agreement, no Employee whose salary exceeds 60,000 British pounds sterling (i) has given, to the Knowledge of Seller, has threatened to give, or received notice terminating his or her office and/or employment (where that notice has not yet expired) or (ii) is under threat of dismissal.  No Employee is absent for a period of, or expected to be, more than four weeks.

(c)           There is no person who is engaged by any Acquired Company to provide services personally to it who is not an Employee.

(d)           Seller has made available to Purchaser all current employment policies and staff handbooks pertaining to the Employees.

(e)           No contractual or gratuitous payment (including in the form of a “golden parachute”), benefit or accelerated benefit has been made or may become due to be made to any Employee in connection with the Transaction nor will the consummation of the Transaction enable any Employee to terminate his or her employment.

(f)           Other than routine increases to salary and flexible working requests and the level of benefits (i) during the twelve month period prior to the date of this Agreement there have been no changes to the terms and conditions or benefits of any Employee whose salary equals or exceeds 60,000 British pounds sterling per annum and (ii) no changes to terms and conditions or benefits of any Employee have been proposed or agreed in the six months prior to the date of this Agreement or were due to be considered or implemented after the date of this Agreement, except for the Employment Agreements and Consulting Agreement.

(g)           No amounts due to, or in respect of, any Employee or Former Employee are in arrears or unpaid and there are no amounts that have accrued but are not yet due to be paid.  No Acquired Company has made any loan or advance to any Employee that is outstanding.

(h)           No Employee or Former Employee is involved in any existing, pending or, to the Knowledge of Seller, threatened claim or dispute by or in respect of any Employee, Former Employee or employee representative representing any Employee (“Employment Dispute”) and has not been involved in any Employment Dispute in the twelve month period prior to the date of this Agreement.  To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to result in or be the basis for any Employment Dispute, or that may suggest that any of the provisions of this Agreement may lead to any Employment Dispute.

(i)           Since January 1, 2012, each Acquired Company has complied in all material respects with all Applicable Laws and codes of practice in respect of each Employee and Former Employee.  No Acquired Company has at any time discriminated against or caused any Employee to suffer any detriment on the grounds of sex, gender, sexual orientation, age, race, religion, belief, disability, hours that they work, temporary nature of their employment, membership of a trade union or status as an employee representative or otherwise in contravention of any legislation.

(j)           Each Acquired Company has at all times, since January 1, 2009, complied with all notices, orders, and decisions made by any Commission, Executive, Inspectorate, Court, Tribunal or other authority in respect of the Employees.  All Employees have leave to enter and remain in the United Kingdom and are entitled to work in the United Kingdom in terms of the UK Immigration, Asylum and Nationality Act 2007.

(k)           During the twelve month period prior to the date of this Agreement, no Acquired Company has been party to any relevant transfer as defined in the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (a “Relevant Transfer”).  No Employee has transferred to an Acquired Company under a Relevant Transfer who at any time before the Relevant Transfer (i) was a member of an occupational pension plan or (ii) was a member of a plan providing an interest in or option over shares where that plan has not been materially replicated by an Acquired Company.

(l)           No Acquired Company has in relation to any of the Employees (i) recognized (or done any act which might be construed as recognition of) any trade union, whether voluntarily or in terms of the statutory procedure set out in the UK Trade Union and Labour Relations (Consolidation) Act 1992, or (ii) entered into any kind of collective agreement, understanding or arrangement with any trade union, works council, staff association or any other employee representative.

(m)           Except for the Pension Plans, no Acquired Company has or could have any liability in respect of any plan providing Pension Benefits or is obliged to provide, participate in or contribute towards any Pension Benefits for any Person.  No promise, assurance or undertaking has been given as to the provision of Pension Benefits at a particular level. Seller has made available to Purchaser details of any incapacity, sickness, disability, accident, healthcare or death benefits provided to any Employee or Former Employee.

(n)           No Acquired Company has participated in, or, since January 1, 2009, been associated or connected (within the meaning of sections 38(10) or 43(6) of the UK Pensions Act 2004) with any company that has participated in any defined benefit pension plan.

(o)           Seller has made available to Purchaser (i) true and complete copies of the trust deeds, rules and other documents governing and constituting the Pension Plans and any amendments thereto and (ii) all applicable booklets relating to the Pension Plans.

(p)           No Acquired Company has engaged in any practice or exercised any discretion for the purpose of creating an expectation of benefits on the part of any Employee or Former Employee different from those benefits which would otherwise be payable under the rules of the Pension Plans from time to time.

(q)           The Pension Plans are registered pension schemes within the meaning of Part IV of the UK Finance Act 2004 and there are no facts or circumstances which could cause such registrations to be cancelled or withdrawn.

(r)           There are not in respect of the Pension Plans any disputes, actions or claims by any person (other than routine claims for benefits) outstanding, pending or, to the Knowledge of Seller, threatened against the administrators of the Pension Plans or any Acquired Company or any disputes about the benefits payable under the Pension Plans, and there are no circumstances which might give rise to any such dispute, action or claim.

(s)           Since January 1, 2012, in relation to the Pension Plans and the provision of any Pension Benefits, each Acquired Company has complied in all material respects with and the Pension Plans have been administered in all material respects in accordance with all Applicable Laws (including sex and other discrimination laws and equal pay laws) and regulations applicable to such plans, including, for the avoidance of doubt, the provisions of the UK Pensions Acts 1995 and 2004.  All employers’ and employees’ contributions or other payments and expenses which have fallen due for payment to, or in respect of, the Pension Plans have been paid.

(t)           All benefits payable on death in respect of any Employee or Former Employee are fully insured under a policy with an insurance company of good repute and at its normal rates.

(u)           No proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement of any Pension Benefits.  No Acquired Company has any legal or ex gratia obligation, arrangement or practice to pay Pension Benefits to or in respect of any person who is not an Employee or Former Employee.

Section 3.20                      Environmental Matters.

(a)           Except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company:

(i)           no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of Seller, is threatened by any Governmental Authority or other Person relating to any Acquired Company and relating to or arising out of any Environmental Law;

(ii)           each Acquired Company is, and has at all times since January 1, 2012 been, in material compliance with all Environmental Laws and all Environmental Permits, and to the Knowledge of Seller, no circumstances exist on the date hereof that will require any material capital expenditures to be incurred within one year of the date of this Agreement in order to ensure compliance with Environmental Laws and all Environmental Permits; and

(iii)           to the Knowledge of Seller, there are no liabilities or obligations of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Seller, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b)           The Acquired Companies (and the Company Real Property) are not individually or cumulatively required to participate in any form of climate change or emissions reduction, record keeping, conservation or trading scheme.

(c)           There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to the current or prior business of any Acquired Company or any property or facility now or previously owned or leased by any Acquired Company that has not been made available to Purchaser.

(d)           For purposes of this Section 3.20, the term “Acquired Company” shall include any entity that is, in whole or in part, a predecessor of such Acquired Company.

Section 3.21                      Significant Customers and Suppliers; Product Liability.

(a)           Section 3.21(a) of the Disclosure Schedule sets forth an accurate and complete breakdown of the revenues received from the 10 largest customers of each of Pascall Electronics Limited and XCEL Power Systems, Ltd., by revenue for each of the calendar years 2013 and 2012 and the first three fiscal quarters of 2014.  Neither Seller nor any Acquired Company has received any written notice or other written communication indicating that any of the customers listed in Section 3.21(a) of the Disclosure Schedule may cease dealing with any Acquired Company or may otherwise reduce the volume of business transacted by such Person with any Acquired Company below historical levels.

(b)           Section 3.21(b) of the Disclosure Schedule sets forth an accurate and complete list of the 10 largest suppliers of each of Pascall Electronics Limited and XCEL Power Systems, Ltd., by revenue for the calendar years 2013 and 2012 and the first three fiscal quarters of 2014. None of the Acquired Companies have any sole source suppliers providing for either (i) annual payments of 250,000 British pounds sterling or (ii) payment of 50,000 British pounds sterling per transaction.  Neither Seller nor any Acquired Company has received any written notice or other written communication indicating that any of the suppliers listed in Section 3.21(b) of the Disclosure Schedule may cease acting as a supplier to any Acquired Company or otherwise dealing with any Acquired Company.

(c)           Since January 1, 2012, all Company Products manufactured, designed, or sold by the Seller or any Acquired Company are and were free from material defects in construction and design. There are no claims, causes of action, suits, inquiries (in writing), allegations (in writing), or written complaints with respect to the failure of (i) any Company Product to meet or otherwise satisfy the terms of any Contract or specification, including warranty-related obligations, or (ii) of the Seller or any Acquired Company to take reasonable care in the design, development, research, manufacture, supply, marketing, sale, distribution, support and maintenance of the Company Products pending or, to the Knowledge of the Seller, threatened in writing by any Person, against the Seller or any Acquired Company relating to any Company Product.  Since January 1, 2012, there has not been, nor is there under consideration by the Seller or any Acquired Company, any Company Product recall or post-sale warning conducted by or on behalf of the Seller or any Acquired Company concerning any Company Product.

Section 3.22                      Accounts Receivable; Backlog

(a)           Section 3.22(a) of the Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Companies as of February 28, 2015.  All existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Unaudited Year End Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) (a) represent and will represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business and (b) are current and, to the Knowledge of Seller, will be collected in full when due, without any counterclaim or set off (net of the respective reserves shown on the Unaudited Year End Balance Sheet and other than normal cash discounts accrued in the ordinary course of business consistent with past practice), and, with respect to accounts receivable that have arisen since the Balance Sheet Date, net of reserves that will be established with respect to such receivables consistent with past practices, which reserves are adequate and calculated consistent with past practice of Seller and the Acquired Companies.  Subject to such reserves, to the Knowledge of Seller, each of such accounts receivable either has been or will be collected in full, without any counterclaim or setoff (other than normal cash discounts accrued in the ordinary course of business consistent with past practice), within 90 days after the day on which it first becomes due and payable.

(b)           Section 3.22(b) of the Disclosure Schedule sets forth the Seller’s reasonable assessment as of the date of this Agreement of (a) the aggregate amount of the backlog of Company Products as of January 31, 2015 (the “Current Backlog”) and (b) a description of any backlog of Company Products as of January 31, 2015 to a single customer (or group of related customers) in the aggregate amount of 200,000 British pounds sterling or more. To the Knowledge of the Seller, there are no cancellations or delays reasonably expected to be longer than six (6) months from the anticipated Company Product delivery date that may negatively affect the ability of the Seller or the Acquired Companies to ship the Current Backlog.

Section 3.23                      Affiliate Transactions.  No director, officer, employee, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (other than any other Acquired Company) (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of any Acquired Company (a) is involved, directly or indirectly, in any business arrangement or other relationship with any Acquired Company (whether written or oral), (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Acquired Company or (c) is engaged, directly or indirectly, in any business that competes with the Business.  In addition, to the Knowledge of Seller, no Related Person has an interest in any Person that competes with the business of any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 3.24                      Finders’ Fees.  Except for Headwaters MB LLC (“Headwaters”), The Benchmark Company, LLC, Arcadia Securities, LLC (collectively, the “Seller Financial Advisors”), an accurate and complete copy of whose engagement agreement has been provided to Purchaser, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any Acquired Company who might be entitled to any fee or commission from Seller, any Acquired Company or any Affiliates of Seller or any Acquired Company in connection with the Transaction.

Section 3.25                      Fairness Opinion.  The Seller Board of Directors has received the written opinion of Headwaters, dated on or prior to the date of this Agreement, to the effect that, as of such date, the Aggregate Consideration is fair to Seller from a financial point of view.  Seller has furnished an accurate and complete copy of such written opinion to Purchaser.  Seller has been authorized by Headwaters to permit the inclusion of such opinion in its entirety in the Proxy Statement.

Section 3.26                      No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule), none of Seller, the Company or any of the Acquired Companies, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Company or any of the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information, regarding the Company or its Subsidiaries furnished or made available to Purchaser and its Representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Applicable Law.

ARTICLE 4.
Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that:

Section 4.01                      Corporate Existence and Power.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 4.02                      Corporate Authorization.  Purchaser has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on the part of Purchaser.  Assuming the due authorization, execution and delivery of this Agreement by Seller and the Company, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03                      Governmental Authorization.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the laws of any national securities exchange, and (b) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Purchaser to consummate the Transaction.

Section 4.04                      Non-contravention.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Purchaser or (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law.

Section 4.05                      Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the Transaction.

Section 4.06                      Financial Ability.  On the Closing Date, Purchaser will have available cash or other sources of immediately available funds sufficient to pay or cause to be paid the Closing Date Payment and the other amounts payable by Purchaser pursuant to Section 2.02(b), in each case in accordance with the terms of this Agreement.

Section 4.07                      Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or threatened in writing against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE 5.
Covenants of Seller and the Acquired Companies

Section 5.01                      Conduct of the Acquired Companies.  From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (such period being hereinafter referred to as the “Interim Period”), Seller shall, and shall cause each Acquired Company to, conduct the Business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact the present business organization of the Acquired Companies, (ii) maintain in effect all foreign, federal, state and local Permits of the Acquired Companies, (iii) keep available the services of officers and key employees of the Acquired Companies, and (iv) maintain satisfactory relationships with the customers, lenders and suppliers of the Acquired Companies and others having material business relationships with them.  Without limiting the generality of the foregoing, except (1) as set forth on Schedule 5.01, (2) as expressly permitted or contemplated by this Agreement or (3) pursuant to the written consent of Purchaser (such consent not to be unreasonably withheld or delayed), during the Interim Period, Seller shall cause each Acquired Company not to:

(a)           amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b)           declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of any Acquired Company;

(c)           (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of any Acquired Company;

(d)           incur any capital expenditures or any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed 65,000 British pounds sterling individually or 200,000 British pounds sterling in the aggregate;

(e)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses;

(f)           sell, lease, license, assign, convey, dispose of, encumber, or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, including any Intellectual Property Rights and Technology, other than sales and licenses of Company Products in the ordinary course of business consistent with past practice;

(g)           make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h)           make any payments to any Related Person, except for intercompany payments to the Company or its Subsidiaries;

(i)           create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness in excess of 350,000 British pounds sterling, excluding Intercompany Indebtedness and Indebtedness that may be incurred from time to time under any Acquired Company’s existing loan agreements in the ordinary course of business;

(j)            enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, other than in the ordinary course of business consistent with past practice (provided that, in the event such Material Contract provides for annual payments by or to an Acquired Company of 350,000 British pounds sterling or more, the Acquired Company shall be permitted to enter into, amend, or modify such Material Contract if Seller has given the Purchaser at least 5 days prior written notice of such action with respect to such Material Contract and the material terms thereof);

(k)           other than as required by Applicable Law: (i) grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant, or employee of any Acquired Company, including pursuant to any Employee Plan, (ii) adopt, enter into, modify or terminate, or commit to adopt, enter into, modify or terminate, any Employee Plan, (iii) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits under any employee benefit plan, (iv) grant, or commit to grant, any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of any Acquired Company, or (v) hire, promote or terminate, or commit to hire, promote or terminate, any employee, officer, director or consultant of any Acquired Company  or who otherwise provides services to the Acquired Companies in respect of the Business, other than, with respect to clauses (i) and (v) above, in the ordinary course of business consistent with past practice to any advisor, consultant or employee of any Acquired Company who receives less than 60,000 British pounds sterling in base compensation per annum;

(l)           fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Intellectual Property Rights used in or otherwise material to the business of any Acquired Company, other than in the ordinary course consistent with past practice regarding Intellectual Property Rights that are not material to the conduct of the business of any Acquired Company;

(m)           sell any products or services outside the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels;

(n)           take any action that could reasonably be expected to trigger the release of the source code or other proprietary software of any Acquired Company to any third party;

(o)           change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in UK GAAP, as agreed to by its independent public accountants;

(p)           commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company (other than any Proceeding involving a settlement of 30,000 British pounds sterling or less as its sole remedy), (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the Transaction;

(q)           make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; file any federal or state income tax return or any other material Tax Return; amend any Tax Return; surrender or forfeit any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(r)           form or acquire any Subsidiaries; or

(s)           agree, resolve or commit to do any of the foregoing.

For the avoidance of doubt, prior to the Closing, Seller shall be permitted to (A) (i) cause each Acquired Company to dividend, distribute or otherwise pay to Seller or any of its Affiliates any cash of such Acquired Company, (ii) remove, or cause any Acquired Company to remove, and pay to Seller or any of its Affiliates any cash held in any bank account, (iii) settle Intercompany Indebtedness (including pursuant to the Permitted Dividends),  (iv) enter into Contracts in connection with any of the foregoing, (B) complete the dissolution of (i) Belix Power Conversion Ltd., a company incorporated under the laws of England, (ii) Belix Wound Components Ltd., a company incorporated under the laws of England, (iii) The Belix Company Ltd., a company incorporated under the laws of England, (iv) CXR Anderson Jacobson Ltd., a company incorporated under the laws of England, and (v) Digitran Ltd., a company incorporated under the laws of England (each, a “Permitted Activity”), and (C) in the event the dissolution of CXR Anderson Jacobson Ltd. is not completed prior to the Closing Date, transfer ownership of CXR Anderson Jacobson Ltd. from Emrise Electronics Ltd. to CXR Anderson Jacobson, a company incorporated under the laws of France and a wholly-owned Subsidiary of the Seller, provided that the representations and warranties of the Seller in Section 3.01(d) and 3.01(f) are true and accurate as of the date of such transfer; provided further, however, (y) the Seller shall use commercially reasonably effects to consult with the Purchaser with  respect to the manner in which any such Permitted Activity shall be conducted and (z) any dividends payments made by or to an Acquired Company will be made in accordance with the UK Companies Act of 2006.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that prior to Closing nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operation of the Acquired Companies, and prior to Closing, Seller and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

Section 5.02                      Stockholder Meeting.

(a)           Subject to Section 5.03, Seller shall, as soon as practicable following the date on which the Proxy Statement is cleared by the SEC, take all action necessary under Applicable Law and the Organizational Documents of Seller to establish a record date, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the approval of the Transaction (the “Seller Stockholder Meeting”).  Subject to Section 5.03, the Seller Stockholder Meeting shall be held on a date selected by Seller in consultation with Purchaser as promptly as practicable, and in any event (to the extent permissible under Applicable Law) the Original Date shall be within 60 days following the date on which the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Required Seller Stockholder Approval.  Subject to Section 5.03, Seller shall (i) ensure that the Seller Stockholder Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Seller Stockholder Meeting are solicited, in compliance with all Applicable Law and (ii) use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Transaction and to take all other actions reasonably necessary or advisable to pursue the vote or consent of its stockholders and to obtain the Required Seller Stockholder Approval, including such actions as are required by Applicable Law.  Subject to Section 5.03, the approval of the Transaction, the adjournment of the Seller Stockholder Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of approval of the Transaction, and the proposals set forth in Schedule 5.02 hereto, shall be the only matters which Seller shall propose to be acted on by Seller’s stockholders at the Seller Stockholder Meeting unless otherwise approved in writing by Purchaser.

(b)           Subject to Section 5.03, Seller shall consult with the Purchaser regarding the date of the Seller Stockholder Meeting and shall not postpone or adjourn the Seller Stockholder Meeting without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, if on the date for which the Seller Stockholder Meeting is scheduled (the “Original Date”), Seller has not received proxies representing a sufficient number of shares for the Required Seller Stockholder Approval, whether or not a quorum is present, Purchaser shall have the right to require Seller to, and Seller shall have the right, to postpone or adjourn the Seller Stockholder Meeting to a date which shall not be more than 30 days after the Original Date.  If Seller continues not to receive proxies representing a sufficient number of shares for the Required Seller Stockholder Approval, whether or not a quorum is present, Seller may make one or more successive postponements or adjournments of the Seller Stockholder Meeting as long as the date of the Seller Stockholder Meeting is not postponed or adjourned more than an aggregate of 90 days from the Original Date in reliance on this subsection.  Notwithstanding the foregoing, Seller may postpone or adjourn the Seller Stockholder Meeting if Seller is required to postpone or adjourn the Seller Stockholder Meeting by Applicable Law.

(c)           Except as permitted by Section 5.03, (i) the Proxy Statement shall include the Seller Board Recommendation, and (ii) the Seller Board of Directors shall not (A) withdraw, modify or qualify the Seller Board Recommendation in a manner adverse to Purchaser or (B) publicly approve, endorse or recommend to the stockholders of Seller an Acquisition Proposal (any action described in the foregoing clause (A) or (B) being referred to as an “Adverse Recommendation Change”) or (C) authorize the Seller or any of the Acquired Companies to enter into any Alternative Acquisition Agreement.

(d)           Nothing in this Section 5.02 or Section 5.03 shall prohibit the Seller Board of Directors from taking and disclosing to Seller’s stockholders the occurrence of an Intervening Event or a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any disclosure other than a factually accurate public statement by the Seller that describes the Seller’s receipt of an Acquisition Proposal or the occurrence of an Intervening Event, any “stop, look and listen” communication by the Seller Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, any communication which is not adverse to Purchaser and could not reasonably be expected to prevent, delay, impede or otherwise interfere with the Original Date and which the Seller Board of Directors believes in good faith is required to be disclosed to stockholders in order for the Seller Board of Directors, after consultation with its outside legal counsel, to comply with its fiduciary obligations to Seller’s stockholders under the DGCL, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of Seller’s recommendation to its stockholders in favor of the adoption of the Transaction, shall, in each case, constitute an Adverse Recommendation Change hereunder, including for purposes of Section 9.01(j).

(e)           Without limiting the generality of the foregoing and except as otherwise permitted under Section 5.03, Seller agrees that, unless this Agreement is terminated in accordance with Section 9.01, (i) Seller’s obligation to duly call, give notice of, convene and hold the Seller Stockholder Meeting shall not be affected by the withdrawal, amendment or modification of the Seller Board Recommendation and (ii) Seller’s obligations pursuant to this Section 5.02 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller or any Acquired Company of any Acquisition Proposal (whether or not a Superior Proposal).  Unless this Agreement is terminated in accordance with Section 9.01, Seller agrees that it shall not submit to the vote of the stockholders of Seller any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of Seller’s stockholders with respect to the approval of the Transaction at the Seller Stockholder Meeting.

Section 5.03                      No Solicitation; Other Offers.

(a)           From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.01, and except as otherwise expressly provided for in this Agreement, Seller shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal, and shall promptly after the date of this Agreement instruct each Person that has in the twelve months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Acquisition Proposal or to the Acquired Companies and their businesses previously furnished by or on behalf of the Acquired Companies or any of their respective Representatives to such Person or such Person’s Representatives.  Promptly following the date of this Agreement, Seller shall provide Purchaser with a certificate signed by Seller’s Chief Executive Officer that shall certify Seller’s compliance with this Section 5.03(a).

(b)           From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.01, and except as otherwise provided for in this Agreement, Seller shall not, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, an Acquisition Proposal from any Person but Purchaser; (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Purchaser; (iii) furnish to any Person other than Purchaser or its Representatives any information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal from a Person other than Purchaser, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal from a Person other than Purchaser; (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal with any Person other than Purchaser and its Representatives; or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of Seller.  Notwithstanding the foregoing, if at any time prior to the approval of the Transaction by the stockholders of Seller at the Seller Stockholder Meeting: (i) Seller has received a bona fide written Acquisition Proposal from a third party; (ii) Seller has not materially breached this Section 5.03 and complies in all material respects with its obligations under this Section 5.03(b) and Section 5.02(c); (iii) the Seller Board of Directors in good faith, after consultation with the Seller Financial Advisors, concludes that the offer constitutes or could reasonably be expected to result in or lead to a Superior Proposal, and determines in good faith, after consultation with its outside legal counsel, that such action is advisable in order for the Seller Board of Directors to comply with its fiduciary obligations to the stockholders of Seller under the DGCL, then Seller and/or its Representatives may (A) furnish information with respect to the Acquired Companies to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that Seller (x) shall not, and shall not allow any of its Representatives or any other Acquired Company or any of its Representatives to, disclose any information to such Person unless (x) concurrently with furnishing any such information to, or entering into discussions or negotiations with, such party, Seller gives Purchaser the information set forth in Section 5.03(c) and notifies Purchaser in writing of Seller’s intention to furnish information to, or enter into discussions or negotiations with, such party and (y) Seller receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of any of the Acquired Companies at least as restrictive as the Confidentiality Agreement and containing “standstill” provisions no less favorable to Seller than the “standstill” provisions contained in the Confidentiality Agreement; and (z) prior to or contemporaneously with furnishing any such information to such party, Seller furnishes such non-public information to Purchaser (to the extent such information has not been previously furnished by Seller to Purchaser).

(c)           From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.01, Seller shall promptly (and in any event at Purchaser’s request and otherwise within 24 hours) provide Purchaser with: (i) an oral and a written description of any inquiry, expression of interest, proposal or offer relating to a possible Acquisition Proposal (including any modification thereto), or any request for information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer regarding a possible Acquisition Proposal, that is received by any Acquired Company or any Representative of any Acquired Company from any Person (other than Purchaser), including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”) and (ii) a copy of each written communication and an accurate summary of each other communication transmitted on behalf of the Other Interested Party or any of its Representatives to any Acquired Company or any Representative of any Acquired Company or transmitted on behalf of any Acquired Company or any Representative of any Acquired Company to the Other Interested Party or any of its Representatives.  All information provided by Seller to Purchaser and its Representatives pursuant to this Section 5.03(c) shall be kept confidential and be subject to the terms and provisions of the Confidentiality Agreement.

(d)           Seller shall not, and shall cause each other Acquired Company not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which any Acquired Company is a party (other than entering into a new confidentiality agreement permitted pursuant to Section 5.03(b)), and Seller shall, and shall cause each other Acquired Company to, enforce the provisions of each such agreement; provided, that, nothing contained in this Agreement shall restrict Seller from entering into, terminating, waiving, amending, modifying any provision of, or granting permission under, any standstill or confidentiality agreement which is unrelated to an Acquisition Proposal.

(e)           Notwithstanding anything to the contrary contained herein, (i) if, in the event of a material development or material change in circumstances (unrelated to any Acquisition Proposal) occurring or arising after the date hereof with respect to the Company that was neither known to the Seller Board of Directors nor reasonably foreseeable as of or prior to the date hereof (such material development or change in circumstances, an “Intervening Event”), the Seller Board of Directors determines in good faith, after consultation with outside counsel, that making an Adverse Recommendation Change would be necessary in order to comply with its fiduciary duties to the stockholders of the Seller under the DGCL, or (ii) if Seller receives an Acquisition Proposal that the Seller Board of Directors determines in good faith, after consultation with outside counsel and the Seller Financial Advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement that may be offered by Purchaser (in accordance with clause (II) below) and the Seller Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary to comply with fiduciary duties owed by the Seller Board of Directors to the stockholders of Seller under the DGCL, then, in each case, the Seller Board of Directors may, at any time prior to the approval of the Transaction by Seller’s stockholders, (y) effect an Adverse Recommendation Change or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Seller Board of Directors may not effect an Adverse Recommendation Change pursuant to the foregoing clause (y) or, in the case of clause (ii) above, terminate this Agreement pursuant to the foregoing clause (z) unless (A) Seller and the Acquired Companies shall not have materially breached this Section 5.03 and, (B):

(i)           (I)           Seller shall have provided prior written notice to Purchaser, at least three Business Days in advance (the “Notice Period”), of Seller’s intention to take any action permitted under clause (y) or (z) above, which notice shall specify, with respect to any Superior Proposal,  the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)           (II)           prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, Seller shall, and shall cause its Representatives to, during the Notice Period, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.  In the event of any material revisions to the Superior Proposal, Seller shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 5.03(e) with respect to such new written notice.

(f)           Seller agrees that any violation of the restrictions set forth in this Section 5.03 by any Representative of any of the Acquired Companies shall be deemed to be a breach of this Agreement (including this Section 5.03) by Seller.

Section 5.04                      Access to Information.

(a)           Subject to Section 5.04(b), from the date of this Agreement until the Closing, upon reasonable notice and during normal business hours, and subject to Applicable Law, Seller shall and shall cause each Acquired Company to (i) give Purchaser and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Purchaser and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request, in the same form provided to Purchaser during its due diligence review, provided, that Seller need not provide financial and operating data any earlier than such information would otherwise be available in the ordinary course of business consistent with past practice, and (iii) instruct the Representatives of the Acquired Companies to cooperate with Purchaser in its investigation of the Acquired Companies.  Any investigation pursuant to this Section 5.04(a) shall be conducted in such manner as not to be disruptive or interfere unreasonably with the conduct of the business of the Acquired Companies.  Prior to the Closing, with the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, (A) Purchaser may contact any suppliers to, or customers of, the Acquired Companies, and (B) Purchaser shall have the right to perform invasive or subsurface investigations of the properties or facilities of the Acquired Companies.  All information provided to Purchaser and its Affiliates and Representatives pursuant to this Agreement shall be considered confidential and be subject to the terms of the Confidentiality Agreement.

(b)           Seller may (i) withhold from Purchaser (x) any Contracts identified in Section 3.09(a)(xix) of the Disclosure Schedule or portions thereof, or (y) any Contracts entered into after the date hereof and which Seller provides notice to Purchaser of the fact that such Contracts cannot be provided to Purchaser under Applicable Law, or (ii) prohibit any investigation or examination under Section 5.04(a), where, in the case of clause (ii), Seller has determined, in its reasonable judgment and on the advice of outside legal counsel, that doing so would (A) violate Applicable Law, (B) breach a Contract or obligation of confidentiality owing to a third party, or (C) constitute a waiver of attorney-client privilege, it is agreed that Seller shall give notice to Purchaser of the fact that it is withholding such Contracts or information, and thereafter Seller and Purchaser shall, if permissible, reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information or documents to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction.  Purchaser shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law.

Section 5.05                      Notice of Certain Events.  During the Interim Period, Seller shall promptly notify Purchaser of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

(b)           any notice or other communication from any Governmental Authority (i) delivered in connection with the Transaction or (ii) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Material Adverse Effect;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.11 or 3.14, as the case may be, or that relate to the consummation of the Transaction;

(d)           any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement; and

(e)           any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or unlikely.

No such notice shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Article 8 has been satisfied.

Section 5.06                      Payoff Letters; Invoices; and Lien Releases.  Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser no later than two Business Days prior to the Closing Date, an accurate and complete copy of: (a) a payoff letter, dated no more than three Business Days prior to the Closing Date, with respect to all Closing Indebtedness, if any, of any Acquired Company owed to such lender and the estimated amounts payable to the lender thereof to (i) satisfy such Closing Indebtedness as of the Closing and (ii) terminate and release any Liens related thereto (each, a “Payoff Letter”), or such other appropriate documentation with respect to the satisfaction and cancelation of all Closing Indebtedness; (b) an invoice from each advisor or other service provider to any Acquired Company, dated no more than three Business Days prior to the Closing Date, with respect to all Acquired Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”); and (c) to the extent not delivered in connection with a Payoff Letter, written instruments terminating and releasing any Lien on (i) any property or assets of any Acquired Company or used in the Business or (ii) the Company Common Stock or any other securities of any Acquired Company (each, a “Lien Release”).  Prior to the Closing, Seller shall cancel and terminate all Intercompany Indebtedness without any continuing liability or obligation to any Acquired Company.

ARTICLE 6.
Additional Covenants of the Parties

Section 6.01                      Appropriate Action; Consents.

(a)           Each of Seller, the Company and Purchaser shall, and Seller shall cause the Acquired Companies to, use commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transaction as promptly as practicable; and (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by any Acquired Company, or to avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction.  The parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transaction.

(b)           The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transaction, (ii) required to be disclosed in the Disclosure Schedule or (iii) required to prevent a Material Adverse Effect from occurring prior to or after the Closing.

Section 6.02                      Proxy Statement.

(a)           As promptly as practicable (and in any event within fifteen Business Days) after the date of this Agreement, Seller shall prepare, in consultation with Purchaser, and cause to be filed with the SEC a preliminary Proxy Statement and use commercially reasonable efforts, in consultation with Purchaser, to:

(i)           obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement;

(ii)           respond as promptly as practicable to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement;

(iii)           cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its stockholders containing all information required under Applicable Law to be furnished to Seller’s stockholders in connection with the Transaction as soon as reasonably practicable (and in any event within ten calendar days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act;

(iv)           promptly amend or supplement any information provided by it for use in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to Seller’s stockholders, in each case as and to the extent required by Applicable Law; and

(v)           cause the preliminary and definitive Proxy Statements, on each relevant filing date, on the date of mailing to Seller’s stockholders and at the time of the Seller Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and Seller shall give reasonable and good faith consideration to any comments made by Purchaser and its counsel.  Seller shall provide Purchaser and its counsel with (i) any comments or other communications, whether written or oral, that Seller or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Seller to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Seller or its counsel in any discussions or meetings with the SEC or its staff.

Section 6.03                      Confidentiality; Public Announcements.

(a)           Purchaser and Seller hereby acknowledge and agree to continue to be bound by the Confidentiality and Standstill Agreement, dated as of July 18, 2014, by and between Seller and Purchaser (the “Confidentiality Agreement”).

(b)           Without limiting any other provision of this Agreement, each of Purchaser and Seller shall consult with the other and issue a joint press release with respect to the execution of this Agreement.  Thereafter, neither Seller, the Company nor Purchaser, nor any of their respective Subsidiaries, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, the Transaction or any Acquisition Proposal without the prior consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as such press release or other announcement may be required by Applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 6.04                      Indemnification of Officers and Directors.

(a)           Purchaser acknowledges that all rights to indemnification for acts or omissions occurring prior to the Closing existing as of the date of this Agreement in favor of the current and former directors and officers of each Acquired Company listed in Schedule 6.04 shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of six years following the Closing, and Purchaser shall cause each Acquired Company to fulfill and honor such obligations to the maximum extent permitted by Applicable Law.

(b)           Prior to the Closing, Seller shall obtain, at its sole cost and expense, “tail” insurance policies with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as Seller’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Seller’s and each Acquired Company’s existing policies covering the individuals who at any time after January 1, 2009 and immediately prior to the Closing were directors or officers of any Acquired Company with respect to matters existing or occurring at or prior to the Closing.

(c)           The provisions of this Section 6.04 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of each Acquired Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the Organizational Documents of such Acquired Company or any contract or Applicable Law.

Section 6.05                      Power of Attorney to Vote Company Common Stock.  Seller, effective as of the Closing, irrevocably appoints Purchaser as its attorney for the purpose of exercising any rights, privileges or duties attaching to the Company Common Stock previously held by Seller, including receiving notices of and attending and voting at all meetings of the members of the Company, until the date on which Purchaser or its nominee is entered in the register of members of the Company as the holder of the Company Common Stock.

Section 6.06                      Preservation of Records.  Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Acquired Companies for a period of three years from the Closing Date and shall make such records and personnel available, during normal business hours upon reasonable notice and in a manner so as to not unreasonably interfere with the conduct of business, to the other as may be reasonably requested by such party in accordance with this Section 6.06.  Requests may be made under this Section 6.06 only to (a) facilitate the preparation for or the prosecution, defense, or disposition of any Proceeding (other than any Proceeding between or among any of the parties hereto or any Indemnitee) or (b) prepare and file other documents or reports required by any Governmental Authority.  Notwithstanding anything herein to the contrary, neither party shall be required to make any such records or personnel available to the extent such party determines, in its reasonable judgment (after consultation with outside legal counsel), that doing so would (i) violate Applicable Law, (ii) breach a Contract or obligation of confidentiality owing to a third party or (iii) constitute a waiver of attorney-client privilege (it being agreed that such party shall give notice to the other party of the fact that it is withholding such information or documents pursuant to clauses (i) through (iii) above and thereafter the parties shall reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction).  Seller shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law.  In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

Section 6.07                      Leased Real Property. Seller shall at its own cost use all commercially reasonable efforts to register the lease agreement related to the Leased Real Property located at Unit 1 Brunswick Road, Ashford, Kent with title absolute with the Land Registry (of England & Wales), including without limitation working with the landlord to fulfill the landlord’s “full title guarantee” obligations under the lease agreement and providing bi-weekly updates to Purchaser as to the status of the registration.

Section 6.08                      Name Change.  Within three months following the Closing, Purchaser shall change the Company’s name to a new name bearing no resemblance to the name “Emrise” or any derivative or abbreviation thereof.  From and after the date of such change of name, Purchaser shall cease and shall cause each Acquired Company to cease using the name “Emrise” or any derivative or abbreviation thereof as part of its name or the name under which it conducts any business (other than with respect to clarifications such as “formerly known as”).  As promptly as practicable following such change of name, each of the Purchaser and the Acquired Companies shall file in all jurisdictions in which it is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification therein.

ARTICLE 7.
Tax Matters

Section 7.01                      Tax Periods Ending on or before the Closing Date.  To the extent not filed prior hereto, Seller shall prepare or cause to be prepared, in accordance with Applicable Law and consistent with past practice, each Tax Return required to be filed with respect to an Acquired Company for a Pre-Closing Tax Period.  At least 20 days prior to the date on which any such Tax Return is due (after taking into account any valid extension), Seller shall deliver such Tax Return to Purchaser.  No later than five days prior to the date on which such Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), Purchaser, after reasonable consultation with Seller, may make reasonable changes and revisions to such Tax Return.  Seller shall not file such Tax Return without the consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed. To the extent not filed prior hereto, Seller shall file or cause to be filed each Tax Return required to be filed with respect to an Acquired Company for a Pre-Closing Tax Period. Pursuant to Article 10, but without limiting any of the Purchaser’s rights under Article 10, Purchaser may recover from the Indemnity Escrow Fund any Taxes relating to each such Tax Return to the extent not accounted for in the determination of the Aggregate Consideration pursuant to this Agreement. Notwithstanding any other provision of this Agreement, Purchaser may elect to file an election under Section 338(g) of the Code (including any corresponding U.S. state elections) with respect to the transactions contemplated by this Agreement; provided, however, that Purchaser agrees to compensate and reimburse Seller (up to a maximum amount of $150,000) for any Taxes incurred by Seller or its Affiliates within twelve months after the Closing Date as a result of such election, net of any Tax benefit to Seller and its Affiliate resulting from such election.

Section 7.02                      Straddle Periods.  Purchaser shall prepare each Tax Return required to be filed with respect to an Acquired Company for any Straddle Period, in accordance with Applicable Law and consistent with past practice.  At least 20 days prior to the date on which any such Tax Return for a Straddle Period is due (after taking into account any valid extension), Purchaser shall deliver such Tax Return to Seller.  No later than five days prior to the date on which any such Tax Return for any Straddle Period is due (after taking into account any valid extension), Seller, after reasonable consultation with Purchaser, may make reasonable changes and revisions to the pre-Closing portion of such Tax Return.  Purchaser shall file or cause to be filed each Tax Return required to be filed with respect to an Acquired Company for a Straddle Period.  Pursuant to Article 10, but without limiting any of Purchaser’s rights under Article 10, Purchaser may recover from the Indemnity Escrow Fund an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date to the extent not accounted for in the determination of the Aggregate Consideration pursuant to this Agreement or covered by any Straddle Period UK Corporation Tax Payments (as defined below).  For purposes of this Section 7.02 and Section 10.02(e), the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall be deemed equal to the amount of Tax which would be payable if the relevant Straddle Period ended on the Closing Date. For the avoidance of doubt, for purposes of this Section 7.02 and Section 10.02(e), the portion of United Kingdom corporation tax that relates to the portion of any Straddle Period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date (such amount being referred to as the “Straddle Period Pre-Closing UK Corporation Tax Amount”). In the event that the Acquired Companies make any payments prior to Closing to HM Revenue and Customs in respect of United Kingdom corporation tax of the Acquired Companies where such tax is referable in whole or part to a Straddle Period then to the extent that such payments are referable to a Straddle Period (such payments being referred to as “Straddle Period UK Corporation Tax Payments”) and Purchaser (acting in good faith) determines that the aggregate of such Straddle Period UK Corporation Tax Payments exceeds the aggregate Straddle Period Pre-Closing UK Corporation Tax Amount of the Acquired Companies, Purchaser shall pay Seller an amount equal to the excess. Without duplication, to the extent that Purchaser actually receives, within twenty-four months after the Closing Date, a refund from the relevant Governmental Authority of Taxes of the Acquired Companies allocable to the Pre-Closing Tax Period or the pre-Closing portion of the Straddle Period which Taxes were paid by the Acquired Companies prior to the Closing, Purchaser shall pay the amount of such refund within 14 days of receipt or as soon as reasonably practicable, net of any Tax or other cost to Purchaser and its Affiliates of obtaining and receiving such refund, to Seller, except to the extent such refund was accounted for in the determination of the Aggregate Consideration. For the avoidance of doubt in calculating the Straddle Period Pre-Closing UK Corporation Tax Amount any group relief that would be available to the Acquired Companies in respect of the Straddle Period shall be taken so long as Purchaser determines that such group relief would not have any adverse effect on Purchaser or its Affiliates.

Section 7.03                      Cooperation on Tax Matters.  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest.  Such cooperation shall include the retention and (upon the other party’s request) access to (and ability to copy) the records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser and Seller shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority.  Seller shall deliver or make available to Purchaser on the Closing Date, originals or accurate copies of all such books and records.

Section 7.04                      Contest Provisions.  If, subsequent to the Closing, Purchaser or any Acquired Company receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period (a “Pre-Closing Return”) with respect to which Indemnitees claim a right to indemnification under this Agreement, then within 10 days after receipt of such notice, Purchaser shall notify Seller of such notice; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller under Article 10 (except to the extent such failure materially prejudices the defense of such Tax Contest or materially increases the Seller’s liability).  Purchaser shall have the right to control the conduct and resolution of such Tax Contest, provided that Purchaser shall keep Seller reasonably informed of all material developments on a timely basis, shall consider in good faith any comments provided by the Seller in connection with the conduct and resolution of such Tax Contest and Purchaser shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Seller’s indemnification obligations under this Agreement without Seller’s written consent, which consent shall not be unreasonably withheld.  “Tax Contest” means any audit, other administrative proceeding or inquiry by a Government Authority, or judicial proceeding, in each case relating to the relevant Tax Return.

Section 7.05                      Characterization of Payments.  Any indemnity payments made pursuant to Article 10 shall constitute an adjustment of the Aggregate Consideration paid by Purchaser pursuant to this Agreement for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by law.

Section 7.06                      Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transaction and this Agreement shall be borne by Purchaser.  Purchaser will file, and Seller shall cooperate in the preparation and filing of, all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

ARTICLE 8.
Closing Conditions

Section 8.01                      Conditions to the Obligations of Each Party.  The obligations of Seller and Purchaser to consummate the Transaction are subject to the satisfaction of the following conditions:

(a)           Required Seller Stockholder Approval.  The Required Seller Stockholder Approval shall have been obtained and be in full force and effect.

(b)           Governmental Approvals.  All notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any Applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction shall have been made or obtained and be in full force and effect.

(c)           No Injunction.  No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Transaction on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Transaction that makes illegal consummation of the Transaction.

Section 8.02                      Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a)           Representations and Warranties.  Each of (i) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date) and (ii) the other representations and warranties made by Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), in the case of this clause “(ii)”, without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b)           Covenants.  Each of the covenants and obligations that Seller or any Acquired Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           Consents.  Each of the Consents set forth in Schedule 8.02(c) shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect.

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e)           Executed Agreements and Certificates.  Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)           the escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”), duly executed by the Escrow Agent and Seller;

(ii)           a certificate pursuant to U.S. Treasury Regulations section 1.1445-2(b), in a form reasonably acceptable to Purchaser, duly executed and acknowledged by Seller;

(iii)           (A) Payoff Letters from each creditor to which Closing Indebtedness is owed as of the Closing Date, each in form and substance satisfactory to Purchaser, or such other appropriate documentation with respect to the satisfaction and cancelation of Closing Indebtedness; (B) invoices from each Person with which Acquired Company Transaction Expenses have been incurred and remain unpaid as of the Closing Date, and (C) Lien Releases in accordance with Section 5.06;

(iv)           a certificate of a secretary or assistant secretary, or equivalent officer, of Seller certifying copies of (A) for each Acquired Company, its charter documents as certified by the Secretary of State (or equivalent Governmental Authority) of its jurisdiction of incorporation, and bylaws, each as amended, and (B) the resolutions of Seller and the Company authorizing the execution, delivery and performance of this Agreement and the Transaction and, in the case of the Company, the transfer of the Company Common Stock and (subject only to due stamping) the registration, in the register of members, of Purchaser as the holder of the Company Common Stock following the Closing, and the incumbency and signatures of officers of Seller and the Company executing this Agreement;

(v)           a certificate executed on behalf of Seller by its Chief Executive Officer and its Chief Financial Officer (the “Seller Closing Certificate”) and containing representations and warranties of the Company (A) to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(d), 8.02(f), 8.02(g) and 8.02(h) have been duly satisfied, (B) specifying the total amount of the Closing Indebtedness (and attaching thereto an accurate and complete copy of each executed Payoff Letter not previously delivered to Purchaser or such other appropriate documentation with respect to the satisfaction and cancelation of all Closing Indebtedness), and (C) specifying the total amount of the Acquired Company Transaction Expenses (and attaching thereto an accurate and complete copy of each Invoice not previously delivered to Purchaser);

(vi)           the written resignations or related waivers and releases of claims listed on Schedule 8.02(e), each effective as of the Closing and in a form reasonably acceptable to Purchaser and;

(vii)           for each Acquired Company, stock certificates representing all of the issued and outstanding shares of capital stock of such Acquired Company;

(viii)           all of the statutory and other books (duly written up to date) of each Acquired Company and all certificates of incorporation, certificates of incorporation on change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by such Acquired Company or required to be kept by Applicable Law; and

(ix)           the transition services agreement, in the form attached hereto as Exhibit D, duly executed by Seller.

(f)           Related Party Transactions.  All Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand, (other than ordinary course agreements relating to employee compensation and benefits that have been made available to Purchaser) shall have been terminated.

(g)           Litigation.  There shall not be pending or threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the Transaction on the terms, and conferring upon Purchaser all of their respective rights and benefits, contemplated herein, or (ii) seeks the award of Damages (in an amount material to the Acquired Companies) payable by, or any other remedy against, Purchaser if the Transaction is consummated.

(h)           Key Employee Agreements and Consulting Agreement.  The Employment Agreements executed by each of the Key Employees and the Consulting Agreement executed by Richard Weller shall be in full force and effect, and to the Knowledge of Seller, neither any Key Employee nor Richard Weller shall have evidenced any intention to terminate employment or service as a consultant, respectively, with Purchaser or the applicable Acquired Company following the Closing.

Section 8.03                      Conditions to the Obligations of Seller.  The obligations of Seller to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a)           Representations and Warranties.  Each of the representations and warranties made by Purchaser in this Agreement (i) shall have been accurate in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (ii) shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties.

(b)           Covenants.  Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           Executed Agreements and Certificates.  Seller shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)           the Escrow Agreement, executed by Purchaser and the Escrow Agent;

(ii)           the transition services agreement, in the form attached hereto as Exhibit D, duly executed by Purchaser; and

(iii)           a certificate executed on behalf of Purchaser by its authorized representative and containing the representation and warranty of Purchaser that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Purchaser Closing Certificate”).

(d)           Litigation.  There shall not be pending or threatened by or before any Governmental Authority any Proceeding that seeks to prevent the consummation of the Transaction on the terms contemplated herein.

ARTICLE 9.
Termination

Section 9.01                      Termination.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing (notwithstanding the Required Seller Stockholder Approval):

(a)           by mutual written agreement of Seller and Purchaser;

(b)           by either Seller or Purchaser, if the Closing has not occurred on or before December 31, 2015 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(c)           by either Purchaser or Seller, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transaction;

(d)           by Purchaser if there shall have occurred a Material Adverse Effect;

(e)           by Purchaser if the preliminary Proxy Statement is not filed with the SEC within the time period set forth in Section 6.02(a) or if the Seller Stockholder Meeting has not been held within 90 days after the Original Date;

(f)           by Purchaser or Seller, if Seller has not obtained the Required Seller Stockholder Approval at the Seller Stockholder Meeting; provided, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.01(f) unless Seller shall have made the payment required to be made to Purchaser pursuant to Section 9.03(a); and, notwithstanding the foregoing, in the event an Acquisition Proposal has been publicly announced at the time of such Selling Stockholder Meeting, the Seller terminates this Agreement pursuant to this Section 9.01(f) and the Seller or any Acquired Company enters into a definitive agreement for such Acquisition Proposal or any other similar transaction within nine months following the date of such termination, the Seller shall be obligated to make the payment pursuant to Section 9.03(b);

(g)           by Purchaser, if (i) any representation or warranty of Seller contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of Seller contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Seller during the 30-day period after Purchaser notifies the Company, as applicable in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.01(g) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period unless the Company, as applicable, is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(h)           by Seller, if (i) any representation or warranty of Purchaser contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) the covenants or obligations of Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Purchaser during the 30-day period after Seller notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then Seller may not terminate this Agreement under this Section 9.01(h) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period unless Purchaser is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(i)           by Seller if prior to the approval of the Transaction by the Required Seller Stockholder Approval the Seller Board of Directors shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 5.03(e), and simultaneously with such termination is entering into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.01(i) unless Seller shall have made the payment required to be made to Purchaser pursuant to Section 9.03(b); or

(j)           by Purchaser if a Triggering Event shall have occurred.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02                      Effect of Termination.  If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to any other party hereto; provided that: (a) neither Seller nor Purchaser shall be relieved of any obligation or liability arising from any prior intentional and material breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.03, Section 9.03 and Article 11, which shall survive any termination of this Agreement.

Section 9.03                      Payment of Expenses.

(a)           If this Agreement is terminated by Purchaser pursuant to Section 9.01(e) or by Purchaser or Seller pursuant to Section 9.01(f), then Seller shall pay to Purchaser all reasonable, documented out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees, up to a limit of U.S. $300,000, by wire transfer of immediately available funds to an account designated by Purchaser, (i) if terminated by Seller, at or prior to the time of such termination, and (ii) if terminated by Purchaser, no later than two Business Days after such termination.

(b)           If this Agreement is terminated by Seller pursuant to Section 9.01(i), by Purchaser pursuant to Section 9.01(j), then Seller shall pay to Purchaser all reasonable, documented out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees, up to a limit of U.S. $800,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account designated by Purchaser, (i) if terminated by Seller, at or prior to the time of such termination, and (ii) if terminated by Purchaser, no later than two Business Days after such termination.

(c)           If this Agreement is terminated by Seller pursuant to Section 9.01(f) and (i) at the time of the Stockholder Meeting an Acquisition Proposal has been publicly announced and not withdrawn and (ii) the Seller or any Acquired Company enters into a definitive agreement providing for consummation of an Acquisition Proposal or an Acquisition Proposal is otherwise consummated on or prior to the date that is nine months after such termination, then the Seller shall pay the Termination Fee by wire transfer of immediately available funds to an account designated by Purchaser, no later than two Business Days after the earlier of such entry or consummation.

(d)           Each of Purchaser and Seller acknowledges that (i) the agreement contained in this Section 9.03 is an integral part of the transactions contemplated by this Agreement, (ii) without this agreement, Purchaser would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which such amount is payable.

(e)           If Seller fails to pay when due any amount payable under this Section 9.03, then (i) Seller shall reimburse Purchaser for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Purchaser of its rights under this Section 9.03 and (ii) Seller shall pay to Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Purchaser in full) at a floating rate equal to the rate of interest publicly announced by Citibank, N.A. from time to time as its prime, base or reference rate, plus 350 basis points.

(f)           Purchaser’s right to receive the amount payable under this Section 9.03 in the circumstances provided in Sections 9.01(e), (f), (i) or (j) is the exclusive remedy available to Purchaser for any failure of the Transaction to be consummated in the circumstances provided in Sections 9.01(e), (f), (i) or (j), and Seller shall have no further liability with respect to this Agreement or the Transaction, except liability for an act undertaken (or failure to take an act) by Seller with the actual knowledge and intent that the taking of such act (or failure to take such act) would directly cause a breach of this Agreement.

ARTICLE 10.
Indemnification

Section 10.01                      Survival of Representations, Etc.

(a)           The representations and warranties and other obligations made by Seller in this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date (the “Expiration Date”).  Notwithstanding the foregoing, if at any time prior to the Expiration Date any Indemnitee delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of such representation, warranty, covenant or other obligation and asserting a claim for recovery under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, all representations and warranties made by Seller in this Agreement shall survive indefinitely in the event of fraud or willful or intentional misrepresentation by Seller or any of its Representatives.

(b)           All representations and warranties made by Purchaser in this Agreement and in any certificate or other writing delivered at the Closing shall terminate and expire as of the Closing, and any liability of Purchaser with respect to such representations and warranties shall thereupon cease, except in the case fraud or willful or intentional misrepresentation, in which case all representations and warranties of Purchaser shall survive indefinitely.

(c)           The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished or made available to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(d)           For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller in this Agreement.

(e)           The parties acknowledge and agree that if any Acquired Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of such Acquired Company as an Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the stock of such Acquired Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

Section 10.02                      Indemnification.  From and after the Closing, Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with: (a) any inaccuracy in or breach of any representation or warranty of Seller as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (b) any inaccuracy in or breach of any representation or warranty of Seller as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (c) any breach of any covenant or obligation of Seller set forth in this Agreement; (d) any Closing Indebtedness or Acquired Company Transaction Expenses, to the extent not accounted for in the determination of the Aggregate Consideration pursuant to this Agreement; (e) (i) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period or with respect to the portion of any Straddle Period ending on the Closing Date, to the extent not accounted for in the determination of the Aggregate Consideration pursuant to this Agreement, (ii) the unpaid Taxes of any Person (other than the Acquired Companies) for which any Acquired Company is liable as a transferee or successor, by Contract, or otherwise (including, for the avoidance of doubt, as a result of any tax grouping arrangements) and (iii) any Taxes arising out of or related to a Permitted Activity; (f) all liabilities of Seller or its Subsidiaries (other than the Acquired Companies), whether such liabilities arise before, at, or after the Closing, including but not limited to, (i) any liabilities related to restructurings or divestitures implemented or planned to be implemented by Seller prior to the Closing Date, (ii) any claims or threatened claims by or purportedly on behalf of any stockholder of Seller, and (iii) any liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the Transaction; (g) any claim by or obligation to an employee or former employee of any Acquired Company that any holiday pay paid to such employee prior to the Closing Date was incorrectly calculated including by not including a payment in respect of overtime or commission; or (h) the failure of Seller to register the lease agreement related to the Leased Real Property located at Unit 1 Brunswick Road, Ashford, Kent with the Land Registry (of England & Wales) and any unpaid Stamp Duty Land Tax or similar lease tax (plus all penalties and fines) for such Leased Real Property; provided, however, that in no event shall such Damages be “double counted” for purposes of this Article 10.

Section 10.03                      Limitations.

(a)           Seller shall not be required to make any indemnification payment pursuant to Section 10.02(a) or Section 10.02(b) for any inaccuracy in or breach of any of the representations and warranties, of Seller in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds an amount equal to U.S. $100,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Damages exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for such Damages that are in excess of the Deductible).

(b)           Subject to Section 10.03(c), the maximum liability of Seller under this Article 10 shall be equal to the Indemnity Escrow Fund, except in the event of fraud or willful or intentional misrepresentation by Seller or any of its Representatives.

(c)           Absent fraud or willful or intentional misrepresentation, the indemnification provisions contained in this Article 10 are intended to provide the sole and exclusive remedy following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement or the Transaction (it being understood that nothing in this Section 10.03(c) or elsewhere in this Agreement shall affect the parties’ rights to specific performance with respect to the covenants referred to in this Agreement or to be performed after the Closing).

(d)           Payments by Seller in respect of any Damages shall be limited to the amount of any Damages that remain after deducting therefrom (i) any amounts actually received by such Indemnitee pursuant to the terms of the insurance policies (if any) covering such Damages (net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all costs of collection of any such insurance proceeds) and (ii) any Damages taken into account in determining Working Capital (with the intent of this provision to merely be to avoid “double counting”).

Section 10.04                      Claims and Procedures.

(a)           If at any time prior to the Expiration Date, Purchaser determines in good faith that any Indemnitee has a bona fide claim for indemnification pursuant to this Article 10, Purchaser may deliver to Seller a certificate signed by any officer of Purchaser (any certificate delivered in accordance with the provisions of this Section 10.04(a) an “Officer’s Claim Certificate”):

(i)           stating that an Indemnitee has a claim for indemnification pursuant to this Article 10;

(ii)           to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii)           specifying in reasonable detail (based upon the information then possessed by Purchaser) the material facts known to the Indemnitee giving rise to such claim.

(iv)           No delay in providing such Officer’s Claim Certificate prior to the Expiration Date shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) Seller is materially prejudiced thereby.

(b)           At the time of delivery of any Officer’s Claim Certificate to Seller, a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Purchaser (on behalf of itself or any other Indemnitee) if any funds remain in the Indemnity Escrow Fund.

(c)           If Seller in good faith objects to any claim made by Purchaser in any Officer’s Claim Certificate, then Seller shall deliver a written notice (a “Claim Dispute Notice”) to Purchaser during the 30-day period commencing upon receipt by Seller of the Officer’s Claim Certificate.  The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Purchaser in the Officer’s Claim Certificate.  If Seller does not deliver a Claim Dispute Notice to Purchaser prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Purchaser’s favor for purposes of this Article 10 on the terms set forth in the Officer’s Claim Certificate and (ii) if cash remains in the Indemnity Escrow Fund, then Purchaser may direct the Escrow Agent to deliver cash from the Indemnity Escrow Fund to Purchaser in accordance with this Section 10.04.

(d)           If Seller delivers a Claim Dispute Notice, then Purchaser and Seller shall attempt in good faith to resolve any such objections raised by Seller in such Claim Dispute Notice.  If Purchaser and Seller agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Purchaser and Seller shall be prepared and signed by both parties and, if cash remains in the Indemnity Escrow Fund, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Indemnity Escrow Fund in accordance with the terms of such memorandum.

(e)           If no such resolution can be reached during the 45-day period following Purchaser’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Purchaser or Seller may bring suit to resolve the objection in accordance with Sections 11.07, 11.08 and 11.09. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon Purchaser and Seller, and Purchaser and Seller shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the Indemnity Escrow Fund in accordance therewith.  Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 10.05                      Defense of Third-Party Claims.  Except as otherwise provided in Article 10, in the event of the assertion of any claim or the commencement by any Person of any Proceeding (whether against an Acquired Company, against Purchaser or against any other Person) with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 10 (each, a “Claim”), Purchaser shall have the right, upon written notice to Seller within thirty (30) days of receipt of a Claim, to assume the defense and control of such Claim; provided that Seller shall be permitted to participate in such prosecution and defense and Purchaser will provide Seller reasonable access to all relevant information and documentation relating to the Claim and the prosecution and defense thereof.  If Purchaser so proceeds with the defense of any such Claim:

(a)           Seller shall make available to Purchaser any documents and materials in its possession or control that may be necessary to the defense of such Claim, or, in the event the delivery of such documents and materials would (i) violate Applicable Law or (ii) breach a Contract or obligation of confidentiality owing to a third party or (iii) constitute a waiver of the Seller’s attorney-client privilege, Seller shall provide summaries, excerpts or any other information in connection with such documents and materials to the maximum extent legally permissible and shall use reasonable efforts to assist and participate in such defense (at its own expense, which amount shall not constitute “Damages” of the Seller) as it relates to such materials and documents; and

(b)           Purchaser shall not enter into settlement of any Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

Purchaser shall give Seller prompt notice of the commencement of any such Claim against an Indemnitee; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller under this Article 10 (except to the extent such failure materially prejudices the defense of such Proceeding).  Such notice shall describe the Claim in reasonable detail based upon the information then possessed by Purchaser, include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable and to the extent known to Purchaser, of the Damages that have been or may be sustained by the Indemnitee.

Section 10.06                      No Contribution.  Seller shall not have, and shall not be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Acquired Company in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement.

Section 10.07                      Exercise of Remedies by Indemnitees Other Than Purchaser.  No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

ARTICLE 11.
Miscellaneous

Section 11.01                      Notices.  All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or email, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Purchaser, to:

DDC (United Kingdom) Ltd.
c/o Data Device Corporation
105 Wilbur Place
Bohemia, New York 11716
Attention:  Vincent Buffa, President
Facsimile No.:  (631) 563-5204
Email: vbuffa@ddc-web.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:  Luke J. Bergstrom
Facsimile No.:  (650) 463-2600
Email:  luke.bergstrom@lw.com

if to Seller, to:

Emrise Corporation
2530 Meridian Parkway
Durham, NC 27713
Attention:  Carmine T. Oliva
Facsimile No.:  252-330-2560
Email: ctoliva@emrise.com

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention:  Robert Friedman
Facsimile No.:  (212) 451-2222
Email: rfriedman@olshanlaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 11.02                      Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 11.03                      Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04                      Expenses.  Except as otherwise provided herein (including Section 9.03), all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transaction, shall be paid by the party incurring such cost or expense.

Section 11.05                      Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

Section 11.06                      Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except with respect to Article 10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)           No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Closing, Purchaser may assign this Agreement to an Affiliate, lender, acquirer, or successor of Purchaser or the Acquired Companies or in connection with a sale of all or substantially all of the assets of Purchaser without the consent of Seller; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Purchaser.

Section 11.07                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.08                      Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09                      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10                      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.11                      Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12                      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 11.13                      Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

DDC (UNITED KINGDOM) LIMITED
By:	/s/ Vincent Buffa
Name: Vincent Buffa
Title: Director

EMRISE CORPORATION
By:	/s/ Carmine T. Oliva
Name: Carmine T. Oliva
Title: Chief Executive Officer and Chairman of the Board

EMRISE ELECTRONICS LTD.
By:	/s/ Carmine T. Oliva
Name: Carmine T. Oliva
Title: Director

EXHIBIT A

KEY EMPLOYEES

Martin Blake

Boyd Clark

Glyn Higgins

Graham Jefferies

EXHIBIT B

FORM OF EMPLOYMENT AGREEMENT

[NAME]

TERMS AND CONDITIONS OF EMPLOYMENT

Employer’s name and address: [Acquired Company] whose registered office is at [address] (the “Company”)

Employee’s name and address: [________]

In terms of the Employment Rights Act 1996 (the “Act”) this document gives details of your terms and conditions of employment with the Company together with other workplace information, as at 18 March 2015.

1.	DEFINITIONS AND INTERPRETATION

“Group” means the Company, any presently existing holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006); and

“Group Company” means any company with the Group.

2.	JOB TITLE AND DUTIES

2.1
You are employed as [__________] of [Acquired Company] with effect from the date of the closing of the acquisition of EMRISE Electronics Limited by DDC (United Kingdom) Limited (the “Closing”).  For the avoidance of doubt, should the Closing not occur this Statement will have no effect and will not bind the parties.

2.2	You will perform all duties reasonably and lawfully required of you by the Company.

2.3	Whilst employed by the Company you must:

(a)	during your hours of work devote the whole of your time, attention and abilities to the business of the Company and any Group Company and carry out your duties with due care and attention;

(b)
not, without the Company’s prior written consent, be in any way directly or indirectly engaged or concerned with any other business or employment whether during or outside your hours of work for the Company, save for the business of any Group Company, although you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company;;

(c)	use your best efforts to promote and protect the interests of the Company and observe the utmost good faith towards the Company and the Group; and

(d)
comply with all the Company’s rules, regulations and policies from time to time in force at the Company and any applicable Group Company and any rules which the Company’s or Group’s clients may require you to observe whilst working on their premises.

3.	COMMENCEMENT OF EMPLOYMENT

Your period of continuous employment with the Company commenced on [______].

4.	REMUNERATION

4.1
Your gross basic salary is £[____] per annum (or such other sum as agreed from time to time) (the “Basic Salary”).  The salary will be paid after deduction of all taxes and national insurance contributions and is payable in equal monthly instalments on or around the last Friday of each calendar month into your nominated bank account.

4.2	Your Basic Salary will be reviewed in April each year, but there is no obligation for the Company to increase your salary.

4.3
For the purposes of the Employment Rights Act 1996, sections 13-27, you agree that the Company or any Group Company may deduct from your remuneration any sums due from you to the Company including, without limitation, your pension contributions (if any) and any overpayments, loans or advances made to you by the Company.

4.4
You will continue to be eligible for a bonus in respect of the 2014 calendar year, in accordance with the terms of the EMRISE 2013 Annual Incentive Plan. Any future bonuses, and the amount and timing of any such bonus will be at the absolute discretion of the Company. The new bonus plan applicable to you will be largely based on the existing EMRISE 2013 Annual Incentive Plan but will be based on annual targets set by Data Device Corporation. Details of the new bonus plan will be provided to you separately.

4.5
No bonus will accrue, nor will you have any legitimate expectation as to the size or form of any bonus, until the Company pays it to you.  There are no circumstances, whether in reliance on express or implied terms or otherwise, where you can require pay out of a bonus in a particular amount or payment in a particular form or claim compensation for loss of such a bonus.

5.	EXPENSES

The Company shall reimburse to you (against receipts or other appropriate evidence as the Company may require) the amount of all out-of-pocket expenses reasonably and properly incurred by you in the proper performance of your duties hereunder in accordance with the Company’s expenses policy in force from time to time.

6.	NORMAL HOURS OF WORK

6.1
Your normal hours of work are 8:00am to 4:45pm Monday to Thursday and 8:00 – 12:30pm on a Friday, and any such additional hours as are necessary in order to properly perform your duties and/or allow the Company to meet its obligations to its clients.  You are not entitled to additional remuneration for hours worked in excess of your normal hours.

6.2
In particular, you agree to work hours that exceed the maximum average weekly working time limit of 48 hours imposed by the Working Time Regulations 1998.  You may withdraw your agreement on giving to the Company one months’ prior written notice.

7.	PLACE OF WORK

7.1
Your normal place of work will be the Company office in Ryde – Westridge Business Park, Ryde, Isle of Wight, PO33 1QT or such other place within a 40 mile radius which the Company may reasonably require on giving you at least two months’ notice of any permanent change to your normal place of work.

7.2	You may reasonably be required to work at any of the Company’s premises or at the premises of its customers, clients, suppliers or associates within the United Kingdom or worldwide from time to time.

7.3	You may be required to work overseas for periods exceeding one month, however there are currently no particulars to be entered in this regard and this will be discussed and agreed with you in advance.

8.	NOTICE

8.1	The length of prior written notice that either party must give in order to terminate your employment is six months.

8.2	The Company may, notwithstanding any other terms of your employment, at any time by notice in writing, terminate your employment with immediate effect and without compensation if:-

(i)	you are guilty of any gross misconduct or behaviour which tends to bring yourself or the Company or any Group Company into disrepute; or

(ii)
if you commit any material or persistent breach of this Statement (in the case of a non-material persistent breach, having been given notice in writing of the breach and a reasonable opportunity to rectify the breach) or fail to comply with any reasonable order or direction of the board of directors of the Company or any Group Company; or

(iii)
if you fail to perform your duties to the reasonable satisfaction of the Company (having been given notice in writing of: (i) the areas of underperformance, (ii) the improvements in performance that are reasonably required by the Company; and (iii) a reasonable period of time to make the necessary improvements in performance); or

(iv)	if you become insolvent or bankrupt or compound with or grant a trust deed for the benefit of your creditors; or

(v)
if your behaviour (whether or not in breach of this Statement) can reasonably be regarded as materially prejudicial to the interests of the Company or any Group Company, including if you are found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed); or

(vi)	if you have an order made against you disqualifying you from acting as a company director; or

(vii)	if you become of unsound mind.

8.3
The Company reserves the right in its absolute discretion to terminate your employment immediately by giving you notice in writing either instead of or at any time after prior notice of termination is given by either party under Clause 8.1.  In these circumstances the Company will subsequently make a payment in lieu of notice.  For this purpose, pay in lieu of notice will be a sum equal to your Basic Salary and all other contractual benefits, but excluding bonus that you would have received during the period of notice outstanding on the termination of your employment.  For the avoidance of doubt, the Company’s right to make a payment in lieu of notice does not give you a right to receive such a payment in lieu of notice.

8.4
The Company may, at its absolute discretion, require you not to attend at work and/or not to undertake all or any of your duties hereunder during any period of notice (whether given by the Company or you) (“Garden Leave”), provided always that the Company shall continue to pay your salary and contractual benefits.  For the avoidance of doubt, there is no obligation on the Company to provide you with any work during any period of notice and you will not be entitled to work on your own account or on account of any other person, firm or company during that period.

9.	HOLIDAYS AND HOLIDAY PAY

9.1	You are entitled, in addition to 8 day’s bank and public holidays recognised by the Company from year to year, to [__] working days paid holiday in each holiday year.

9.2	The Company’s holiday year runs from 1st May to 30th April.

9.3	If your employment begins or ends part way through the holiday year your holiday entitlement for that year will be assessed on a pro rata basis.

9.4
On termination of your employment you will be entitled to pay in lieu of any holidays which have accrued to you in the holiday year in which the termination takes place but which you have not taken at that time.  The Company may require you to take unused holidays during your notice period.  If on the termination of your employment, you have taken holidays in excess of the statutory holiday entitlement which has accrued to you at that time you will be required to repay to the Company holiday pay in respect of those holidays.

9.5	Holidays must be taken at times agreed by the Company and sufficient notice of a request to take holiday must be given to the Company.

9.6
All holidays should be taken in the holiday year in which they accrue but by agreement with management, you may carry over a maximum of 5 days over to the next holiday year. Any holidays carried over must be used in the month following the start of the new holiday year, otherwise they will be lost.

10.	SICKNESS OR OTHER ABSENCE

10.1	If you are absent from work for any reason and your absence has not previously been authorised by the Company you must inform the Company by 9am on your first day of absence.

10.2
In respect of absence due to sickness, injury or accident that continues for more than 7 consecutive days (including weekends) you must provide the Company with a note of fitness to work stating the reason for the absence.  Thereafter notes of fitness to work must be provided to the Company to cover the remainder of the period of continuing sickness absence.  Failure to follow these requirements may result in disciplinary action and loss of Statutory Sick Pay.

10.3
If you are absent from work due to sickness, injury or accident and comply with the requirements in this Clause you will be paid in full for a maximum of three months in any rolling period of 12 months, inclusive of Statutory Sick Pay.

10.4
If you are absent from work for any reason (excluding annual and public holidays) for a period or periods in excess of 180 working days in any period of 12 months the Company will be entitled to terminate your employment at any time by giving written notice on the date specified in the notice.

10.5	The Company reserves the right to require you to undergo a medical examination conducted by a doctor nominated by the Company, at the Company’s expense.

10.6
If the sickness, injury or accident is caused by the act or omission of a third party you must, at the Company’s request, include in any claim for damages against such third party a claim in respect of moneys paid by the Company under this Clause 10 and must refund to the Company any damages recovered under that head.

11.	PENSION AND OTHER BENEFITS

11.1
During your employment, for as long as you meet the statutory conditions, you will if required by law be automatically enrolled in the pension scheme designated by the Company from time to time (the “Pension Scheme”). You may choose to opt-out of the Pension Scheme within one calendar month of the later of the date you became an active member of the Pension Scheme and the date you were given the automatic enrolment information. If you opt-out, or otherwise cease to make sufficient contributions to the Pension Scheme, the Company will automatically re-enrol you into the Pension Scheme on or around the third anniversary of the Company’s staging date, and every three years thereafter, if you meet the statutory conditions at that time.

11.2
The Company will make an annual employer contribution to the Pension Scheme of an amount equal to 4% of your Basic Salary, provided that you make the minimum level of employee contributions you are required to make pursuant to the Pensions Act 2008.

11.3	A copy of the current explanatory booklet giving details of the Pension Scheme is available from Human Resources.

11.4	A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of your employment.

11.5
Your entitlement to participate in any medical expenses insurance, life assurance plan or to receive any benefit which is covered by a policy of insurance (together, a “Scheme”), is in accordance with the terms and conditions of the relevant Scheme as they may exist from time to time (and you should familiarise yourself with the terms and conditions of such Schemes), and the Company may vary, replace or substantially change any such Scheme in its absolute discretion after consultation with you.

12.	COMPANY CAR

You will be provided with the provision of a company car for the better performance of your duties in accordance with and subject to the Company’s Car Policy as amended from time to time. The Company reserves the right in its absolute discretion to amend the Company Car Policy after consultation with you.

13.	CONFIDENTIALITY

You must not (except in the proper performance of your duties) while employed by the Company or at any time (without limit) after the date on which your employment with the Company terminates:

(a)	divulge or communicate to any person;

(b)	use for your own purposes or for any purposes other than those of the Company or, as appropriate, any of its clients; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any trade secrets or Confidential Information relating to the Company or any Group Company or any of its clients.  “Confidential Information” means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format);

You must at all times use your best endeavours to prevent publication or disclosure of any trade secrets or Confidential Information.  These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by you.

14.	INVENTIONS AND OTHER WORKS

14.1
For the purposes of this Clause, “Intellectual Property Rights” means any and all existing and future intellectual or industrial property rights (whether registered or unregistered) including, without prejudice to the generality of the foregoing, all existing and future patents, copyrights, design rights, database rights, trade marks, semi-conductor topography rights, plant varieties rights, internet rights/domain names, know-how, Confidential Information and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing.

14.2
During your employment with the Company, you may either alone or in conjunction with others, generate or assist in the generation of documents, materials, designs, drawings, processes, formulae, computer coding, methodologies, Confidential Information and other works which relate to the business of the Company or the Group or which are capable of being used or adapted for use therein or in connection therewith (“Works”) and you agree that in respect of any such Works and all Intellectual Property Rights in relation thereto, you are obliged to further the interests of the Company and any Group Company.

14.3
You must immediately disclose to the Company all Works and all related Intellectual Property Rights.  Both the Works and the related Intellectual Property Rights will (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

14.4	You shall immediately on request by the Company (whether during or after the termination of your employment) and at the expense of the Company:

(a)
apply or join with the Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)
execute all instruments and do all things necessary for vesting the Works or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or other person as the Company may nominate; and

(c)
sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Protection.

14.5
You hereby irrevocably and unconditionally waive all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which you may have in any Works in whatever part of the world such rights may be enforceable including:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

14.6
You hereby irrevocably appoint the Company to be your attorney and in your name and on your behalf to execute any such act and to sign all deeds and documents and generally to use your name for the purpose of giving to the Company the full benefit of this Clause.  You agree that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

14.7	Nothing in this Clause shall be construed as restricting your rights or those of the Company under sections 39 to 43 Patents Act 1977.

15.	DATA PROTECTION

By signing this Statement, you acknowledge and agree that the Company and the Group is permitted to hold and process personal (and sensitive) information and data about you as part of its personnel and other business records; and may use such information in the course of the Company’s business.  You agree that the Company and any Group Company may disclose such information to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in the Group Company’s view required for the proper conduct of the Company’s business or that of any Group Company.  This Clause applies to information held, used or disclosed in any medium.

16.	RESTRICTIONS

16.1
In the course of your employment you will be exposed to Confidential Information and will acquire other proprietary knowledge relating to the Company’s and any Group Company’s current and planned operations.  Therefore, subject to the terms of Clause 17.2, you will not during the period of your employment with the Company and for the periods set out below after notice has been served by either party to terminate your employment pursuant to Clause 8, either directly, or indirectly through any other person, firm or other organisation:

(a)
for a period of twelve months, solicit, entice or induce any person, firm or other organisation which at any time during the last year of your employment with the Company was a supplier of the Company or a Group Company (and with whom you were actively involved during that time) to reduce the level of business between the supplier and the Company or the Group Company and you will not approach any supplier for that purpose or authorise or approve the taking of such actions by any other person;

(b)
for a period of twelve months, solicit business which is of the same or similar nature as the business with which you were involved at any time during the last year of your employment with the Company (such business referred to as the “Business”) from any person, firm or other organisation which at any time during the last year of your employment with the Company was a customer or client of the Company or a Group Company (and with whom you were actively involved during that time) and you will not approach any client or customer for that purpose or authorise or approve the taking of such actions by any other person.  For the purposes of this restriction, the expression customer or client shall include all persons from whom the Company or a Group Company has received inquiries for the provision of goods or services where such inquiries have not been concluded;

(c)
for a period of twelve months, employ or engage or otherwise solicit, entice or induce any person who, during the last year of your employment with the Company, was a senior employee of the Company or a Group Company to become employed or engaged by you or any other person, firm or other organisation and you will not approach any such employee for such purpose or authorise or approve the taking of such actions by any other person; and

(d)
for a period of six months, within the United Kingdom, the European Union or elsewhere where the Company or any Group Company does Business, be employed or engaged or otherwise interested in a business which is the same as or similar to the Business.

16.2	The restrictions contained in Clauses 16.1(a) to 16.1(d) will not apply if:

(a)	you have received the prior written consent of the Company to your activities; or

(b)	you will not be in competition with the Business in carrying out those activities.

16.3
The restrictions in this Clause 16 are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances.  It is agreed that if any such restrictions by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) or reduction(s) as may be necessary to make it or them valid and effective.

17.	COMPANY AND CLIENT PROPERTY

All equipment (including computer equipment), notes, memoranda, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by you or otherwise and in whatever medium or format) relating to the business of the Company or a Group Company or any of its or their clients (and any copies of the same) shall:

(a)	be and remain the property of the Company or the relevant client; and

(b)	be handed over by you to the Company on demand and in any event on the termination of your employment.

18.	GRIEVANCE AND DISCIPLINARY MATTERS

18.1	You are subject to the disciplinary and grievance procedures of the Company, copies of which are available from Human Resources.

18.2	If you wish to raise a grievance, you may apply in writing in accordance with the grievance procedure of the Company.

18.3	The grievance and disciplinary procedures are not contractually binding on the Company and the Company may alter them, or omit any or all of their stages where it considers it appropriate.

19.	RIGHT OF SEARCH

The Company reserves the right at any time, to search all employees whilst on the premises of any Group Company or on entering or leaving their premises and to search and inspect the contents of all vehicles, clothing, bags, parcels, etc., belonging to or in the possession of any employee, and the same must be made available to and be shown to the persons authorised by the Company to examine them.  Any search will always be conducted by a person of the same sex and a fellow employee will always be in attendance.  Refusal to comply with an authorised request to search will render the Employee liable to disciplinary action, including dismissal for gross misconduct.

20.	COLLECTIVE AGREEMENTS

There are no collective agreements applicable to you or which affect your terms of employment.

21.	CHANGES TO TERMS OF EMPLOYMENT

21.1	The Company reserves the right to make reasonable changes to any of your terms and conditions of employment subject to consultation.

21.2
You will be given not less than one month’s written notice of any changes that may be given by way of an individual notice.  Such changes will be deemed to be accepted unless you notify the Company of any objection in writing before the expiry of the notice period.

22.	PREVIOUS CONTRACTS

The contractual terms in this Statement shall be in substitution for all or any existing contracts of employment entered into between you and the Company which cease to have effect on the date upon which you commence work under this Statement.

23.	WORK PERMITS

It is a condition precedent to your employment with the Company that you are legally entitled to reside and work in the United Kingdom.  You confirm that you are legally entitled to work in the United Kingdom without holding a work permit.  Should it be discovered that you do not have permission to live and work in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate your employment forthwith without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

24.	PRIVACY OF COMMUNICATION

24.1
All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the IT or communications systems of the Company or any Group Company or IT or communication systems on the Company or any Group Company premises (“Company Systems”) will be treated by the Company as work related.  The Company Systems are provided for your work use only.  You agree that the Company or any Group Company may intercept, record and monitor all communications made by you and your use of the Company Systems without further notice.  You should not regard any communications or use as being private.

24.2
The interception, recording and monitoring of communications is intended to protect the Company’s business interests for example, for the purposes of quality control, security of the Company Systems, protection of the Company’s Confidential Information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements.

24.3
You acknowledge and agree that all communications, data, records and files stored on the Company Systems or on the Company’s premises may be used as evidence in disciplinary or legal proceedings against you.

25.	GOVERNING LAW AND JURISDICTION

This Statement is governed by and to be construed in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.

IN WITNESS of which this Statement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed	_________________________________
By [Acquired Company]	Director
in the presence of a witness

Witness’s

Signature:	_________________________________

Full Name:	_________________________________

Address:	_________________________________ _________________________________ _________________________________

EXECUTED as a Deed
by [Name]	_________________________________
in the presence of

Witness’s

Signature:	_________________________________

Full Name:	_________________________________

Address:	_________________________________ _________________________________ _________________________________

EXHIBIT C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of [˜], 2015, is entered into by and among DDC (United Kingdom) Ltd., a company incorporated under the laws of England (“Purchaser”), EMRISE Corporation, a Delaware corporation (“Seller”), and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent” and, together with Purchaser and Seller, each a “Party” and collectively, the “Parties”).  Capitalized terms not otherwise defined herein have the respective meanings given to them in the Purchase Agreement (as defined below).  This Agreement shall become effective only at, and contingent upon, the Closing.

BACKGROUND

A.           On [˜], 2015, Purchaser, Seller and EMRISE Electronics Ltd., a company incorporated under the laws of England (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”).

B.           Pursuant to the Purchase Agreement and as a condition to the consummation of the transactions contemplated thereby, (a) the Indemnity Escrow Account (as defined below) is being established to provide security for the indemnity obligations of Seller set forth in Article 10 of the Purchase Agreement and (b) the Working Capital Escrow Account (as defined below) is being established to provide security for a Shortfall in Closing Working Capital as described in Section 2.04(b)(vi) of the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the Parties hereby agree as follows:

1. Appointment of Escrow Agent.  Purchaser and Seller hereby appoint and designate Wilmington Trust, N.A. as the escrow agent for the purposes set forth in this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and subject to the conditions set forth in this Agreement.  From and after the deposit of the Escrow Funds (as defined below) into the Escrow Accounts (as defined below) as set forth herein, the Escrow Agent will hold and safeguard the Escrow Amounts (as defined below), will treat the Escrow Amounts in accordance with the terms and conditions of this Agreement, and will hold, distribute and dispose of the Escrow Amounts only in accordance with the terms and conditions of this Agreement.

2. Establishment of Escrow Accounts.

(a)           Purchaser has delivered to the Escrow Agent, pursuant to Section 2.02(b)(ii) of the Purchase Agreement, and the Escrow Agent acknowledges receipt of (i) $900,000 (the “Indemnity Escrow Fund”) and (ii) $400,000 (the “Working Capital Escrow Fund” and, together with the Indemnity Escrow Fund, the “Escrow Funds”) in immediately available funds.  The Escrow Agent shall deposit the Indemnity Escrow Fund and the Working Capital Escrow Fund in separate and distinct escrow accounts (the “Indemnity Escrow Account” and the “Working Capital Escrow Account,” respectively, and, collectively, the “Escrow Accounts”) and hold the Indemnity Escrow Account and the Working Capital Escrow Account and any interest or earnings on each respective Escrow Fund (with respect to each such Escrow Fund, the “Earnings”), in the name of the Escrow Agent or in the name of its nominee, in accordance with this Agreement.

(b)           The Indemnity Escrow Fund and Working Capital Escrow Fund shall be invested and reinvested in the M&T Bank Corporate Deposit Account, as fully described in the attached Annex B.  The aggregate amount of the Indemnity Escrow Fund (including any subsequent Earnings thereon) remaining in the Indemnity Escrow Account at any given time is herein referred to as the “Indemnity Escrow Amount.”  The aggregate amount of the Working Capital Escrow Fund (including any subsequent Earnings thereon) remaining in the Working Capital Escrow Account at any given time is herein referred to as the “Working Capital Escrow Amount.”  Collectively, the Indemnity Escrow Amount and the Working Capital Escrow Amount are referred to herein as the “Escrow Amounts.”

(c)           Each of the Indemnity Escrow Amount and the Working Capital Escrow Amount shall be held separately as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party.

3. Distributions of Indemnity Escrow Amount; Expiration Date.  On the date that is twelve months after the date of this Agreement, (the “Expiration Date”), and subject to Purchaser’s right to distributions of the Indemnity Escrow Amount pursuant to Section 7 of this Agreement, any then-remaining portion of the Indemnity Escrow Amount shall be distributed to Seller under the terms set forth in this Agreement and in the Purchase Agreement, within five Business Days; provided, however, that all or any portion of the then-existing Indemnity Escrow Amount equal to the aggregate amount of remaining, unsatisfied, bona fide claims under any Officer’s Claim Certificate properly delivered to Seller and the Escrow Agent in accordance with Section 10.04 of the Purchase Agreement prior to the Expiration Date shall remain in the Indemnity Escrow Account at and after the Expiration Date until the disposition of such amounts is finally determined in accordance with this Agreement.

4. Claims Against Indemnity Escrow Amount.  In the event that:

(a)           Purchaser and Seller deliver to the Escrow Agent a notice or memorandum jointly executed by Purchaser and Seller and specifying that Purchaser or another Indemnitee is entitled to recover funds from the Indemnity Escrow Account in accordance with Section 10.04(d) or 10.04(e) of the Purchase Agreement, or

(b)           (i) Purchaser has delivered an Officer’s Claim Certificate to Seller (with a copy to the Escrow Agent) in accordance with Section 10.04(a) and 10.04(b) of the Purchase Agreement, (ii) Seller has not delivered a Claim Dispute Notice to Purchaser (with a copy to the Escrow Agent) within the 30-day period commencing upon receipt of the Officer’s Claim Certificate by Seller as set forth in Section 10.04(c) of the Purchase Agreement, (iii) Purchaser and Seller have not otherwise provided a notice or memorandum to the Escrow Agent as described in Section 4(a) hereof, and (iv) Purchaser has delivered a notice or memorandum to the Escrow Agent (with a copy to Seller) executed by Purchaser and stating that the events described in subsections “(i)”, “(ii)” and “(iii)” of this Section 4(b) have occurred, then the Escrow Agent shall promptly (and in any event no later than five Business Days after receipt of such notice) deliver to Purchaser from the Escrow Account, by wire transfer of immediately available funds, an amount of cash equal to the amount of funds specified to be released from such account as set forth in such notice or memorandum.

(c)           Pursuant to Section 6 hereof, if the Shortfall (if any), as finally determined pursuant to Section 2.04 of the Purchase Agreement, is greater than the amount in the Working Capital Escrow Fund, then the notice or memorandum jointly executed by Purchaser and Seller delivered to the Escrow Agent pursuant to Section 6 hereof shall include a direction to pay to Purchaser out of the Indemnity Escrow Fund the amount by which the Shortfall is greater than the amount in the Working Capital Escrow Fund; and, upon receipt thereof, the Escrow Agent shall, no later than two Business Days after receipt of such instructions, deliver to Purchaser from the Indemnity Escrow Account, by wire transfer of immediately available funds, an amount of cash equal to the amount of funds specified to be released from such account as set forth in such notice or memorandum.

5. Unresolved Claims Upon the Expiration Date.

(a)           If the aggregate amount set forth in the Officer’s Claim Certificates properly delivered by Purchaser to Seller (with a copy to the Escrow Agent) is equal to or greater than the then-current aggregate Indemnity Escrow Fund, then no portion of the aggregate Indemnity Escrow Amount held in the Indemnity Escrow Account will be delivered or distributed to any Person and shall remain in the Indemnity Escrow Account until the disposition of such amounts is finally determined in accordance with the Purchase Agreement.  If, at any time after the Expiration Date, the aggregate amount of claims set forth in the Officer’s Claim Certificates delivered by Purchaser is less than the then-current Indemnity Escrow Amount, then the portion of the Indemnity Escrow Amount in excess of the aggregate amount of claims set forth in the Officer’s Claim Certificates delivered by Purchaser shall be distributed in accordance with the procedures set forth in Section 3 of this Agreement.

(b)           For purposes of determining at any particular time the portion of the Indemnity Escrow Amount held in the Indemnity Escrow Account that is necessary or sufficient to satisfy and/or provide for all remaining, unsatisfied, bona fide claims set forth in the Officer’s Claim Certificates, Purchaser will be assumed to be entitled to the full amount set forth in the most recent Officer’s Claim Certificates delivered by Purchaser until the disposition of such amount is finally determined in accordance with the Purchase Agreement.

6. Distribution of Working Capital Escrow Fund.  No later than two Business Days after the Escrow Agent’s receipt of a notice or memorandum jointly executed by Purchaser and Seller directing the Escrow Agent to distribute the amount of the Shortfall (if any), as finally determined in accordance with Section 2.04 of the Purchase Agreement, the Escrow Agent shall pay to Purchaser, by wire transfer of immediately available funds, an amount of cash equal to the amount of such Shortfall, as set forth in such a notice or memorandum, and any then-remaining portion of the Working Capital Escrow Amount shall be distributed to Seller by wire transfer of immediately available funds; provided, however, that if the Working Capital Escrow Fund is insufficient to pay the entire Shortfall, then Purchaser shall be entitled to the entire amount of the Working Capital Escrow Fund, and shall additionally be entitled to recover the remaining amount of the Shortfall from the Indemnity Escrow Fund as set forth in Section 4(c) hereof.

7. Tax Treatment and Allocation of Income on Indemnity Escrow Amount.

(a)           The Parties agree that for all U.S. federal and state tax reporting purposes, (i) the Escrow Amounts will be treated as owned by Seller, in all cases to the extent not paid to Purchaser pursuant to this Agreement, and (ii) all interest or other income earned from the investment of the Escrow Amounts in any calendar year (the “Escrow Income”) shall be allocated to and shall be timely reported by the Escrow Agent to Seller on applicable IRS forms in accordance with applicable legal requirements.  Not later than five Business Days after the end of each calendar quarter, upon Seller’s direction, the Escrow Agent shall distribute to Seller from the Indemnity Escrow Fund an amount equal to the product of (a) Escrow Income earned during such calendar quarter and (b) forty percent (40%) (a “Seller Tax Distribution”).  Upon Seller’s direction, the Escrow Agent shall also make a Seller Tax Distribution immediately prior to any distribution of any portion of the Indemnity Escrow Amount to Purchaser with respect to the Escrow Income earned during the period since the last Seller Tax Distribution was made, provided, however, that no duplicate Seller Tax Distributions shall be made with respect to any Escrow Income.

(b)           Prior to the date of the Closing, each of Purchaser and Seller shall use its commercially reasonable efforts to provide the Escrow Agent with certified taxpayer identification numbers by arranging for execution and return of IRS Forms W-9 to the Escrow Agent.  The Parties acknowledge that in the event that the taxpayer identification number of Purchaser or Seller is not certified to the Escrow Agent and an appropriate exemption is not otherwise established, the Escrow Agent may be required to withhold a portion of any interest or other income earned from the investment of the Escrow Amounts or any distribution from the Escrow Amounts to Purchaser or Seller.

8. Termination.  This Agreement shall terminate upon the final distribution of the last remaining portion of the latter of the Escrow Amounts remaining in accordance with this Agreement, provided that Sections 8, 12, 13, 14 and 15 shall survive termination of this Agreement.

9. Exculpatory Provisions.  The Escrow Agent will be obligated only for the performance of such duties as are specifically set forth herein and may rely and will be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties.  Concurrent with the execution of this Agreement, Purchaser and Seller shall deliver to the Escrow Agent authorized signers’ forms in the form of Annex A-1 and Annex A-2 to this Agreement.  The Escrow Agent will not be liable for forgeries or false impersonations.  The Escrow Agent will not be liable for any act done or omitted hereunder as escrow agent except for its gross negligence or willful misconduct .  The Escrow Agent will, in no case or event, be liable for punitive, incidental, special or consequential damages (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

(a)            Any act done or omitted pursuant to the advice or opinion of counsel will be conclusive evidence of the good faith of the Escrow Agent.

(b)           The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties or by any other Person, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of arbitrators.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitrator, the Escrow Agent will not be liable to any of the Parties or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators’ ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c)           The Escrow Agent will not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d)           The Escrow Agent will not be liable for the outlawing of any rights under any statute of limitations with respect to the Purchase Agreement, this Agreement or any documents deposited with the Escrow Agent.

10. Resignation and Removal of the Escrow Agent.  The Escrow Agent may resign as escrow agent hereunder at any time with or without cause by giving at least 30 days’ prior written notice to each of Purchaser and Seller, such resignation to be effective 30 days following the date such notice is given.  In addition, Purchaser and Seller may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument executed by Purchaser and Seller (which may be executed in counterparts) given to the Escrow Agent, which instrument will designate the effective date of such removal, which date will not be less than 30 days from the date of such instrument.  In the event of any such resignation or removal, a successor escrow agent which will be a bank or trust company organized under the laws of the United States of America having (or if such bank or trust company is a member of a bank company, its bank holding company has) a combined capital and surplus of not less than $100,000,000, will be appointed by Purchaser with the approval of Seller, which approval will not be unreasonably withheld, conditioned or delayed.  If Purchaser fails to appoint a successor escrow agent within 15 days after receiving the Escrow Agent’s written notice, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor escrow agent.  Any such successor escrow agent will deliver to Purchaser and Seller a written instrument accepting such appointment, and thereupon it will succeed to all the rights and duties of the escrow agent hereunder and will be entitled to receive possession of the Escrow Funds.

11. Further Instruments.  Purchaser and Seller shall execute and deliver such instruments and other documents as may be required in connection with, and otherwise assist and cooperate with the Escrow Agent in performing its duties under this Agreement.

12. Governing Law; Disputes; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including, without limitation, matters of validity, construction, effect, enforceability, performance and remedies.

(b)           It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Indemnity Escrow Amount  or Working Capital Escrow Amount held by the Escrow Agent hereunder, the Escrow Agent shall not be required to determine the dispute or to take any action regarding it. The Escrow Agent may hold the Indemnity Escrow Amount or Working Capital Escrow Amount, as applicable, and may wait for settlement of any such dispute by final appropriate legal proceedings.  In such event, the Escrow Agent shall not be liable for damages.

(c)           The Parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 15(b) shall be deemed effective service of process on such Party.

(d)           EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT.

13. Escrow Fees and Expenses.  Purchaser and Seller shall each pay one-half of the Escrow Agent’s reasonable compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Annex C (which may be subject to change on an annual basis) and shall each reimburse the Escrow Agent hereunder for one-half all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). The Escrow Agent shall have, and is hereby granted, the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights that have not been paid within 30 days from the date of the invoice in question, from the Escrow Amounts. In the event that the Escrow Agent exercises its right to set off in the immediately preceding sentence, the amount of such set off for which (i) the Purchaser is responsible shall be replenished by Purchaser into the Escrow Funds and (ii) the Seller is responsible shall be replenished by Seller into the Escrow Funds. The terms of this paragraph shall survive termination of this Agreement.

14. Indemnification.  In consideration of the Escrow Agent’s acceptance of this appointment, each of Purchaser and Seller agrees to indemnify and hold harmless the Escrow Agent as to one-half of any liability incurred by it to any Person by reason of its having accepted such appointment or in carrying out the provisions of this Agreement, and to reimburse the Escrow Agent for one-half of all its costs and expenses (including, without limitation, legal counsel fees and expenses in an amount that shall not exceed the cash in the Escrow Funds to which they are entitled) reasonably incurred by reason of any matter as to which an indemnity is paid pursuant to this Section 14; provided, however, that no indemnity need be paid in case of the Escrow Agent’s gross negligence or willful misconduct.

15. Miscellaneous.

(a)           This Agreement may not be amended, changed or modified, except by an agreement in writing executed by Purchaser, Seller and the Escrow Agent.

(b)           All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, one Business Day after having been dispatched by a nationally recognized overnight courier service or when sent via facsimile (with acknowledgement of complete transmission) to the Parties at the following addresses (or at such other address for a Party as is specified by like notice):

(i)	if to Purchaser, to:

Data Device Corporation
105 Wilbur Place
Bohemia, New York 11716
Attention:  Vincent Buffa, President
Facsimilie No.: (631) 563-5204

with a copy (which will not constitute effective notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:  Luke J. Bergstrom
Facsimile No.: (650) 463-2600

(ii)           if to Seller, to:

Emrise Corporation
2530 Meridian Parkway
Durham, NC 27713
Attention:  Carmine T. Oliva
Facsimile No.:  (252) 330-2560

with a copy (which will not constitute effective notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Robert Friedman
Facsimile No.: (212) 451-2222

(iii)           if to the Escrow Agent, to:

Wilmington Trust, N.A.
50 South Sixth Street, Ste. 1290
Minneapolis, MN 55402
Attention: Aaron R. Soper
Facsimile No.:  (612) 217-5651

(c)           The headings and captions contained in this Agreement are for convenience of reference purposes only and shall not be used in the construction or interpretation of this Agreement.

(d)           This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.

(e)           This Agreement and the Purchase Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede (i) all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (ii) any information provided by any Party to any other Party.  This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

(f)           Except as provided in Section 10 with respect to the resignation or removal of the Escrow Agent, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, however, Purchaser may transfer or assign its rights and obligations under this Agreement without the consent of any other Party, in whole or from time to time in part, to one or more of its Affiliates at any time or to any other Person.

(g)           If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h)           To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  Each of Purchaser and Seller agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

(i)           Time is of the essence with respect to the performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser, Seller and the Escrow Agent have executed this Escrow Agreement as of the date first written above.

DDC (UNITED KINGDOM) LTD. By: ___________________________ Name: Title:
EMRISE CORPORATION By: ___________________________ Name: Title:
WILMINGTON TRUST, N.A., as the Escrow Agent By: ___________________________ Name: Title:

Annex A-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Purchaser and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Annex A-1 is attached, on behalf of Purchaser.

Name / Title / Phone Number	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature
______________________________ Phone Number
______________________________ Name ______________________________ Title	_____________________________ Signature

Annex A-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Seller and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Annex A-2 is attached, on behalf of Seller.

Name / Title / Phone Number	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature
______________________________ Phone Number

Annex B

Agency and Custody Account Direction
For Cash Balances
Manufacturers & Traders Trust Company Deposit Accounts

Direction to use the following Manufacturers & Traders Trust Company (also known as M&T Bank) Deposit Account for Cash Balances for the escrow account or accounts (the “Accounts”) established under the Escrow Agreement to which this Annex B is attached.

You are hereby directed to deposit, as indicated below, all cash in the Accounts in the following deposit account of M&T Bank:

 M&T Corporate Deposit Account

Purchaser and Seller acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000.

Escrow Agent understands that Purchaser and Seller may jointly instruct Escrow Agent to change this direction at any time and that it shall continue in effect until revoked or modified by written notice to Escrow Agent.

Annex C

Acceptance Fee:	WAIVED

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agreement execution.

Escrow Agent Administration Fee:	$3,000

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.

Wilmington Trust’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: Two (2)

•	Est. Term: 12 Months

•	Investment in M&T Deposit Products

Out-of-Pocket Expenses:	Billed At Cost

EXHIBIT D

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of _____________, 2015 (the “Effective Date”), by Data Device Corporation, a Delaware corporation (“Service Provider”), and EMRISE Corporation, a Delaware corporation (“Seller”), pursuant to that certain Stock Purchase Agreement by and among Service Provider, EMRISE Electronics Ltd., a company incorporated under the laws of England, and Seller, dated as of ________, 2015 (the “Purchase Agreement”).  Capitalized terms used but not expressly defined in this Agreement have the meanings ascribed to them in the Purchase Agreement.

R E C I T A L S

A.           In further consideration of the Purchase Agreement and related transactions, Seller will require the Service Provider’s assistance with respect to certain operations of Seller’s business following the Closing Date.

B.           The execution and delivery of this Agreement by Seller and the Service Provider is conditional to the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties to this Agreement, the parties agree as follows:

1.           Services to be Performed.

(a)           Services and Level of Services.  During the Term (as defined in Section 3), the Service Provider agrees to use commercially reasonable efforts to provide the services described in Schedule 1 (each, a “Service” and collectively, the “Services”).  During the Term, the parties will use commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.

(b)           New Services.  If Seller wishes to request a new service that is not a Service described in Schedule 1 (a “New Service”), it will submit to the Service Provider a written request for such New Service. The Service Provider will, within ten (10) Business Days of the date of such notice, provide Seller with a written response indicating whether (1) the Service Provider agrees to provide such New Service, and if such is the case, such response will include the pricing and an estimated timeline for implementation of such New Service, or (2) the Service Provider declines, in its sole discretion, to provide the New Service.  Seller acknowledges and agrees that the Service Provider is not obligated to agree to provide any New Service.  If the Service Provider does not provide a response within such ten (10) Business Day-period, such request for New Service shall be deemed rejected.  If Seller accepts the terms offered by the Service Provider for the New Service and provides the Service Provider with written notice of such acceptance, such New Service will be implemented as mutually agreed in writing by the parties, and from the date of such notice and thereafter for the duration of the Term, such New Service will be deemed a “Service” hereunder and will be subject to the terms and conditions applicable of this Agreement.

(c)           Selection of Employees.  The Services shall be provided by the Employees set forth on Schedule 1.  In the event such Employees are no longer available to perform the Services, the Service Provider shall designate, in its reasonable judgment, such other Employees or Persons to perform the Services, subject to the consent of Seller (which consent shall not be unreasonably withheld).  If Seller reasonably determines that such Employees or other Persons are not performing the Services as specified by this Agreement, Seller may provide written notice to the Service Provider with a description of the underlying performance issues.  In such event, the Service Provider agrees to use commercially reasonable efforts to substitute such Employees or other Persons with another Employee or other Person designated by the Service Provider and capable of providing the Services in accordance with this Agreement, subject to the consent of Seller (which consent shall not be unreasonably withheld).  Whenever Service Provider utilizes its Employees to perform the Services, such Persons shall at all times remain subject to the sole direction, control and supervision of Service Provider and not of Seller.  In addition, nothing in this Agreement shall be construed to give rise to an employment relationship between Seller and the Employees of Seller or any other Person performing the Services and Seller shall have no liability to such Employees or Persons for their wages, compensation, fringe benefits, legally required employer contributions or tax obligations by virtue of the relationships established under this Agreement.

(d)           Rights.  Seller represents and warrants that it has all necessary rights and consents to permit Service Provider to undertake the Services, including without limitation any rights and consents necessary for Service Provider to access and use any systems, software, data, or information to which Seller provides access.

2.           Consideration and Payment for Services.

(a)           Invoices; Payment.  For the Services, Seller will pay the Service Provider the fees and costs set forth in Schedule 1.  The Service Provider will invoice Seller for Services promptly following the end of each fiscal month during the Term.  Each invoice will include, to the extent any Service has not been terminated in accordance with this Agreement, the amount and corresponding cost, based on the fees and costs set forth in Schedule 1, of Services rendered during the prior fiscal month.  Seller will pay all amounts set forth in an invoice, that are not reasonably in dispute, not later than thirty (30) days following Seller’s receipt of the invoice.

(b)           Invoice Disputes.  In the event that Seller reasonably disputes the amount of any invoice, Seller will pay the undisputed portion of such invoice and will send to the Service Provider along with such payment a written notice of such dispute.  Within ten (10) Business Days of the Service Provider’s receipt of such notice, and for a period of ten (10) Business Days (or such longer period as mutually agreed by the parties), the Service Provider will, or will cause its Affiliates to, make available to Seller and its representatives, during normal business hours, documentation in the possession of the Service Provider or its Affiliates reasonably necessary to enable Seller to review the invoice, the data on which it was based and the methods by which amounts due were computed or determined.  If, upon completion of such review, the Service Provider and Seller, each acting in good faith, are not in agreement as to the amount of the invoice, a representative from each of Seller and the Service Provider who, in each case, is knowledgeable about the costs or expenses in the applicable invoice, will for a period of thirty (30) days (a “Dispute Resolution Period”) enter into good faith discussions to reach mutual agreement as to the disputed amount of any such invoice.  Seller will not be obligated to pay any disputed invoice amounts during a Dispute Resolution Period and such nonpayment is not a breach or violation of this Agreement.  Service Provider shall continue performing the Services in accordance with this Agreement pending resolution of any disputed invoice.

(c)           All fees set forth in Schedule 1 are exclusive of taxes and shall be paid without deduction or withholding for any tax.  Seller shall pay all taxes, duties and levies imposed by all federal, state, local or other taxing authorities (including any sales, use, excise, and value-added taxes) based on the transactions or payments under this Agreement, other than taxes imposed or based on the Service Provider’s net income arising out of the Service Provider’s receipt of fees pursuant to Section 2(a).

3.           Term and Termination.

(a)           The term (the “Term”) of this Agreement will commence on the Effective Date and continue in effect until the date nine (9) months after the Effective Date, unless sooner terminated pursuant to Section 3(b).

(b)           Notwithstanding anything to the contrary, this Agreement may be terminated, in whole or in part, at any time:

(i)           by the mutual consent of Seller and the Service Provider;

(ii)           by Seller upon at least ten (10) days’ advance written notice to Service Provider that Seller elects to terminate this Agreement effective as of the date set forth in such notice; or

(iii)           by the Service Provider in the event of any material breach or default by Seller of any of Seller’s obligations under this Agreement and the failure of Seller to cure, or to take substantial steps towards the curing of, such breach or default within ten (10) days after receipt of notice from the Service Provider requesting that such breach or default be cured.

In addition, with respect to individual Services, Seller may give at least ten (10) days’ prior notice in writing to the Service Provider at any time to terminate a particular Service and such Service will be terminated ten (10) days after the date of such notice or, if requested by Seller, as of the date set forth in such notice, provided that such date is at least ten (10) days after the date of such notice.  Following any such termination, except for fees and costs related to Services rendered to Seller prior to the date of such termination, Seller will have no further obligation to pay the Service Provider the corresponding costs for any such terminated Services.

(c)           Notwithstanding termination or expiration of this Agreement, Sections 2, 3(c), 4, 5 and 6 shall survive and continue in effect beyond such termination or expiration, in accordance with their respective terms and conditions.

4.           Warranty Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

5.           Limitation of Liability.

EXCEPT WITH RESPECT TO BREACHES OF SECTION 6(K), UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, OR FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, OR INCIDENTAL DAMAGES WHATSOEVER ARISING OUT OF THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT WITH RESPECT TO BREACHES OF SECTION 6(K), IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY EXCEED THE AMOUNTS PAID BY SELLER TO THE SERVICE PROVIDER FOR THE APPLICABLE SERVICE DURING THE TWELVE (12) MONTHS PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE CLAIM.

6.           Miscellaneous.

(a)           Interpretation.  The parties acknowledge that each party and its counsel has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

(b)           Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles.

(c)           Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original instrument, and all of which will constitute one and the same instrument.  Facsimile signatures (including those in PDF format) will be treated as if they were originals.

(d)           Assignments, Successors, and No Third-Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties hereto.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

(e)           Descriptive Headings.  The descriptive headings of this Agreement are for convenience of reference only and do not control or affect the meaning or construction of any provision of this Agreement.

(f)           Severability.  If any term or provision of this Agreement will, in any jurisdiction, be invalid or unenforceable, such term or provision will be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, or affecting any other provision of this Agreement, and a suitable and equitable provision will be substituted for such provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(g)           Non-Waiver.  Except as may be expressly provided in this Agreement or in a writing signed by the parties, the failure of either party to insist in any instance on strict performance of any provision of this Agreement will not be construed as a waiver of any such provision or the relinquishment of any rights thereunder in the future.

(h)           Independent Parties.  The parties acknowledge and agree, that in providing Services hereunder, Service Provider is an independent contractor of Seller.  Nothing contained in this Agreement will be deemed or construed for any purpose to establish, between either of the Service Provider and Seller, a partnership or joint venture, a principal-agent relationship, or any other relationship not specifically stated in this Agreement.

(i)           Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

(j)           Notices.  All notices required or permitted hereunder will be provided in accordance with Section 11.01 of the Purchase Agreement.

(k)           Confidentiality.  As used in this Agreement, “Confidential Information” means all confidential or proprietary information whether written or oral of a party that is disclosed or made available by such party (“Discloser”) to the other party (“Recipient”) in connection with the provision of the Services contemplated hereby.  Confidential Information does not include information that (i) is or subsequently becomes generally available to the public other than as a result of or in connection with a breach of this Section 6(k) or (ii) is lawfully received by a party hereto on a non-confidential basis from a third party that is not bound by an obligation of confidentiality.  From and after the date hereof, except as expressly authorized in writing by Discloser, (x) Recipient will hold in confidence all Confidential Information of the Discloser and will not disclose or otherwise make available any such Confidential Information to any third party, except in confidence to persons having a bona fide actual need to know in furtherance of Recipient’s exercise of its rights and performance of its obligations under this Agreement, and (y) Recipient will not use any Confidential Information of Discloser, except in furtherance of Recipient’s exercise of its rights and performance of its obligations under this Agreement.  If Recipient is compelled to disclose any such information by judicial or administrative process or by other requirements of law, such party shall promptly notify Discloser in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed; provided that such party shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Recipient will take the same degree of care to protect the Confidential Information of Discloser that it uses to protect its own confidential or proprietary information of a similar nature, which will be no less than a reasonable degree of care.  Recipient shall, at the request of Discloser, promptly return or, at Recipient’s option, promptly destroy and certify the destruction of the Confidential Information of Discloser.

(l)           Further Assurances.   Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SERVICE PROVIDER:

Data Device Corporation

By:  ______________________
Name:   ___________________
Its:   ______________________

SELLER:

EMRISE Corporation

By:   ______________________
Name:   ____________________
Its:    ______________________

[Signature page to Transition Services Agreement]

SCHEDULE 1

SERVICES

Description of Services:	Below is a list of Service Provider personnel that may be utilized in connection with the Services, and a summary of expected Services to be provided by each person.
Fees and Costs:
Except to the extent such services are part of other Services to be rendered under this Agreement, the services of shared personnel will be billed hourly at the rates set forth below, which rates include applicable benefits, taxes and other employer related costs.  The rates below don’t include commissions, expenses, travel, lodging, etc., which will be invoiced and payable as incurred.

Employee Name	Description of Services	Burdened Rate	Estimated hours per month (unless otherwise noted)
Glyn Higgins	General Accounting: includes preparation of Seller’s monthly management accounts and other related financial services	£90.00	15
	Post-Closing Support: includes bank reconciliations, separation of accounts, etc.	£90.00	100 hours during the first three months post-Closing
	2015 Year End Support: includes assistance with Seller’s Tax returns, SEC filings, financial statements and 1099 filings		100 hours during the first three months of 2016
Alison Law	Payables & Receivables: assist with payment and/or collection of Seller’s payables and receivables	£46.00	15
Kevin Rose	General Accounting: includes preparation of Seller’s monthly management accounts and other related financial services	£52.00	15
Graham Jefferies	General Business: includes assistance with Seller’s financial statements and SEC filings	£150.00	15
Emma Crabbe	HR & Payroll: assist with payroll and other human resource requirements for employees and independent contractors of Seller	£46.00	7.5
	2015 Year End Support relating to personnel returns (including W2s)	£46.00	30 hours during the first three months of 2016

Exhibit E

[SUBJECT TO CONTRACT]

Dated

XCEL POWER SYSTEMS LIMITED

and

RICHARD WELLER

CONSULTANCY AGREEMENT

London

99 Bishopsgate
London EC2M 3XF
(44) 020 7710 1000 (Tel)
 (44) 020 7374 4460 (Fax)
www.lw.com

THIS AGREEMENT is made on

BETWEEN

(1)	XCEL POWER SYSTEMS LIMITED, a company registered in England with registered number 00575679 and having its registered office at Brunswick Road, Cobbs Wood, Ashford, Kent, TN23 1EB (the “Company”); and

(2)	RICHARD WELLER, residing at 43 Curtiswood, Park Road, Herne, Herne Bay, Kent, CT6 7TZ (the “Consultant”).

BACKGROUND

The Company wishes to benefit from the skills and abilities of the Consultant and the Consultant is an independent contractor who has agreed to provide his services to the Company, as his client upon the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Agreement”	means this contract and the Schedule
“Appointment”	means the engagement of the Consultant under this Agreement, or, as the context requires, the duration of that engagement
“Board”	means the Board of directors of the Company from time to time or any duly authorised committee thereof
“Commencement Date”	means the date of closing of the Proposed Transaction;
“Confidential Information”
means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of:

(a)   employees and their terms of employment;

(b)  customers and potential customers, their requirements and their terms of business with the Group; and

(c)  suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format)

“Group”	means the Company, any presently existing holding company or undertaking of the Company and subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking

“Group Company”	means any company within the Group
“Intellectual Property Rights”
means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered) including all existing and future patents, copyrights, design rights, database rights, trade marks, semi-conductor topography rights, plant varieties rights, internet rights/domain names, know how and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to any Works

“Proposed Transaction”	means the proposed acquisition of Emrise Electronics Limited and its subsidiaries by Data Device Corporation
“Schedule”	means the Schedule annexed
“Services”	means the services, work and other tasks to be provided on the Company’s request by the Consultant to the Company in accordance with this Agreement as described in Clause 3 and the Schedule
“Termination Date”	means the date of termination of the Appointment
“Works”
means any documents, materials, models, designs, drawings, processes, formulae, inventions, computer coding, methodologies know-how, Confidential Information or other work performed, made, created, devised, developed or discovered by the Consultant in the course of the Appointment either alone or with any other person in connection with or relating to the business of the Company or any Group Company or capable of being used or adapted for use therein or in connection therewith.

1.2	Interpretation and construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	any reference to a Clause, the Schedule or Part of the Schedule is to the relevant Clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

(d)
references to this Agreement or to any other document shall be construed as references to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(e)
references to any statute or statutory provision (including any subordinate legislation) includes any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(f)
references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association,  partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(g)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(h)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3	Headings

The table of contents and the headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

2.	TERM

2.1	Duration

(a)
The Appointment shall commence on the Commencement Date (subject to and conditional on the closing of the Proposed Transaction), and shall continue for a fixed period of one year, unless terminated by the Company on giving not less than three months’ prior written notice of termination.  The Appointment may not be terminated by the Consultant during the first year of the Appointment. Following the first anniversary of the Commencement Date, the Appointment may be extended by mutual agreement for a further fixed period of one year. The Appointment may be terminated by mutual agreement. Should the parties not have agreed to an extension beyond the first anniversary of the Commencement Date, the Appointment will come to an end automatically on that date without the need for notice to be served by either party.

(b)
Should the parties agree to an extension beyond the first anniversary of the Commencement Date, the Appointment shall come to an end automatically on the second anniversary of the Commencement Date, unless earlier terminated by either party giving to the other not less than three months’ prior written notice of termination, subject to clause 2.1 (a) above.

(c)	Subject to clause 12.1(c) no fees shall accrue and be payable after the date of termination of the Appointment.

3.	SERVICES

3.1	Provision of Services

(a)
With effect from the Commencement Date, the Consultant shall on request by the Company provide the Services together with such other services as the Company and the Consultant shall from time to time agree including, providing services to any Group Company.  The specific terms of the Services to be provided are set out in Part I of the Schedule and the Services will be provided on the terms and conditions set out in this Agreement.

(b)	The Consultant will, if requested by the Company, provide the Services as follows:

(i)	during the first six months of the Appointment, a target of 2 Business Days per week;

(ii)	during the sixth to twelfth months of the Appointment, a target of 1 Business Day per week;

and thereafter, if applicable, at such times as may be agreed between the parties.

(c)
If the Company requires the Services to be provided on specific days (for example, for attendance at meetings) it will give the Consultant reasonable prior notice of those days.  If the Company requires the Services for a greater amount of time then the Company will make such a request in writing to the Consultant, although the Consultant has no obligation to provide additional services.

(d)
There is no obligation on the Company to require the Consultant to provide any Services.  The Company may at any time and from time to time require that the Consultant cease immediately to provide any or all of the Services.

(e)
The Consultant may engage another person to perform any administrative, clerical or secretarial functions that are reasonably incidental to the provision of the Services provided that the Consultant accepts all liability for the terms of engagement and shall indemnify the Company from and against any employment claims or liability arising from that engagement.

(f)
The Consultant will perform the Services in compliance with all applicable laws, rules and regulations and, in addition, the Consultant will comply with all internal policies and regulations of the Group as are identified to Consultant from time to time in writing.

3.2	Equipment

The Consultant will be responsible for providing any equipment necessary for the provision of the Services.

3.3	Hours and location of work

The Services shall be provided for those hours and at those places necessary for the proper performance of the Services.

4.	FEES

4.1	Fee rate

In consideration of the Consultant providing the Services referred to in Clause 3.1 in accordance with this Agreement, the Company agrees to pay the Consultant a fee at the rate of £650 per day (a day consisting of at least 7 hours) during which the Services are provided exclusive of Value Added Tax (“VAT”) or other sales tax that is chargeable on the Services. It is the Consultant’s responsibility to determine whether VAT or other sales tax is chargeable.

4.2	Payment

The fee shall accrue from day to day (business days only to be included) during each month in which the Services are provided. The Consultant shall issue an invoice at the end of every month detailing the Services supplied (and the hours worked) and the expenses incurred (in terms of Clause 4.3) during that month.  Payment of the fee shall only be made on production of an appropriate invoice (to include VAT where necessary) and the Company will make payment to the Consultant within 10 business days of receipt by it of each invoice.

4.3	Expenses

The Company shall reimburse to the Consultant (against receipts or other appropriate evidence as the Board may require) the amount of all expenses including travel expenses reasonably and properly incurred by him in the proper discharge of the Services.

4.4	Obligation to pay tax

The Consultant shall at all times pay any income tax, National Insurance contributions, VAT and other contributions required by law to be paid by or in respect of him in relation to the provision of the Services, or receipt by him of the fee, or both (including any interest or penalties imposed in respect of such payments).

4.5	Tax indemnity

The Consultant shall indemnify and keep indemnified the Company and each Group Company for all time on demand from and against any and all costs, claims, penalties, liabilities and expenses incurred by the Company and each Group Company in respect of income tax, National Insurance, VAT or other contributions due by the Consultant in relation to the provision of the Services. In the event that the Company receives a demand for income tax, National Insurance or VAT then it will notify the Consultant as soon as reasonably practicable and allow him to challenge it.

4.6	Deductions

Without prejudice to the indemnity in Clause 4.5, if for any reason, the Company or any Group Company shall become liable to pay, or shall pay, any taxes or other payments referred to in Clause 4.4, the Company shall be entitled to deduct from any amounts payable to the Consultant all amounts so paid or required to be paid by or in respect of it or any Group Company in that respect.

5.	NO EMPLOYMENT OR AGENCY

5.1	No employment, agency or partnership

The Consultant warrants and represents to the Company that he is an independent contractor.  Nothing contained in this Agreement shall be construed or have effect as constituting any relationship of employer and employee, employer and worker, partnership or joint venture between the Company or any Group Company and the Consultant, nor shall it constitute the Consultant acting as an agent or a worker of the Company or any Group Company. The Consultant shall not have any right or power whatsoever to contract on behalf of any Group Company or bind any Group Company in any way in relation to third parties and will not hold himself out as having such authority unless specifically authorised to do so.  The Consultant is supplying the Services to the Company and any Group Company as part of the Consultant’s business undertaking.  The Company and any Group Company receiving the Services is/are the Consultant’s clients for these purposes.

6.	INDEMNITY AND INSURANCE

6.1	Consultant’s undertaking

The Consultant acknowledges that the Company will rely upon his skills and judgement in relation to the Services and undertakes that in providing the Services he will exercise all reasonable skill, care and attention in all matters.

6.2	Indemnification of the Company

The Consultant shall indemnify and keep indemnified the Company and each Group Company for all time on demand from any and all direct or indirect damages, loss, costs, claims, liabilities and expenses incurred in respect of the Consultant’s performance (or non-performance) of the Services including in respect of any act, neglect or default of the Consultant or any person authorised by the Consultant to act on his behalf.

7.	OTHER INTERESTS

7.1	Restrictions on other activities and interests

During the Appointment, the Consultant may accept and perform engagements from or be employed by other persons but only insofar as such engagements or employment does not (in the reasonable opinion of the Board) impinge upon his ability to provide the Services and provided that the Consultant shall not accept any employment or engagement which is in any way competitive with any of the businesses of the Company or any Group Company without the prior written consent of the Board.

7.2	Conflicts

The Consultant shall immediately disclose to the Company any conflict of interest that arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultant.

8.	CONFIDENTIAL INFORMATION

8.1	Restrictions on disclosure/use of Confidential Information

The Consultant must not either during the Appointment (except in the proper performance of the Services) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person;

(b)	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any Confidential Information. The Consultant must at all times use his best endeavours to prevent publication or disclosure of any Confidential Information.  These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Consultant.

8.2	Protection of Company documents and materials

All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Consultant or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company or client; and

(b)	shall be handed over by the Consultant to the Company or relevant Group Company or client on demand and in any event on the termination of the Appointment.

9.	INVENTIONS AND OTHER WORKS

9.1	Creation of Works

The Consultant may make or create Works during the Appointment.

9.2	Disclosure and ownership of Works

The Consultant must immediately disclose to the Company all Works and all Intellectual Property Rights.  Both the Works and the Intellectual Property Rights will (subject to sections 39 to 43 of the Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

9.3	Protection, registration and vesting of Works

The Consultant shall immediately on request by the Company (whether during the Appointment or after the Termination Date) and at the expense of the Company:

(a)
apply or join with the Company or any Group Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)
execute all instruments and do all things necessary for vesting all Intellectual Property Rights or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or other person as the Company may nominate; and

(c)
sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Intellectual Property Rights or Protection.

9.4	Waiver of rights by the Consultant

The Consultant hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which he may have in the Works, in whatever part of the world such rights may be enforceable including:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

9.5	Power of attorney

The Consultant hereby irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any such act and to sign all deeds and documents and generally to use his name for the purpose of giving to the Company the full benefit of this Clause.  The Consultant agrees that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

9.6	Statutory rights

Nothing in this Clause 9 shall be construed as restricting the rights of the Consultant or the Company under sections 39 to 43 Patents Act 1977.

10.	OBLIGATIONS OF THE COMPANY

During the Appointment, the Company shall provide the Consultant with access to its offices and the Company’s information, records and other relevant material reasonably required by the Consultant in order to provide the Services.  Further, the Company shall:

(a)	make available reasonable working space and facilities at its offices to enable the Consultant to provide the Services; and

(b)	make available appropriate secretarial personnel to enable the Consultant to provide the Services.

11.	TERMINATION

11.1	Termination events

Notwithstanding the provisions of Clause 2.1, the Company shall be entitled, but not bound, to terminate the Appointment with immediate effect (and without giving any period of notice or pay in lieu of notice) by giving to the Consultant notice in writing at any time after the occurrence of any one or more of the following events:

(a)
if the Consultant commits any material or persistent but non material breach of this Agreement (in the case of a persistent but non material breach, having been given notice in writing of the breach and a reasonable opportunity to rectify the breach), or fails to perform the Services to the standard required by the Company; or

(b)	if the Consultant becomes insolvent or bankrupt or compounds with or grants a trust deed for the benefit of his creditors; or

(c)
if the Consultant’s behaviour (whether or not in breach of this Agreement) can reasonably be regarded as materially prejudicial to the interests of the Company or any Group Company, including if he is found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed); or

(d)	if the Consultant becomes of unsound mind; or

(e)	if the Consultant is unable properly to provide the Services by reason of ill-health, accident or other absence for a period or periods aggregating at least 120 working days in any 12 month period.

12.	RESTRICTIONS AFTER TERMINATION

12.1	Restrictions

(a)
In the course of the Appointment the Consultant will be exposed to Confidential Information and will acquire other proprietary knowledge relating to the Company’s or the Group’s current and planned operations.  Therefore, subject to the terms of Clause 12.1(b) and 12.1(c), the Consultant will not during the period of the Appointment and for the periods set out below after the termination of the Appointment, either directly, or indirectly through any other person, firm or other organisation:

(i)
for a period of 12 months, solicit, entice or induce any person, firm or other organisation which at any time during the last year of the Appointment was a supplier of the Company or any Group Company (and with whom the Consultant was actively involved during that time) to reduce the level of business between the supplier and the Company or the Group Company and the Consultant will not approach any supplier for that purpose or authorise or approve the taking of such actions by any other person;

(ii)
for a period of six months, solicit business which is of the same or similar nature as the business with which the Consultant was involved in the course of the Services during the last 12 months of the Appointment (such business referred to as the “Business”) from any person, firm or other organisation which at any time during that period was a customer or client of the Company or any Group Company (and with whom the Consultant was actively involved during that time) and the Consultant will not approach any client or customer for that purpose or authorise or approve the taking of such actions by any other person.  For the purposes of this restriction, the expression customer or client shall include all persons from whom the Company or any Group Company has received inquiries for the provision of goods or services where such inquiries have not been concluded;

(iii)
for a period of 12 months, employ or engage or otherwise solicit, entice or induce any person who is a senior employee of the Company or any Group Company to become employed or engaged by the Consultant or any other person, firm or other organisation and the Consultant will not approach any such employee for such purpose or authorise or approve the taking of such actions by any other person; and

(iv)	for a period of six months, within the United Kingdom be employed or engaged or otherwise interested in a business which is the same as or similar to the Business.

(b)	The restrictions contained in Clauses 12.1(a) will not apply if:

(i)	the Consultant has received the prior written consent of the Company to his activities; or

(ii)	the Consultant will not be in competition with the Business in carrying out those activities.

(c)
The Company will inform the Consultant on termination of the Appointment if it intends to enforce the restrictions in Clause 12.1(a) against the Consultant. If it does, it will pay the Consultant a fee of £1,300 per month for each month in which the Company intends to enforce the restrictions, subject always to a maximum of twelve months.

12.2	Further undertakings

The Consultant hereby undertakes with the Company that he will not at any time:

(a)
during the Appointment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using the name(s) or incorporating the word(s) “Emrise”, “Xcel”, “Power Systems” and “Pascall”; and

(b)
after the Termination Date represent or otherwise indicate any continuing association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

12.3	Severance

The restrictions in this Clause 12 (on which the Consultant has had the opportunity to take independent advice, as the Consultant hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances.  It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletions as may be necessary to make it or them valid and enforceable.

13.	DATA PROTECTION

By signing this Statement, the Consultant acknowledges and agrees that the Company is permitted to hold and process personal (and sensitive) information and data about the Consultant as part of its personnel and other business records; and may use such information in the course of the Company’s business.  The Consultant agrees that the Company may disclose such information to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any associated company.  This Clause applies to information held, used or disclosed in any medium.

14.	AMENDMENTS, WAIVERS AND REMEDIES

14.1	Amendments

No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties.

14.2	Waivers and remedies cumulative

(a)	The rights of each party under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

(c)	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

15.	ENTIRE AGREEMENT

(a)
This Agreement and the documents referred to in it constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement.

(b)
Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

(c)	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

(d)	Nothing in this clause shall limit or exclude any liability for fraud.

16.	NO OUTSTANDING CLAIMS

The Consultant hereby acknowledges that he has no outstanding claims of any kind as at the date of this Agreement against the Company or any Group Company.

17.	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

18.	NOTICE

18.1	Notices and deemed receipt

Any notice hereunder shall be given by either party to the other either personally to the Consultant, or in the case of the Company its Company Secretary or sent to its registered office for the time being and, in the case of the Consultant, to his address last known to the Company.  Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by facsimile transmission.  Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of email, at the time of transmission;

provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day.  For the purpose of this Clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

19.	THIRD PARTY RIGHTS

Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999. No right of any Party to agree any amendment, variation, waiver or settlement under or arising from or in respect of this Agreement, or to terminate this Agreement, shall be subject to the consent of any person who has rights under this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

20.	ASSIGNMENT

No Party may assign the benefit of its rights under this Agreement, whether absolutely or by way of security, or deal in any way with any interest it has under this Agreement.

21.	GOVERNING LAW AND JURISDICTION

21.1	Governing law

This Agreement shall is governed by and to be construed in accordance with English law.

21.2	Jurisdiction

Each party hereby submits to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

SCHEDULE 1

Part 1 - Services

The Consultant shall provide to the Company and any Group Company services as may be agreed from time to time between the Board and the Consultant, which shall include but not be limited to:

•	Customer sales support

•	Marketing support

•	Business development

•	Support the proposed consolidation of the two existing manufacturing locations into one

 (together the “Services”)

In providing the Services, the Consultant shall:

(a)	diligently perform the Services, including where it is agreed that the Services involve the Consultant providing services to any Group Company or any of their clients;

(b)	use his best endeavours to promote and protect the interests of the Company and any Group Company; and

(c)
keep detailed records of all things done by him in relation to the provision of the Services and keep the Board promptly and fully informed (in writing if so requested) of his actions and conduct of business for the Company and any Group Company.

IN WITNESS of which this Agreement has been executed as a deed on the first date written above.

EXECUTED as a Deed	__________________________________
by XCEL POWER SYSTEMS LTD
acting by ●[Director]	Director

In the presence of:

Witness Signature	__________________________________

Full Name	_________________________________

Address:	__________________________________

__________________________________

__________________________________

EXECUTED as a Deed
by RICHARD WELLER	__________________________________
Director

In the presence of:

Witness Signature	__________________________________

Full Name	_________________________________

Address:	__________________________________

__________________________________

__________________________________

Annex B

PLAN OF LIQUIDATION AND DISSOLUTION
OF
EMRISE CORPORATION

This Plan of Liquidation and Dissolution (this or the “Plan”), is intended to accomplish the complete dissolution and liquidation of EMRISE CORPORATION, a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

1.           Approval and Adoption of this Plan.  The Company’s Board of Directors (the “Board”) has adopted this Plan and resolutions approving this Plan and the taking of actions by the Board to carry out and complete the dissolution and liquidation of the Company, and the Board will present the Plan to the Company’s stockholders to take action on the Plan. If the Plan is adopted by the requisite vote of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company.

2.           Adoption of this Plan by the Company’s Stockholders. This Plan, including the dissolution of the Company and those provisions authorizing the Board, subject to stockholder approval, to proceed with the sale, exchange or other disposition of the Company’s assets and payment, transfer and distribution to the Company’s creditors and stockholders, as appropriate, shall have been approved by the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon at a special or annual meeting of the stockholders of the Company called for such purpose by the Board.  The date of such stockholder approval is referred to in this Plan as the “Approval Date.”

3.           Dissolution and Liquidation Period. Once the Plan is effective, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable:

a.           the filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date upon which the Certificate of Dissolution shall become effective (the “Effective Date”), and the completion of all actions that may be necessary, appropriate or desirable to dissolve the Company;

b.           the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary, appropriate or desirable for liquidation of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

c.           the negotiation and consummation of sales and conversion of all of the assets and properties of the Company, including the Company’s subsidiary, CXR Anderson-Jacobson, a French corporation, and all other tangible assets, intellectual property and other intangible assets, in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and its stockholders, without any further vote or action by the Company’s stockholders, into cash and/or other distribution form, including the assumption by the purchaser or purchasers of any or all liabilities of the Company; and

d.           the taking of all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL, including the (i) payment or making reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; (ii) making such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (iii) making such provision as shall be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution.

Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the foregoing steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law.

In addition, notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 281(b) of the DGCL, and the adoption of the Plan, including stockholder approval, shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including Sections 280 and 281(a) thereof.

4.	Authority of Officers and Directors.

a.           After the Effective Date, the Board and the officers of the Company shall continue in their positions, as necessary, for the purpose of winding up the affairs of the Company as contemplated by Delaware law.  The Board may appoint officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan shall constitute the approval by the Company’s stockholders of the Board’s authorization of the payment of any such compensation.

b.           Adoption of the Plan shall constitute the Company’s stockholders’ grant of full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business, (ii) to proceed with the sale, exchange or other disposition of the Company’s assets and to pay, transfer and distribute the remaining assets and remaining liabilities to the Company’s creditors and stockholders, as appropriate, or otherwise to sell, dispose, convey, transfer and deliver all of the assets and properties of the Company, (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL, (iv) to prepare and give such notices and make such filings under federal and state securities laws and the rules of the OTC Markets Group Inc. trading venue OTCQB as may be required to reflect this Plan, and (v) for the Board to distribute any properties and assets of the Company and all remaining funds pro rata to the stockholders of the Company’s common stock in accordance with the respective number of shares then held of record as of Effective Date.

5.	Conversion of Assets Into Cash and/or Other Distributable Form.

a.           Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (i) collect all sums due or owing to the Company, (ii) sell and convert into cash and/or other distributable form all the assets and properties of the Company, if any, and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 4 above, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan.

b.           Adoption of the Plan, including stockholder approval, shall constitute full and complete authority for the sale, exchange or other disposition of the properties and assets of the Company contemplated by the Plan, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions to one or more buyers, and shall constitute ratification of all such contracts for sale, exchange or other disposition.  The Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its properties and assets in connection with the liquidation, but may do so in its sole discretion.   The Company may invest in such interim assets as determined by the Board in its discretion, pending conversion to cash or other distributable forms.

6.	Professional Fees and Expenses.

a.           It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), the DGCL, contractual arrangements or otherwise.

b.           In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services, including accountants and tax advisors, to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

7.           Indemnification.  The Company shall continue to indemnify and advance expenses to its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate or advisable to cover the Company’s obligations.

8.           Liquidating Distributions.

a.           Liquidating distributions, if any, shall be made from time to time after the filing of the Certificate of Dissolution to the stockholders of record, at the close of business on the Effective Date, pro rata to stockholders of the Company’s common stock in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company).  Liquidating distributions shall be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any.  Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with Section 281 of the DGCL, may determine; provided, however, that the Company shall complete the distribution of all its properties and assets to its stockholders as provided in this Section 8 following the filing of its Certificate of Dissolution with the Secretary of State of the State of Delaware (the “Final Distribution”).

b.           If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries (a “Contingency Reserve”), including (i) tax obligations, (ii) all expenses of the sale of the Company’s property and assets, (iii) the salary, fees and expenses of members of the Board, management and employees, (iv) expenses for the collection and defense of the Company’s property and assets, (v) the expenses described in Section 6 above and (vi) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a Contingency Reserve shall be distributed to the Company’s stockholders no later than the Final Distribution.

c.           As provided below, distributions made pursuant to the Plan shall be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. The adoption of the Plan by stockholder approval shall constitute full and complete authority for the making by the Board of all distributions contemplated in this Section 8(c).

9.           Liquidating Trusts. The Board may but is not required to establish a Liquidating Trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board.  If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The trustees shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash or other distributable form any and all corporate non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

10.           Unallocated Stockholders. Any cash or other property held for distribution to stockholders of the Company who have not been located at the time of the final liquidation distribution shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  Such cash or other property shall thereafter be held by such person(s) solely for the benefit of and ultimate distribution, without interest thereon, to such former stockholder or stockholders entitled to receive such assets, who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property, and thereupon all responsibilities and liabilities of the Company with respect thereto shall be satisfied and exhausted.  In no event shall any of such assets revert to or become the property of the Company.

11.           Amendment, Modification or Abandonment of Plan. If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all actions contemplated thereunder, including the proposed dissolution of the Company, notwithstanding stockholder approval of the Plan, to the extent permitted by the DGCL; provided, however, that the Board shall not abandon the Plan following the filing of the Certificate of Dissolution without first obtaining the approval of the stockholders of record on the date the dissolution became effective. Upon the abandonment of the Plan, the Plan shall be void.

12.           Cancellation of Stock and Stock Certificates.

a.           After known liabilities of the Company have been paid to the full extent possible and the remaining assets of the Company, if any, have been distributed to the stockholders, the stockholders shall surrender any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each stockholder’s status as a stockholder or as a creditor of the Company.

b.           On or after the close of business on the Effective Date, subject to applicable law, (i) each holder of shares of common stock of the Company shall cease to have any rights in respect thereof other than to receive distributions (if any) in accordance with this Plan, and (ii) the Company’s share transfer books shall be closed and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.  As a condition to receipt of any distribution to the Company’s stockholders, the Board, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft, or destruction of such certificates, together with such surety bond or other security or indemnity as may be required and satisfactory to the Board.

13.           Liquidation under Code Sections 331 and 336. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code.  The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of those Sections 331 and 336 and the regulations promulgated thereunder.

14.           Filing of Tax Forms. The officers of the Company are authorized and directed, within thirty (30) days after the Approval Date, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

15.           Defined Term.  In this Plan “including” shall mean “including, without limitation.”

Annex C

HEADWATERS | BD
1225 17th Street, Suite 1725   Tel. 303.572.6000  Fax 303.572.6001
Denver, CO 80202

February 26, 2015

The Board of Directors
EMRISE Corporation
2530 Meridian Parkway
Durham, NC 27713

Dear Board of Directors:

We understand that ILC Industries, Inc. (“ILC”), a subsidiary of Behrman Capital LP (“Behrman”), through an ILC subsidiary, Data Device Corporation, a Delaware corporation, or other ILC subsidiaries to be formed (collectively the “Acquiror”), proposes to enter into a transaction (the “Transaction”) to purchase 100% of the outstanding common shares of Emrise Electronics Ltd., a company incorporated under the laws of England (“EEL”), from Emrise Electronics Corporation, a New Jersey Corporation, which is a wholly owned subsidiary of EMRISE Corporation, a Delaware corporation (the “Company”), which Transaction constitutes substantially all assets of the Company, for an aggregate consideration of $22 million, subject to adjustment as set forth in the Agreement (defined below) (the “Consideration”).

The Board of Directors (the “Board”) of the Company has requested that Headwaters BD, LLC (“Headwaters”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by the Company in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft dated February 19, 2015 of the Stock Purchase Agreement , dated as of , ____________2015 to be entered into by (a) the Company, (b) Acquiror and (c) EEL (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2015 through 2019;

4.
spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;

7.	considered the results of the third-party solicitation process conducted by the Company with respect to a possible sale of the Company; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal, state and foreign statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to the price or range of prices at which Company Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Headwaters’ part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, one or more affiliates of Behrman or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Headwaters and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Behrman, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Headwaters and its affiliates may receive compensation. In addition, Headwaters and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Behrman, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Behrman, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Headwaters and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Behrman, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Headwaters and its affiliates have received and may receive compensation.

Headwaters will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction or the conclusion contained in this Opinion. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-a-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders, Acquiror or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Company in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

Very truly yours,

/s/ Headwaters BD, LLC

HEADWATERS BD, LLC

March 21, 2015

The Board of Directors
EMRISE Corporation
2530 Meridian Parkway
Durham, NC 27713

Dear Board of Directors:

We understand that ILC Industries, Inc. (“ILC”), a subsidiary of Behrman Capital LP (“Behrman”), through an ILC subsidiary, Data Device Corporation, a Delaware corporation, or other ILC subsidiaries to be formed (collectively the “Acquiror”), proposes to enter into a transaction (the “Transaction”) to purchase 100% of the outstanding common shares of Emrise Electronics Ltd., a company incorporated under the laws of England (“EEL”), from Emrise Electronics Corporation, a New Jersey Corporation, which is a wholly owned subsidiary of EMRISE Corporation, a Delaware corporation (the “Company”), which Transaction constitutes substantially all assets of the Company, for an aggregate consideration of $22 million, subject to adjustment as set forth in the Stock Purchase Agreement (the “Consideration”).

The Board of Directors (the “Board”) of the Company requested that Headwaters BD, LLC (“Headwaters”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date thereof, the Consideration to be received by the Company in the Transaction pursuant to the Stock Purchase Agreement (the “Agreement”) was fair to the Company from a financial point of view.  On February 26, 2015, Headwaters indicated to the Board our opinion that, as of the date thereof, the Consideration to be received by the Company in the Transaction pursuant to the Agreement was fair to the Company from a financial point of view.

We understand that the negotiations leading to the Agreement have been concluded and the Board has asked Headwaters to affirm its opinion as of the present date.  Headwaters has spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters and understands that nothing of a material nature has changed.  In addition, Headwaters reviewed the stock prices of the companies in its Selected Public Company Analysis and determined that the closing stock prices of six out of eight companies had declined between February 25, 2015 and March 20, 2015.  These stock price declines would tend to reduce the multiples of revenue and EBITDA at which these companies were trading and therefore be supportive of Headwaters’ opinion as to the fairness of the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Company in the Transaction pursuant to the Agreement continues to be fair to the Company from a financial point of view.

Very truly yours

/s/ Headwaters BD, LLC

HEADWATERS BD, LLC

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL 10, 2015

PROXY
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

EMRISE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carmine T. Oliva and Graham Jefferies (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the stocks that the undersigned is entitled to vote (the “Stocks”) at the special meeting of stockholders (the “Special Meeting”) of EMRISE Corporation (the “Company”), to be held on             at             Eastern Time, and at any adjournments and/or postponements thereof. Such Stocks shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)
▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

EMRISE CORPORTION - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3	Please mark votes as indicated in this example	☒

(1) The Transaction Proposal — to consider and vote upon a proposal to approve the sale of all of the outstanding capital stock of EMRISE Electronics Ltd. (“EEL”), which constitutes our electronic devices business unit, pursuant to that certain Stock Purchase Agreement, dated March 22, 2015, by and among DDC (United Kingdom) Limited, EEL and the Company (the “Transaction Proposal”);
	FOR ☐	AGAINST ☐	ABSTAIN ☐

(2) The Dissolution Proposal — To consider and vote upon a proposal to approve the voluntary dissolution and liquidation of the Company pursuant to a Plan of Dissolution;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Transaction Proposal.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:             , 2015
Signature
Signature (if held jointly)
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST proposals 1 and 2. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2 and 3. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲